UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
John H. Harland Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
Common stock, par value $1.00 per share (“Harland common stock”)
	(2)	Aggregate number of securities to which transaction applies:

28,578,129.54 shares of Harland common stock, consisting of (i) 25,771,894 shares of Harland common stock issued and outstanding as of January 15, 2007 (including 491,104 shares of restricted stock); (ii) 2,743,520 shares of Harland common stock reserved for issuance upon the exercise of options with exercise prices below $52.75 per share; and (iii) 62,715.54 shares of Harland common stock reserved for issuance with respect to outstanding stock equivalent units.

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based upon the sum of (a) 25,771,894 shares of Harland common stock (including restricted common stock) outstanding multiplied by $52.75 per share; (b) 2,743,520 shares of Harland common stock subject to outstanding options with exercise prices below $52.75, multiplied by $22.36 per share (which is the excess of $52.75 over the weighted average exercise price per share); (c) $3,617,725 to be paid upon cancellation of outstanding stock appreciation rights and (d) $3,308,246 to be paid upon conversion of outstanding stock equivalent units into the right to receive cash. In accordance with Section 14(g)(1)(A) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.000107 by the sum of the amounts calculated pursuant to clauses (a), (b), (c) and (d) of the preceding sentence.

	(4)	Proposed maximum aggregate value of transaction:
$1,427,738,486.70
	(5)	Total fee paid:
$152,768.02
☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT, SUBJECT TO COMPLETION

, 2007

Dear Shareholder:

You are cordially invited to attend a special meeting of the shareholders of John H. Harland Company, which will be held at the offices of King & Spalding, 16th Floor, 1180 Peachtree Street, N.E., Atlanta, Georgia, 30309 on                                   ,                              , 2007, beginning at 10:00 a.m., local time.

At the special meeting, we will ask you to consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of December 19, 2006, among M & F Worldwide Corp. (“MFW”), H Acquisition Corp. and John H. Harland Company (“Harland,” “we,” “us,” or “our”), providing for the acquisition of Harland by MFW. If the merger is completed, Harland will become a wholly owned subsidiary of MFW and you will receive $52.75 in cash, without interest and less any applicable withholding taxes, for each share of our common stock that you own and you will cease to have an ownership interest in Harland. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement. You are encouraged to read it in its entirety.

After careful consideration, our board has unanimously adopted and approved the merger agreement and determined that the merger and the merger agreement are advisable and in the best interests of Harland and its shareholders. OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE MERGER AGREEMENT.

The proxy statement attached to this letter provides you with information about the merger and the special meeting. Please read the entire proxy statement carefully. You may also obtain additional information on us from documents we filed with the Securities and Exchange Commission.

Your Vote is Very Important. The merger cannot be completed unless Harland shareholders holding a majority of the outstanding shares entitled to vote at the special meeting of shareholders vote to approve the merger agreement. If you do not vote, it will have the same effect as a vote against the approval of the merger agreement.

Whether or not you plan to attend the special meeting in person, please complete, sign, date and return promptly the enclosed proxy card. If you hold shares through a broker or other nominee, you should follow the procedures provided by your broker or nominee. These actions will not limit your right to vote in person if you wish to attend the special meeting and vote in person.

If you have any questions or need assistance voting your shares, please call Georgeson Shareholder Communications, Inc., which is assisting us, toll-free at (877) 278-4757.

Thank you in advance for your cooperation and continued support.

On behalf of your Board of Directors,

Timothy C. Tuff
Chairman of the Board,
President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated                     , 2007 and is first being
mailed to shareholders on or about                     , 2007.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON                     , 2007

TO THE SHAREHOLDERS OF JOHN H. HARLAND COMPANY:

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of John H. Harland Company will be held at the offices of King & Spalding, 16th Floor, 1180 Peachtree Street, N.E., Atlanta, Georgia, 30309 on                                     ,                              , 2007, beginning at 10:00 a.m., local time, for the following purposes:

1.                Approval of the Merger Agreement with M & F Worldwide Corp.   To consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of December 19, 2006, among M & F Worldwide Corp., H Acquisition Corp. and John H. Harland Company.

2.                Adjournment or Postponement of the Special Meeting.   To consider and vote on a proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement.

3.                Other Matters.   To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Only shareholders of record of our common stock as of the close of business on                   , 2007 will be entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. Holders of Harland common stock are entitled to dissenters’ rights under the Georgia Business Corporation Code in connection with the merger if they meet certain conditions. See “Dissenters’ Rights” on page 58.

Your vote is important, regardless of the number of shares of our common stock you own. The approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote as of the record date. The approval of the proposal to adjourn or postpone the meeting, if necessary or appropriate, to permit further solicitation of proxies requires that the number of votes cast in favor of the proposal exceed the number of votes cast against the proposal. Even if you plan to attend the meeting in person, we request that you complete, sign, date and return the enclosed proxy and thus ensure that your shares will be represented at the meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote “FOR” the approval of the merger agreement, “FOR” the proposal to adjourn or postpone the meeting, if necessary or appropriate, to permit further solicitation of proxies, and in accordance with the discretion of the persons named as proxies on any other matters properly brought before the meeting for a vote.

If you fail to vote by proxy or in person, it will have the same effect as a vote against the approval of the merger agreement, but will not affect the adjournment or postponement, if necessary or appropriate, to permit further solicitation of proxies. If you are a shareholder of record and wish to vote in person at the special meeting, you may withdraw your proxy and vote in person.

Please carefully read the proxy statement and other material concerning our company, the merger and the other proposals enclosed with this notice for a more complete statement regarding the matters to be acted upon at the special meeting.

PLEASE DO NOT SEND ANY STOCK CERTIFICATES AT THIS TIME.

By order of the Board of Directors,
John C. Walters
Senior Vice President and Secretary
, 2007

i

ii

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully, and for a more complete description of the legal terms of the merger, you should carefully read this entire proxy statement, the annexes attached to this proxy statement and the documents to which we refer. The Agreement and Plan of Merger, which we refer to as the merger agreement, dated as of December 19, 2006, among MFW, H Acquisition Corp. and Harland, is attached as Annex A to this proxy statement. We have included page references in parentheses to direct you to the appropriate place in this proxy statement for a more complete description of the topics presented in this summary.

The Parties to the Merger Agreement (Page 15)

Harland, a corporation organized under the laws of the State of Georgia, is a leading provider of printed products and software and related services to the financial institution market, including banks, credit unions, thrifts, brokerage houses and financial software companies. Harland’s printed products operations are conducted through Harland Printed Products, which includes checks operations, direct marketing and analytical services businesses and computer checks and forms businesses. Harland Financial Solutions, Inc., a wholly owned subsidiary, conducts our software operations, which include core processing, retail and lending solutions, as well as maintenance services to financial and other institutions. Scantron Corporation, a wholly owned subsidiary, is a leading provider of data collection and testing and assessment products sold primarily to the educational, financial institution and commercial markets.

MFW, a corporation organized under the laws of the State of Delaware, has two business lines, which are operated by its subsidiaries, Mafco Worldwide and Clarke American. Mafco Worldwide’s business is the production of licorice products for sale to the tobacco, food, pharmaceutical and confectionery industries. Clarke American’s business is providing direct marketing services, customer contact solutions and checks and check-related products and services.  Clarke American’s Checks in the Mail division supplies checks and other financial documents direct to over 3.5 million consumers. Its B2Direct division offers customized business kits and treasury management services to businesses.

H Acquisition Corp., a corporation organized under the laws of the State of Georgia, is a direct wholly owned subsidiary of MFW, formed solely for the purpose of facilitating the merger.

The Merger (Page 16)

You are being asked to vote to approve a merger agreement providing for the acquisition of Harland by MFW. Upon the terms and subject to the conditions contained in the merger agreement, H Acquisition Corp., a wholly owned subsidiary of MFW, will be merged with and into Harland. As a result of the merger, we will cease to be a publicly traded company and will become a wholly owned subsidiary of MFW.

Merger Consideration (Page 43)

Following the completion of the merger, each holder of shares of our common stock outstanding immediately prior to the merger (other than shares owned by us, MFW or H Acquisition Corp. or any subsidiary thereof and other than shares owned by shareholders properly demanding dissenters’ rights) will be entitled to receive $52.75 per share in cash, without interest and less applicable withholding taxes.

Effect on Stock Options, Restricted Stock, Stock Appreciation Rights and Stock Equivalent Units (Page 43)

Each outstanding option to purchase shares of our common stock with an exercise price that is less than the $52.75 per share merger consideration, whether or not then exercisable, will be cancelled and converted into the right to receive a cash payment equal to the excess of $52.75 over the exercise price per share of the option, multiplied by the number of shares subject to the option, without interest and less any applicable withholding tax. Each option with an exercise price equal to or greater than $52.75 per share will be cancelled and no consideration will be paid for such option.

All shares of restricted stock issued and outstanding immediately prior to the effective time of the merger will become fully vested and (other than any such shares owned by shareholders properly demanding dissenters’ rights) will be converted into the right to receive $52.75 per share in cash, without interest and less any applicable withholding tax. Each outstanding stock appreciation right, whether or not then exercisable, will be cancelled and converted into the right to receive a cash payment equal to the excess (if any) of (i) the lesser of the “target price” applicable thereto and $52.75 per share over (ii) the “grant price” applicable thereto, without interest and less any applicable withholding tax. Each stock equivalent unit outstanding immediately prior to the effective time of the merger, all of which are held by our non-employee directors and all of which represent deferred directors’ fees, will cease to represent the right to receive a share of Harland common stock and will instead be converted into the right to receive an amount in cash based on the value of a share of Harland common stock as determined in accordance with the applicable director compensation plan under which the stock equivalent unit was issued.

Conditions to the Merger (Page 45)

We and MFW will not complete the merger unless a number of conditions are satisfied or waived (to the extent permitted), as applicable, including the approval by our shareholders of the merger agreement and the expiration or termination of the waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act.

Effective Time of the Merger (Page 42)

Except as described in the following sentence, the closing of the merger will occur as soon as practicable, but no later than the fifth business day, after the satisfaction or (to the extent permitted by law) waiver of all of the closing conditions provided in the merger agreement, except for those conditions that, by their terms, are to be satisfied at the closing (but subject to the satisfaction or (to the extent permitted by law) waiver of those conditions), or on such other date as Harland and MFW may agree in writing. The parties have agreed, however, that the parties will not be required to close the merger (with or without the satisfaction of closing conditions) prior to (i) the final day of a specified period of time granted to MFW in order to complete its financing (the “Completion Period”) or (ii) an earlier date specified by MFW upon three business days’ notice to us. See “Proposal 1—The Merger Agreement—Conditions to the Merger” beginning on page 45.

On the closing date, the surviving corporation will file a completed, executed and acknowledged certificate of merger with the Secretary of State of the State of Georgia. At that time, or at such later time as may be agreed by the parties in writing and specified in the certificate of merger, the merger will become effective.

Termination of the Merger Agreement (Page 46)

The merger agreement contains provisions addressing the circumstances under which MFW or we may terminate the merger agreement. In addition, the merger agreement provides that, in certain circumstances, we may be required to pay MFW a termination fee of $52.5 million or MFW may be required to pay us a termination fee of $52.5 million and reimbursement for retention bonuses of up to $12 million.

Acquisition Proposals (Page 51)

The merger agreement contains non-solicitation provisions that prohibit us from soliciting or engaging in discussions or negotiations regarding a competing proposal to the merger. There are exceptions to these prohibitions if we receive a superior proposal from a third party under certain circumstances set forth in the merger agreement.

Background of the Merger (Page 16)

For a description of the events leading to the adoption of the merger agreement by our board of directors, you should refer to “Background of the Merger.”

Recommendation of Our Board of Directors (Page 12)

After due discussion and due consideration, our board of directors has unanimously determined that the merger agreement is advisable and in the best interests of Harland and our shareholders. Accordingly, our board of directors unanimously recommends that you vote “FOR” the approval of the merger agreement.

Reasons for the Merger (Page 20)

In making its recommendation that you vote “FOR” the approval of the merger agreement, our board considered a number of factors, including, among other things, the following:

•       the $52.75 per share in cash to be paid as merger consideration represents a significant premium to the recent closing trading price of our common stock;

•       the merger consideration will be paid in cash, which provides certainty and immediate value to our shareholders;

•       the merger is not subject to a financing condition;

•       the financial and other terms of the merger agreement, which, among other things, permit our board of directors, under certain circumstances, to consider unsolicited acquisition proposals and to change its recommendation with respect to the merger;

•       MFW’s obligation to pay us a termination fee under certain circumstances due to a failure to obtain clearance under the HSR Act;

•       the attractiveness of the merger compared to alternatives reasonably available to us; and

•       the financial analyses and written opinion presented by our financial advisor, Goldman, Sachs & Co. (referred to herein as Goldman Sachs) to the effect that, as of December 19, 2006 and based upon and subject to the factors and assumptions set forth therein, the $52.75 in cash per share of our common stock to be received by the holders of the outstanding shares of our common stock pursuant to the merger agreement is fair from a financial point of view to such holders.

Special Meeting; Quorum; Merger Vote (Page 12)

We will hold the special meeting at the offices of King & Spalding, 16th Floor, 1180 Peachtree Street, N.E., Atlanta, Georgia, 30309 on                     ,                     , 2007, beginning at 10:00 a.m., local time. The holders of a majority of the outstanding shares of our common stock, entitled to vote, must be present, either in person or by proxy, to constitute a quorum at the special meeting. The vote required to approve Proposal 1, approval of the merger agreement, is the affirmative vote of the holders of a majority of the shares of our common stock issued and outstanding on the record date for the special meeting. The vote required to approve Proposal 2, approval of the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies, is the affirmative vote of a number of shares greater than the number of votes cast against the proposal.

Opinion of Goldman Sachs (Page 22 and Annex B)

Goldman Sachs delivered its opinion to our board of directors that, as of December 19, 2006 and based upon and subject to the factors and assumptions set forth therein, the $52.75 in cash per share of our common stock to be received by the holders of the outstanding shares of our common stock pursuant to the merger agreement is fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated December 19, 2006, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B and is incorporated in this proxy statement by reference. Our shareholders should read the opinion in its entirety. Goldman Sachs provided its opinion for the information and assistance of our board of directors in connection with its consideration of the transaction contemplated by the merger agreement. The Goldman Sachs opinion is not a recommendation as to how any holder of shares of our common stock should vote with respect to the transaction. Pursuant to an engagement letter between us and Goldman Sachs, we have agreed to pay Goldman Sachs a transaction fee of $12 million, a principal portion of which is payable upon consummation of the transaction.

Material United States Federal Income Tax Consequences of the Merger (Page 39)

For U.S. federal income tax purposes, the merger will be treated as a sale of the shares of our common stock for cash by each of our shareholders. As a result, in general, each shareholder will recognize gain or loss equal to the difference, if any, between the amount of cash received in the merger and such shareholder’s adjusted tax basis in the shares surrendered. Such gain or loss will be capital gain or loss if the shares of common stock surrendered are held as a capital asset in the hands of the shareholder, and will be long-term capital gain or loss if the shares of common stock have a holding period of more than one year at the time of the merger. Shareholders are urged to consult their own tax advisors as to the particular tax consequences to them of the merger.

Interests of Our Directors and Executive Officers in the Merger (Page 30)

Our directors and executive officers may have interests in the merger that are different from, or in addition to, yours, including the following:

•       our executive officers will receive cash consideration for their vested and unvested stock options and shares of restricted stock;

•       our non-employee directors will receive cash consideration for their stock equivalent units under our compensation plans for non-employee directors and the distributions to those non-employee directors who deferred compensation under those plans will be accelerated if the director ceases to be a director within one year after the merger or the applicable plan is terminated;

•       our executive officers are parties to employment agreements, noncompete and termination agreements and/or a supplemental retirement agreement that provide certain severance payments and other benefits if, during a specific time period following the merger, their employment is terminated (including, for some, potential additional payments if the merger occurs in 2008 rather than 2007);

•       certain of our executive officers participate in our deferred compensation plans and the grantor trust that funds those plans will become irrevocable as a result of the merger;

•       our employees (including our executive officers) who remain with us, MFW or any of our or their subsidiaries following the merger will be entitled for a period of 12 months after the merger to compensation and employee benefits (other than equity-based benefits) that, in the aggregate, will be substantially comparable to the employee benefits which they received immediately before the merger, and after that 12-month period, they will be entitled to participate in the employee benefit plans of MFW and its subsidiaries to the same extent as other similarly situated employees of MFW and its subsidiaries;

•       in lieu of equity-based awards, our executive officers may be granted long-term cash incentive bonuses, with a value approximately equal to the value of the equity-based awards that otherwise would have been granted to the executive officer consistent with past practice; and

•       the merger agreement provides for indemnification and liability insurance arrangements for each of our current and former directors and officers.

Our board of directors was aware of these interests and considered them, among other matters, in making its decisions.

Dissenters’ Rights (Page 58 and Annex C)

Pursuant to section 14-2-1302 of the Georgia Business Corporation Code, referred to as the GBCC, our shareholders have the right to dissent from the merger and to receive a cash payment for the judicially determined fair value of their shares of our common stock. The judicially determined fair value under section 14-2-1302 could be greater than, equal to or less than the $52.75 in cash per share that our shareholders are entitled to receive in the merger. Shareholders that wish to exercise their dissenters’ rights must not vote in favor of the approval of the merger agreement and must strictly comply with all of the procedures required by the GBCC.

MFW Financing (Page 55)

MFW, through Clarke American Corp. (its wholly owned subsidiary), has obtained committed financing necessary to consummate the merger.

Regulatory Approvals (Page 40)

The merger is subject to the HSR Act. On                      , 2007, we and MFW each filed the required notification and report forms under the HSR Act with the Antitrust Division of the U.S. Department of Justice, referred to as the DOJ, and the U.S. Federal Trade Commission, referred to as the FTC.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address some commonly asked questions regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as our shareholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement.

Q:             What is the date, time and place of the special meeting?

A:               The special meeting of our shareholders will be held at the offices of King & Spalding, 16th Floor, 1180 Peachtree Street, N.E., Atlanta, Georgia, 30309 on                   ,                   , 2007, beginning at 10:00 a.m., local time.

Q:             Who is soliciting my proxy?

A:               This proxy is being solicited by the board of directors of Harland.

Q:             What am I being asked to vote on?

A:               You are being asked to consider and vote on the following:

•       Proposal 1, approval of the merger agreement;

•       Proposal 2, approval of the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement; and

•       the transaction of any other business that may properly come before the special meeting or any adjournments or postponements of the special meeting.

Q:             What is the proposed transaction?

A:               Once the merger agreement has been adopted by our shareholders and the other closing conditions have been satisfied or waived, we will merge with H Acquisition Corp., and MFW will be our sole shareholder. Each holder of shares of our common stock outstanding immediately prior to the merger (other than shares owned by us, MFW or H Acquisition Corp. or any subsidiary thereof and other than shares owned by shareholders properly demanding dissenters’ rights) will receive $52.75 per share in cash, without interest and less any applicable withholding tax, for each share of our common stock they own.

Q:             How does our board of directors recommend that I vote?

A:               Our board of directors unanimously recommends that you vote:

•       “FOR” Proposal 1, the approval of the merger agreement; and

•       “FOR” Proposal 2, the approval of the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement.

Q:             What vote of our shareholders is required to approve the proposals?

A:               The votes required to adopt the proposals are as follows:

•       Proposal 1, the approval of the merger agreement, requires the affirmative vote of the holders of a majority of the shares of our common stock issued and outstanding on the record date for the special meeting; and

•       Proposal 2, the approval of the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies, requires that the number of votes cast in favor of the proposal exceed the number of votes cast against the proposal.

Q:             Who is entitled to vote at the special meeting?

A:               Only shareholders of record as of the close of business on                     , 2007, the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. You will have one vote at the special meeting for each share of our common stock you owned at the close of business on the record date. On the record date,                       shares of our common stock, held by approximately                     holders of record, were outstanding and entitled to be voted at the special meeting.

Q:             How many shares must be present or represented at the special meeting in order to conduct business?

A:               Holders of a majority of the shares of common stock entitled to vote must be present in person or represented by proxy before we may transact business at the special meeting. This is called a “quorum.” Both abstentions and broker non-votes (which are discussed below) are counted for the purpose of determining the presence of a quorum.

Q:             What do I need to do now? How do I vote?

A:               We urge you to read this proxy statement, including its annexes, carefully, and to consider how the merger affects you. If you are a shareholder of record, then you can ensure that your shares are voted at the special meeting by completing, signing, dating and mailing each proxy card accompanying this proxy statement and returning it in the envelope provided.

Please do NOT send in your stock certificates at this time.

If your shares of our common stock are held in “street name” by your broker, be sure to give your broker instructions on how you want to vote your shares because your broker will not be able to vote on the merger proposal without instructions from you. See the question below “If my broker holds my shares in ‘street name,’ will my broker vote my shares for me?”

Q:             How are votes counted?

A:               For Proposal 1, the approval of the merger agreement, you may vote “FOR,” “AGAINST” or “ABSTAIN.” An abstention will not count as a vote cast on Proposal 1 but will count for the purpose of determining whether a quorum is present. As a result, if you “ABSTAIN” it has the same effect as a vote “AGAINST” the approval of the merger agreement.

For Proposal 2, the approval of the adjournment or postponement of the meeting, if necessary or appropriate, to solicit additional proxies, you may vote “FOR,” “AGAINST” or “ABSTAIN.” An abstention will not count as a vote cast on Proposal 2 but will count for the purpose of determining whether a quorum is present. If you “ABSTAIN” from voting on Proposal 2, it will have no effect on the outcome of the vote.

If you sign and return your proxy but do not indicate how you want to vote, your proxy will be voted “FOR” Proposal 1, approval of the merger agreement, “FOR” Proposal 2, approval of the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies, and, in accordance with the discretion of the persons named as proxies as to any other matters properly brought before the special meeting for a vote.

Q:             If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:               Yes, but only if you provide specific instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Unless you follow the instructions, your shares will not be voted. If your broker does not vote your shares because you fail to provide voting instructions, the effect will be a vote against Proposal 1 because adoption of this Proposal requires the affirmative vote of a majority of the outstanding shares of our common stock. A broker non-vote will not count as a vote cast on Proposal 2 and will not affect the outcome of the vote.

Q:             May I vote in person?

A:               Yes. Shares held in your name as the shareholder of record may be voted in person at the special meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares at the special meeting. Even if you plan to attend the special meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

Q:             What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:               Most of our shareholders hold their shares through a broker, trustee or other nominee (such as a bank) rather than directly in their own name. As summarized below, there are some distinctions between shares owned of record and those owned beneficially.

•       Shareholder of Record.   If your shares are registered directly in your name with our transfer agent,Wells Fargo Bank, N.A., you are considered to be the shareholder of record with respect to those shares and these proxy materials are being sent directly to you. As the shareholder of record, you have the right to grant your proxy directly to us or to vote in person at the special meeting. We have enclosed a proxy card for you to use.

•       Beneficial Owner.   If your shares are held in a brokerage account, by a trustee or by another nominee (such as a bank), you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and are also invited to attend the special meeting.

Since a beneficial owner is not the shareholder of record, you may not vote your shares in person at the special meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee to vote your shares.

Q:             May I attend the special meeting?

A:               You are entitled to attend the special meeting only if you were a shareholder as of the close of business on the record date or if you hold a valid proxy for the special meeting. You should be prepared to present photo identification for admittance. If you are a shareholder of record your name will be verified against the list of shareholders of record on the record date prior to your being admitted to the special meeting. If you are not a shareholder of record but hold shares in “street name” through a broker, trustee or other nominee, you should provide proof of beneficial ownership on the record date, such as your most recent account statement prior to               , 2007, a copy of the voting instruction card provided to you by your broker, trustee or nominee, or other similar evidence of ownership. If you do not provide photo identification or comply with the procedures outlined above, you will not be admitted to the special meeting.

The meeting will begin promptly at 10:00 a.m. local time. Check-in will begin at 9:00 a.m., local time, and you should allow ample time for the check-in procedures.

Q:             When should I return my proxy card?

A:               You should return your proxy card as soon as possible so that your shares will be voted at the special meeting.

Q:             May I change my vote after I have mailed my signed proxy card?

A:               Yes. You may change your vote at any time before the shares of our common stock reflected on your proxy card are voted at the special meeting. If your shares are registered in your name, you can do this in one of three ways:

•       first, you can deliver to our Secretary a written notice (dated later than the date of your proxy card) stating that you would like to revoke your proxy;

•       second, you can complete, execute and deliver to our Secretary a new, later-dated proxy card for the same shares, provided the new proxy card is received before the polls close at the special meeting; or

•       third, you can attend the meeting and vote in person.

Any written notice of revocation should be delivered to our Secretary at or before the taking of the vote at the special meeting. Revocation of your proxy without any further action will mean your shares will not be voted at the special meeting or counted toward satisfying the quorum requirements. Your attendance at the special meeting will not revoke your proxy unless you specifically request to vote at the special meeting.

If you have instructed your broker to vote your shares, you must follow directions received from your broker to change your vote. You cannot vote shares held in “street name” by returning a proxy card directly to us or by voting in person at the special meeting, unless you obtain a legal proxy from your bank or broker.

Q:             Should I send in my stock certificate(s) now?

A:               No. After the merger is completed, you will receive written instructions, including a letter of transmittal, for exchanging your shares of our common stock for the merger consideration of $52.75 per share in cash, without interest and less any applicable withholding tax.

Q:             Who will bear the cost of the solicitation?

A:               The expense of soliciting proxies in the enclosed form will be borne by Harland. We have retained Georgeson Shareholder Communications, Inc., a proxy solicitation firm, to aid in the solicitation of proxies for the special meeting at a cost of approximately $20,000 plus reimbursement of out-of-pocket fees and expenses. We will deduct these fees and expenses from a retainer previously paid by us to Georgeson Shareholder Communications, Inc. In addition, we may reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by certain of our directors, officers and employees, personally or by telephone, facsimile or other means of communication. No additional compensation will be paid for such services.

Q:             What does it mean if I receive more than one proxy card?

A:               You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q:             How can I obtain a separate set of voting materials?

A:               If you share an address with another shareholder, you may receive only one set of proxy materials, unless you have provided contrary instructions. However, each shareholder will receive his or her own proxy card. If you wish to receive a separate set of proxy materials, please call Georgeson Shareholder Communications, Inc. at (877) 278-4757, toll-free, or send a written request to Georgeson Shareholder Communications, Inc., 17 State Street, New York, NY 10004, to request a separate copy of these materials. You will be provided with a separate copy of the materials, free of charge, if you request them. In addition, shareholders who share a single address but receive multiple copies of the proxy materials may request that in the future they receive a single copy by contacting Georgeson Shareholder Communications, Inc. at the address and phone number set forth above.

Q:             What happens if I sell my shares before the special meeting?

A:               The record date of the special meeting is earlier than the special meeting and the date that the merger is expected to be completed. If you transfer your shares of our common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive $52.75 per share in cash to be received by our shareholders in the merger. In order to receive the $52.75 per share, you must hold your shares through completion of the merger.

Q:             When do you expect the merger to be completed?

A:               We are working toward completing the merger as quickly as possible, but we cannot predict the exact timing. Except as described in the following sentence, the closing of the merger will occur as soon as practicable, but no later than the fifth business day, after the satisfaction or (to the extent permitted by law) waiver of all of the closing conditions provided in the merger agreement, except for those conditions that, by their terms, are to be satisfied at the closing (but subject to the satisfaction or (to the extent permitted by law) waiver of those conditions), or on such other date as Harland and MFW may agree in writing. The parties have agreed, however, that the parties will not be required to close the merger (with or without the satisfaction of closing conditions) prior to (i) the final day of the Completion Period or (ii) an earlier date specified by MFW upon three business days’ notice to us. See “Proposal 1—The Merger Agreement—Conditions to the Merger” beginning on page 45.

On the closing date, the surviving corporation will file a completed, executed and acknowledged certificate of merger with the Secretary of State of the State of Georgia. At that time, or at such later time as may be agreed by the parties in writing and specified in the certificate of merger, the merger will become effective.

Q:             When will I receive the cash consideration for my shares?

A:               After the merger is completed, you will receive written instructions, including a letter of transmittal, that explain how to exchange your shares for the cash consideration to be paid in the merger. When you properly complete and return the required documentation described in the written instructions, you will receive from the paying agent a payment of the cash consideration for your shares. If you are the beneficial owner of shares of our common stock that are held in “street name”, the broker, trustee or other nominee (such as a bank) that holds the shares for you will complete the letter of transmittal with respect to your shares. The cash consideration to be paid in the merger with respect to such shares will be credited to your account with such broker, trustee or other nominee promptly following the closing of the merger.

Q:             Am I entitled to exercise dissenters’ rights instead of receiving the merger consideration for my shares?

A:               Yes. As a holder of our common stock, you are entitled to dissenters’ rights under the GBCC in connection with the merger if you meet certain conditions, which conditions are described in this proxy statement under the caption “Dissenters’ Rights” on page 58. The judicially determined fair value of your shares could be greater than, equal to or less than the $52.75 in cash per share that our shareholders are entitled to receive in the merger.

Q:             Who can help answer my other questions?

A:               If you have additional questions about the special meeting or the merger, including the procedures for voting your shares, or if you would like additional copies, without charge, of this proxy statement, you should contact our proxy solicitation agent, Georgeson Shareholder Communications, Inc. at (877) 278-4757 toll-free. If your broker holds your shares, you may also call your broker for additional information.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements about our plans, objectives, expectations and intentions. Forward-looking statements include information concerning possible or assumed future results of operations of our company, the expected completion and timing of the merger and other information relating to the merger. Generally these forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “expect,” “may,” “should,” “plan,” “intend,” “project” and similar expressions. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information, and may involve known and unknown risks over which we have no control. Those risks include, without limitation:

•       the satisfaction of the conditions to consummation of the merger, including the approval of the merger agreement by our shareholders and obtaining regulatory approval under the HSR Act;

•       the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including a termination under circumstances that could require us to pay a $52.5 million termination fee to MFW;

•       the amount of the costs, fees, expenses and charges related to the merger;

•       the effect of the announcement of the merger on our customer and vendor relationships, operating results and business generally, including our ability to retain key employees;

•       the risk that the merger may not be completed in a timely manner or at all, which may adversely affect our business and the price of a share of our common stock;

•       the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the merger agreement;

•       increases in operating costs resulting from the expenses related to the proposed merger;

•       our inability to retain and, if necessary, attract key employees, particularly in light of the proposed merger;

•       the risk that we may be subject to litigation in connection with the proposed merger;

•       risks related to diverting management’s attention from ongoing business operations; and

•       other risks detailed in our current filings with the SEC, including “Item 1A. Risk Factors” in our Annual Report on Form 10-K for our fiscal year ended December 31, 2005. See “Where You Can Find More Information” on page 63.

We believe that the assumptions on which our forward-looking statements are based are reasonable. However, we cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Forward-looking statements speak only as of the date of this proxy statement or the date of any document incorporated by reference in this document. Except as required by applicable law or regulation, we do not undertake to release the results of any revisions of these forward-looking statements to reflect future events or circumstances.

THE SPECIAL MEETING OF SHAREHOLDERS

This proxy statement is furnished in connection with the solicitation of proxies in connection with a special meeting of our shareholders.

Date, Time and Place

We will hold the special meeting at the offices of King & Spalding, 16th Floor, 1180 Peachtree Street, N.E., Atlanta, Georgia, 30309 on                    ,                    , 2007, beginning at 10:00 a.m., local time.

Purpose of the Special Meeting

At the special meeting, we will ask you to (1) approve the merger agreement and (2) approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement. In addition, you will be asked to transact any other business that is properly brought before the special meeting. We are not aware of any additional business that may come before the special meeting.

Recommendation of Our Board of Directors

Our board of directors unanimously (1) approved and adopted the merger agreement and approved the merger and the transactions contemplated by the merger agreement and (2) determined that the merger is advisable and in the best interests of our shareholders. Accordingly, our board of directors unanimously recommends that you vote “FOR” approval of the merger agreement and “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement.

Record Date; Stock Entitled To Vote; Quorum

Only holders of record of our common stock at the close of business on                , 2007, the record date, are entitled to notice of and to vote at the special meeting. On the record date,                   shares of our common stock were issued and outstanding and held by approximately                    holders of record. Each holder of record of our common stock will be entitled to one vote per share at the special meeting on the proposal to approve the merger agreement, the proposal to adjourn or postpone the special meeting, if necessary or appropriate, and any other business that may come before the special meeting.

The holders of a majority of the outstanding shares of our common stock entitled to vote must be present, either in person or by proxy, to constitute a quorum at the special meeting. We will count abstentions, either in person or by proxy, and broker non-votes (discussed below) for the purpose of establishing a quorum. If a quorum is not present at the special meeting, the holders of a majority of the common stock represented at the special meeting may adjourn the meeting to solicit additional proxies. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. A broker non-vote will be a vote against Proposal 1 because approval of Proposal 1 requires the affirmative vote of the shares representing a majority of our issued and outstanding shares of common stock on the record date. A broker non-vote will not count as a vote cast on Proposal 2 and will not affect the outcome of the vote.

Vote Required

The approval of the merger agreement (Proposal 1) requires the affirmative vote of the shares representing a majority of the outstanding shares entitled to vote on the merger agreement at the special meeting. If you abstain from voting, either in person or by proxy, or do not instruct your broker or other nominee how to vote your shares, it will effectively count as a vote against the approval of the merger agreement. The affirmative vote of a number of shares greater than the number of shares voted against the proposal is required for approval of the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement (Proposal 2).

Voting of Proxies

To vote your shares, you should mark, sign, date and return the enclosed proxy in the enclosed postage-paid envelope. Voting your proxy does not limit your right to vote in person should you decide to attend the special meeting. If your shares are held in the name of a bank, broker or other nominee, you will be provided voting instructions from the nominee and, in order to vote at the special meeting, you must obtain a legal proxy, executed in your name, from the nominee.

If you return your proxy card and it is completed, signed and dated, your shares will be voted at the special meeting in accordance with your instructions. If you return your proxy card and it is unsigned, then your vote cannot be counted. If you return your proxy card and it is signed and dated, but you do not fill out the voting instructions on the proxy card, the shares represented by your proxy will be voted “FOR” the approval of the merger agreement, “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement and the merger and in accordance with the discretion of the persons named as proxies on any other matters properly brought before the special meeting for a vote.

Shareholders who hold their shares of our common stock in “street name,” meaning in the name of a bank, broker or other nominee who is the record holder, should follow the directions provided by their bank, broker or other nominee regarding how to instruct such entity to vote their shares.

We do not expect that any matter other than the matters discussed in this proxy statement will be brought before the special meeting. If, however, any other matters are properly presented, the persons named as proxies will vote in accordance with their judgment as to matters that they believe to be in the best interests of our shareholders.

DO NOT SEND YOUR STOCK CERTIFICATES WITH YOUR PROXY. A LETTER OF TRANSMITTAL WITH INSTRUCTIONS FOR THE SURRENDER OF YOUR STOCK CERTIFICATES WILL BE MAILED TO YOU AS SOON AS PRACTICABLE AFTER COMPLETION OF THE MERGER.

Revocability of Proxies

If you hold your shares in your name, you have the unconditional right to revoke your proxy at any time prior to its exercise by employing any of the following three methods:

•       first, you can deliver to our Secretary, at our principal executive offices located at 2939 Miller Road, Decatur, Georgia 30035, a written notice (dated later than the date of your proxy card) stating that you would like to revoke your proxy;

•       second, you can complete, execute and deliver to our Secretary a new, later-dated proxy card for the same shares, provided the new proxy card is received before the polls close at the special meeting; or

•       third, you can attend the special meeting and vote in person.

Any written notice of revocation should be delivered to our Secretary at or before the taking of the vote at the special meeting. Revocation of your proxy, without any further action, will mean your shares will not be voted at the special meeting or counted towards satisfying the quorum requirements. Your attendance at the special meeting will not revoke your proxy unless you specifically request to vote at the special meeting.

If you have instructed your broker to vote your shares, you must follow directions received from your broker to change your vote. You cannot vote shares held in “street name” by returning a proxy card directly to us or by voting in person at the special meeting, unless you obtain a legal proxy from your bank or broker.

Solicitation of Proxies

The board of directors of Harland is soliciting your proxy. In addition to the solicitation of proxies by use of the mail, officers and other employees of Harland may solicit the return of proxies by personal interview, telephone, e-mail or facsimile. We will not pay additional compensation to our officers and employees for their solicitation efforts, but we will reimburse them for any out-of-pocket expenses they incur in their solicitation efforts. We will request that brokerage houses and other custodians, nominees and fiduciaries forward solicitation materials to the beneficial owners of stock registered in their names. We will bear all costs of preparing, assembling, printing and mailing the notice of special meeting, this proxy statement, the enclosed proxy and any additional materials, as well as the cost of forwarding solicitation materials to the beneficial owners of stock and all other costs of solicitation.

We have retained Georgeson Shareholder Communications, Inc. to aid in the solicitation of proxies for the special meeting. Georgeson Shareholder Communications, Inc. will receive a base fee of $20,000 plus reimbursement of out-of-pocket fees and expenses. We will deduct these fees and expenses from a retainer previously paid by us to Georgeson Shareholder Communications, Inc.

Assistance

Shareholders who have questions regarding the materials, need assistance voting their shares or require additional copies of the proxy statement or proxy card, should contact or call (toll-free):

Georgeson Shareholder Communications, Inc.
17 State Street
New York, NY 10004
(877) 278-4757

Other Business

We are not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement. Under the GBCC, business transacted at the special meeting is limited to matters specifically designated in the notice of special meeting, which is provided at the beginning of this proxy statement. If other matters do properly come before the special meeting, we intend that shares of our common stock represented by properly submitted proxies will be voted by the persons named as proxies on the proxy card in accordance with their discretion.

In addition, the grant of a proxy will confer discretionary authority on the persons named as proxies on the proxy card to vote in accordance with their best judgment on procedural matters incident to the conduct of the special meeting. Any adjournment or postponement may be made without notice by an announcement made at the special meeting. If the persons named as proxies on the proxy card are asked to vote for one or more adjournments or postponements of the meeting for matters incidental to the conduct of the meeting, such persons will have the authority to vote in their discretion on such matters. However, if the persons named as proxies on the proxy card are asked to vote for one or more adjournments or postponements of the meeting to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to approve the merger agreement, they will only have the authority to vote on such matter as instructed by you or your proxy or, if no instructions are provided, in favor of such adjournment or postponement. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow our shareholders who have already granted their proxies to revoke them at any time prior to their use.

THE PARTIES TO THE MERGER AGREEMENT

Harland, a corporation organized under the laws of the State of Georgia, is a leading provider of printed products and software and related services to the financial institution market, including banks, credit unions, thrifts, brokerage houses and financial software companies. Harland’s printed products operations are conducted through Harland Printed Products, which includes checks operations, direct marketing and analytical services businesses and computer checks and forms businesses. Harland Financial Solutions, Inc., a wholly owned subsidiary, conducts our software operations, which include core processing, retail and lending solutions, as well as maintenance services to financial and other institutions. Scantron Corporation, a wholly owned subsidiary, is a leading provider of data collection and testing and assessment products sold primarily to the educational, financial institution and commercial markets. Harland was incorporated in 1923. Harland’s principal executive offices are located at 2939 Miller Road, Decatur, Georgia 30035, and its telephone number at that address is (770) 981-9460.

MFW, a corporation organized under the laws of the State of Delaware, has two business lines, which are operated by its subsidiaries, Mafco Worldwide and Clarke American. Mafco Worldwide’s business is the production of licorice products for sale to the tobacco, food, pharmaceutical and confectionery industries. Clarke American’s business is providing direct marketing services, customer contact solutions and checks and check-related products and services. Clarke American’s Checks in the Mail division supplies checks and other financial documents direct to over 3.5 million consumers. Its B2Direct division offers customized business kits and treasury management services to businesses. MFW was incorporated in 1988. MFW’s corporate headquarters are located at 35 East 62nd Street, New York, New York 10021, and its telephone number at that address is (212) 572-8600.

H Acquisition Corp., a corporation organized under the laws of the State of Georgia, is a direct wholly owned subsidiary of MFW, formed solely for the purpose of facilitating the merger.

THE MERGER

Background of the Merger

Our board of directors regularly considers various strategic alternatives and opportunities to increase shareholder value. The board’s strategic review process includes an annual strategic planning meeting dedicated to the discussion and consideration of strategic alternatives for our company. The board receives input with respect to strategic alternatives and opportunities from both management and financial advisors. In recent years, our board has considered a variety of strategic alternatives, including:

•       continued execution of our strategic operating plan;

•       a sale of the company;

•       acquisitions;

•       a leveraged buyout with a private equity firm;

•       a leveraged recapitalization accompanied by a significant stock repurchase; and

•       a variety of possibilities relating to one or more of our businesses, including spinoffs, leveraged buyouts and strategic sales.

In March, 2006, Mr. Timothy Tuff, our Chairman, President and Chief Executive Officer, was advised by representatives of Goldman Sachs, the financial advisor to Harland, that such firm had been approached by MFW about a possible business combination with us. MFW is the parent company of Clarke American, which is also in the printed check products business. In response to the inquiry, we signed a mutual nondisclosure agreement with Clarke American on March 20, 2006, to govern the companies’ confidentiality obligations in connection with any exchange of information in contemplation of discussions regarding a possible transaction involving Clarke American and us.

Following the execution of that agreement, on April 11, 2006, Mr. Tuff, Mr. Charles Carden, our Chief Financial Officer, Mr. John Walters, our General Counsel at that time, and a representative of each of King & Spalding and Goldman Sachs met with representatives of MFW, including Mr. Ronald O. Perelman, a member of the board of directors of MFW and the sole shareholder of MacAndrews & Forbes Holdings Inc., the beneficial owner of approximately 37% of the outstanding common stock of MFW, Mr. Barry F. Schwartz, Executive Vice President and General Counsel of MFW, and Mr. Samuel L. Katz, a senior executive of MacAndrews & Forbes, at the offices of King & Spalding in Atlanta, Georgia to discuss the possibility of a business combination. During this meeting, the parties discussed, among other things, the potential operating synergies that could be achieved by combining our printed products business with Clarke American.

On April 18, 2006, Mr. Perelman telephoned Mr. Tuff and proposed continuing discussions regarding an acquisition of us by MFW, with a discussion of the consideration MFW would be prepared to offer to follow subsequently. On April 21, 2006, Mr. Perelman telephoned Mr. Tuff and said that MFW would be prepared to offer consideration in the range of $45 to $50 per share of our common stock, subject to MFW’s better understanding of the estimated amount of operating synergies that could be achieved by combining our printed products business with Clarke American.

At a regularly scheduled board meeting on April 27, 2006, members of our senior management discussed with our board MFW’s expressed interest in a possible business combination. Our board reviewed our existing strategic plan, discussed with management our recent performance and outlook, and discussed with management and counsel the regulatory approval process relating to such a transaction. After consideration of all relevant factors, including the viability of our operating strategy, our board determined that the range of prices being discussed was not sufficient to justify further discussions with MFW at that time.

On May 4, 2006 and May 16, 2006, Mr. Tuff and Mr. Perelman discussed by telephone our board’s decision not to continue further discussions regarding an acquisition at that time and MFW’s continuing interest in acquiring us.

On August 17, 2006, Mr. Tuff received a letter from Mr. Perelman on behalf of MFW stating that MFW remained interested in acquiring us and that MFW desired to resume discussions. Mr. Tuff informed Mr. Perelman by telephone on August 28, 2006, that Mr. Tuff would advise our board of MFW’s continued interest and that the matter would be considered during our board’s upcoming regularly scheduled meeting to discuss our strategic plan.

During late summer and early fall of 2006, our senior management engaged in discussions with the senior management of two other companies regarding potential strategic business combination transactions. The discussions did not advance beyond the preliminary stages. Also during this period, we received expressions of interest regarding going-private transactions from two private equity firms. Our senior management made presentations regarding our operations and financial affairs to these firms. The discussions with the private equity firms were discontinued when the firms concluded that a going-private transaction was not feasible at our current level of valuation.

On September 25, 2006, our board met in person at a regularly scheduled meeting to discuss the company’s overall strategic plan. During the meeting, Goldman Sachs made a presentation regarding strategic alternatives to us. Our board concluded, based on its discussions at the meeting and the information presented to it, that we should remain an independent company and should continue to pursue our strategic plan.

On October 6, 2006, Mr. Tuff received a telephone call from representatives of Goldman Sachs who told Mr. Tuff that representatives of MFW had again contacted them about the possibility of acquiring us. The representatives of Goldman Sachs informed Mr. Tuff that, among other things, the MFW representatives had raised with them the possibility that MFW would be prepared to pay a “reverse break up” fee to us if a transaction was not able to be consummated for regulatory reasons.

On October 12, 2006, Mr. Tuff received a letter from Mr. Perelman, on behalf of MFW, in furtherance of recent discussions regarding the possibility of an acquisition. In the letter, Mr. Perelman, on behalf of MFW, proposed a price of $50 per share for our common stock. In addition, Mr. Perelman indicated that MFW would be willing to pay Harland an appropriate fee if ultimately the transaction was not able to be consummated for regulatory reasons, and would support Harland providing retention bonuses to its personnel for continued service through the consummation of any transaction.

On October 23, 2006, Mr. Tuff discussed Mr. Perelman’s letter with our board during a telephonic meeting. King & Spalding discussed with our board its fiduciary duties and regulatory considerations relating to any proposed transaction. King & Spalding and Cravath, Swaine & Moore LLP (referred to as Cravath), discussed with the board various aspects of the proposal. Goldman Sachs made a presentation regarding strategic alternatives available to us, and summarized the recent discussions with MFW. Representatives of Goldman Sachs noted, among other things, that MFW stated that they considered the rationale for the proposed business combination to be compelling. Representatives of Goldman Sachs, King & Spalding and Cravath discussed with our board various matters relating to the MFW proposal and potential responses. Our board determined that Mr. Tuff should respond to Mr. Perelman with the message that MFW’s proposed price was inadequate and that we would be prepared to entertain discussions only if the board’s concerns about the regulatory aspects of a transaction were addressed. The board also authorized King & Spalding and Mr. Philip Theodore, our General Counsel, to engage in a discussion with MFW’s counsel to assess the regulatory issues associated with any possible transaction.

On October 25, 2006, Mr. Tuff sent a written response to MFW stating that the unanimous view of our board was that the consideration proposed by MFW was inadequate and our board was prepared to engage in discussions with MFW only if it could be assured that any transaction would be highly likely to receive regulatory clearance. Mr. Tuff’s letter to MFW also stated that we would be prepared to conduct discussions with MFW’s counsel regarding the regulatory review that would apply to any transaction.

On October 27, 2006, King & Spalding and Mr. Theodore met with attorneys from Skadden, Arps, Slate, Meagher & Flom LLP (referred to as Skadden, Arps), counsel to MFW, and Mr. Schwartz to discuss competition-related issues in connection with any business combination.

On November 1, 2006, our board of directors met telephonically to receive an update regarding the October 27 meeting. Mr. Theodore and a representative of King & Spalding summarized the October 27 meeting with MFW’s counsel. Representatives of Goldman Sachs summarized their conversations with MFW since the October 25 letter. The board and its advisors discussed various matters relating to the MFW proposal and potential responses to it. Goldman Sachs also made a presentation regarding strategic alternatives available to us.

Our board concluded that the alternatives either were not feasible or would not deliver to our shareholders value in excess of the consideration proposed by MFW. Our board also considered the risk that a transaction with MFW would not obtain regulatory approval and the damages that our business might suffer as a result of the failure of a transaction with MFW to obtain regulatory approval. The board concluded that:

•       it would be difficult to quantify the damages that our business might incur if a transaction with MFW did not obtain regulatory approval;

•       when considered in light of the risk that regulatory approval would not be obtained, the consideration proposed by MFW was inadequate; and

•       we should continue to discuss the proposal with MFW only if MFW would commit to take all necessary actions to satisfy any regulatory issues in connection with any transaction.

Following the board meeting, Mr. Theodore telephoned Mr. Schwartz and advised him that our board was not inclined to engage in further discussions with MFW unless MFW would commit to take all necessary actions to satisfy any regulatory issues in connection with any transaction. Mr. Theodore suggested to Mr. Schwartz that our antitrust advisors should work with MFW’s antitrust advisors to evaluate any possible regulatory legal issues arising from a proposed transaction.

On November 3, 2006, antitrust counsel from King & Spalding and Skadden, Arps met at the offices of Skadden, Arps in New York City to discuss Mr. Theodore’s suggestion to Mr. Schwartz that both parties work together to evaluate any possible legal regulatory issues arising from a proposed transaction. On November 14, 2006, those legal representatives met again at Skadden, Arps’ offices. The meeting concluded with the parties agreeing to discuss the meeting with the respective constituencies and to continue to be in touch.

On November 17, 2006, we received a letter from Mr. Howard Gittis, Chairman and Chief Executive Officer of MFW, on behalf of MFW, offering $52.50 per share. In addition, in that letter, MFW stated that in the event that the transaction failed to receive antitrust clearance under the HSR Act, MFW would pay us a “reverse break up fee” of $40 million. MFW also indicated it was prepared to discuss certain retention bonuses for our employees for continued service through closing.

On November 21, 2006, our board of directors met telephonically, and representatives from Goldman Sachs and Mr. Theodore provided an update on the discussions with MFW and its advisors. King & Spalding reviewed its analysis of the regulatory aspects of a transaction with MFW, and King & Spalding and Cravath discussed these issues with our board. Goldman Sachs then provided a summary of the proposed transaction terms. After discussion, our board determined that management be given the authority to continue negotiations with MFW and to attempt to obtain a more favorable offer -- both in terms of price and the amount of the reverse break up fee.

On November 22, 2006, representatives of Goldman Sachs had discussions with representatives of MFW, during which MFW agreed to revise its prior offer to increase the reverse break up fee protection to $52.5 million and agreed to reimburse us for up to an additional $12 million with respect to retention bonuses, in each case if the transaction failed to receive HSR antitrust clearance. In response to our board’s concern about the purchase price, MFW agreed to what it represented as a “final” move to $52.75 per share.

On November 27, 2006, our board met telephonically, and representatives of Goldman Sachs reviewed the outcome of the November 22 discussions. Goldman Sachs then presented a preliminary financial analysis of the proposed transaction. After discussion, management was authorized to proceed with direct negotiations with MFW.

On November 29, 2006, Messrs. Tuff and Theodore and representatives of Goldman Sachs met with Messrs. Perelman, Gittis and Schwartz at the offices of King & Spalding in Atlanta to discuss preliminary issues in connection with the proposed merger.

On December 4 and 5, 2006, our management gave due diligence presentations to representatives of MFW. On December 7, 2006 members of our senior management made due diligence presentations in New York City to several financial institutions that MFW proposed to invite to participate in its financing arrangements for the transaction. MFW conducted due diligence on our businesses up to December 19, 2006.

During the weeks of December 4 and 11, 2006, representatives of Harland, MFW and their advisors negotiated the terms of the merger agreement.

On December 12 and 13, 2006, Mr. Theodore and Cravath met with representatives of MFW and Skadden, Arps at Skadden, Arps’ offices in New York City to negotiate key terms of the merger agreement. Further discussions on the merger agreement continued through December 18.

With the exception of one board member who participated by telephone, our board met in person on December 19, 2006 at the offices of King & Spalding in Atlanta. Cravath reviewed with the board the terms of the proposed merger agreement, and King & Spalding reviewed its regulatory analysis. Representatives of Goldman Sachs presented its financial analysis of the proposed transaction and delivered its opinion that, as of the date thereof and based upon and subject to the factors and assumptions set forth therein, the $52.75 in cash per share to be received by our shareholders pursuant to the merger agreement was fair from a financial point of view to such holders. Legal counsel provided our board with a summary of the potential severance payments to our executive officers and certain other senior executives in connection with the merger and also reviewed certain amendments being made to certain employment agreements and compensation plans in connection with the transaction. Subject to final approval by the board’s executive committee on the evening of December 19, our board unanimously determined to authorize the merger and the merger agreement and to recommend that our shareholders approve the transaction.

During the day of December 19, 2006, the merger agreement was finalized and MFW finalized its financing commitment. Our board’s executive committee conducted a telephonic conference call on the evening of December 19, 2006. Our board’s executive committee unanimously approved and adopted the final terms of the merger agreement and the parties subsequently executed the merger agreement. The parties issued a press release announcing the execution of the merger agreement prior to the opening of the financial markets on December 20, 2006.

Reasons for the Merger

In reaching its determination that the merger is advisable and in the best interests of our shareholders, our board of directors consulted with senior management, legal counsel and financial advisors. The following describes material reasons, factors and information taken into account by our board of directors in deciding to approve and adopt the merger agreement and the transactions contemplated thereby and to recommend that our shareholders approve the merger agreement:

•       Merger Consideration Premium.   The $52.75 per share merger consideration represents a significant premium to the recent closing trading price of our common stock. The $52.75 per share merger consideration represents a premium of approximately 20.5% to the closing price of our common stock on December 18, 2006, the last full trading day before our board approved and adopted the merger agreement, and a premium of approximately 32.4% to the average daily closing price of our common stock over the 180-day trading period ended December 15, 2006. Finally, the $52.75 per share consideration represents a premium of approximately 19.4% to our 52-week high closing price of $44.18 on November 8, 2006.

•       Terms of the Merger Agreement.   Our board of directors considered the financial and other terms and conditions of the merger agreement, by themselves and in comparison to the terms of agreements in other similar transactions, including:

•        the structure of the merger as an all-cash transaction, which will allow our shareholders to realize immediately fair value and liquidity for their investment and which will provide them with certainty of value for their shares;

•        the right of our board of directors under certain circumstances, in connection with the discharge of its fiduciary duties to our shareholders, to consider unsolicited acquisition proposals and to furnish information to and conduct negotiations with third parties that make an unsolicited takeover proposal prior to obtaining shareholder approval;

•        the ability of our board of directors to change its recommendation with respect to the merger under certain circumstances (but with no corresponding right to terminate the merger agreement) should we receive an unsolicited proposal that our board of directors determines to be a superior proposal, subject to the requirement that the merger must still be taken to our shareholders for a vote unless the merger agreement is terminated by MFW;

•        MFW’s obligation to pay us a termination fee of $52.5 million and to reimburse us for paying retention bonuses of up to $12 million if the merger does not close due to a failure to obtain clearance under the HSR Act, and MFW’s financial condition and ability to satisfy its obligations with respect to such termination fee;

•        the board of directors’ understanding, after consultation with financial advisors and legal counsel, that our obligation to pay a $52.5 million termination fee to MFW (and the circumstances when such fee is payable) is reasonable and customary in light of the benefits of the merger, commercial practice and transactions of this size and nature;

•        MFW’s obligation to complete the merger is not subject to any financing contingencies, and MFW has obtained a financing commitment; and

•        the likelihood of satisfying the other conditions to MFW’s obligations to complete the merger and the likelihood that the merger will be completed.

•       Alternatives for our shareholders.   Our board of directors concluded that the merger is more favorable to our shareholders than any other alternative reasonably available to us. In connection with its evaluation of the merger agreement, our board considered the following alternatives, among other things: (i) continuing to execute our strategic operating plan; (ii) a sale of our company to a third party; (iii) acquisitions by us; (iv) a leveraged buyout with a private equity firm; (v) a leveraged recapitalization of our company accompanied by a significant repurchase of our common stock; and (vi) a variety of possibilities relating to one or more of our businesses, including spin-offs, leveraged buyouts and strategic sales. Our board believes that the merger is more attractive to our shareholders than any of these alternatives based on the per share consideration to be paid in the merger compared to the potential value of these alternatives, the risks related to these alternatives and the amount of time required to implement such alternatives.

•       Financial analysis and opinion of Goldman, Sachs & Co.   The board considered the financial presentation by Goldman Sachs at the meeting of the board of directors on December 19, 2006 (and prior board meetings), and its opinion that, as of December 19, 2006, and based upon and subject to the assumptions made, matters considered and limitations set forth in the opinion, the consideration to be received by our shareholders in the merger is fair from a financial point of view to such holders. See “The Merger—Opinion of Goldman, Sachs & Co.”

Our board of directors also considered a variety of risks and other potentially negative factors relating to the merger in its deliberations, including:

•       Regulatory.   The possibility of non-consummation of the merger if the regulatory approvals necessary for the consummation of the merger are not obtained.

•       Failure to Close.   The risks and costs to us if the merger does not close for any reason, including the diversion of management and employee attention, employee attrition and the effect on customer and vendor relationships.

•       Becoming a Wholly Owned Subsidiary.   The fact that we will no longer exist as an independent, publicly traded company, and our shareholders will no longer participate in any of our future earnings or growth and will not benefit from any appreciation in our value.

•       Taxation.   The fact that gains realized from an all-cash transaction would generally be taxable to our shareholders for U.S. federal income tax purposes.

•       Disruptions.   The potential impact of the announcement and pendency of the merger, including the potential impact of the merger on our employees and customers and the potential risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to negotiate and close the merger with MFW, which could potentially impair our prospects as an independent company if the merger is not consummated.

•       Operating Restrictions.   The fact that, pursuant to the merger agreement, we must generally conduct our business in the ordinary course, and we are subject to a variety of other restrictions on the conduct of our business prior to closing of the merger or termination of the merger agreement without the consent of MFW (which may not be unreasonably withheld or delayed), which may delay or prevent us from pursuing business opportunities that may arise or preclude actions that would be advisable if we were to remain an independent company.

•       No Solicitation; Termination Fee.   The fact that under the terms of the merger agreement, we cannot solicit other acquisition proposals or terminate the merger agreement in connection with other acquisition proposals and must pay to MFW a termination fee of $52.5 million if the merger agreement is terminated under certain circumstances, which, in addition to being costly, might have the effect of discouraging other parties from proposing an alternative transaction that might be more advantageous to our shareholders than the merger.

•       Officers and Directors.   The fact that the interests of our executive officers and directors in the merger may be different from, or in addition to, the interests of our shareholders generally. See “Interests of Our Directors and Executive Officers in the Merger” beginning on page 30.

The foregoing discussion summarizes the material factors considered by our board of directors in its consideration of the merger. After considering these factors, our board of directors concluded that the positive factors relating to the merger agreement outweighed the negative factors. In view of the wide variety of factors considered by our board of directors, the board did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. Our board of directors unanimously approved and adopted and recommends the merger agreement based upon the totality of the information presented to and considered by it.

Opinion of Goldman, Sachs & Co.

Goldman Sachs rendered its opinion to our board of directors that, as of December 19, 2006 and based upon and subject to the factors and assumptions set forth therein, the $52.75 in cash per share of our common stock to be received by the holders of the outstanding shares of our common stock pursuant to the merger agreement is fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated December 19, 2006, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Annex B. Goldman Sachs provided its opinion for the information and assistance of our board of directors in connection with its consideration of the transaction. The Goldman Sachs opinion is not a recommendation as to how any holder of shares of our common stock should vote with respect to the transaction.

In connection with rendering the opinion and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•       The merger agreement;

•       Annual reports to shareholders and Annual Reports on Form 10-K of Harland for the five fiscal years ended December 31, 2005;

•       Certain interim reports to shareholders and Quarterly Reports on Form 10-Q of Harland;

•       Certain other communications from us to our shareholders; and

•       Certain internal financial analyses and forecasts for us prepared by our management.

Goldman Sachs also held discussions with members of our senior management regarding their assessment of our past and current business operations, financial condition and future prospects. In addition, Goldman Sachs reviewed the reported price and trading activity for the shares of our common stock, compared certain financial and stock market information for us with similar information for certain other companies the securities of which are publicly traded, and reviewed the financial terms of certain recent business combinations in the check printing and financial processing industries specifically and in other industries generally and performed such other studies and analyses and considered such other factors, as it considered appropriate.

Goldman Sachs relied upon the accuracy and completeness of all of the financial, legal, accounting, tax and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering the opinion described above. In that regard, Goldman Sachs assumed with our consent that the internal financial forecasts prepared by our management have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of our management. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of us or any of our subsidiaries, nor was any evaluation or appraisal of the assets or liabilities of us or any of our subsidiaries furnished to Goldman Sachs. Goldman Sachs’ opinion does not address our underlying business decision to engage in the transaction and is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, December 19, 2006.

The following is a summary of the material financial analyses delivered by Goldman Sachs to our board of directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before December 19, 2006 and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis

Goldman Sachs reviewed the historical trading prices and volumes for our common stock for various trading periods ended December 15, 2006. In addition, Goldman Sachs analyzed the consideration to be received by holders of our common stock pursuant to the merger agreement in relation to the closing price of our common stock on December 15, 2006, the average closing prices of our common stock for the 30-day, 90-day and 180-day trading periods ended December 15, 2006 and the 52-week high closing price of our common stock.

This analysis indicated that the price per share to be paid to the holders of shares of our common stock pursuant to the merger agreement represented a premium of:

•       20.4% based on the closing stock price on December 15, 2006 of $43.82 per share;

•       22.2% based on the 30-day average closing price of $43.17 per share;

•       29.5% based on the 90-day average closing price of $40.74 per share;

•       32.4% based on the 180-day average closing price of $39.85 per share; and

•       19.4% based on the 52-week high price of $44.18 per share.

Goldman Sachs also calculated and compared various financial multiples and ratios of Harland based on information provided by our management and median estimates from the Institutional Brokers’ Estimate System (“IBES”). IBES is a data service that monitors and publishes compilations of earnings estimates by selected research analysts regarding companies of interest to institutional investors.

Goldman Sachs calculated our enterprise value as a multiple of: latest twelve months, or LTM, revenue; estimated year 2006, or 2006E, revenue; LTM earnings before interest, taxes and depreciation and amortization (excluding amortization of upfront contract payments, where applicable), or EBITDA; 2006E EBITDA; and estimated year 2007, or 2007E, EBITDA. The results of the analysis are summarized in the table below:

Transaction Enterprise Value to:	Multiple
LTM Revenue	1.6x
2006E Revenue (provided by management)	1.6x
LTM EBITDA	8.7x
2006E EBITDA (provided by management)	8.5x
2007E EBITDA (provided by management)	8.4x

Goldman Sachs also calculated the multiples of merger consideration to 2006E earnings per share, or EPS, and 2007E EPS, based on IBES estimates and projections made by our management. In addition, Goldman Sachs calculated the merger consideration as a multiple of: 2006E EPS to IBES 5-year long-term growth rate, or LTGR; and 2007E EPS to 5-year LTGR. The results of the analysis are summarized in the table below:

Merger consideration to:	Multiple
2006E EPS (IBES)	18.4x
2007E EPS (IBES)	16.9x
2006E EPS (provided by management)	18.3x
2007E EPS (provided by management)	16.7x
2006E EPS to 5-year LTGR (IBES)	3.7x
2007E EPS to 5-year LTGR (IBES)	3.4x

Selected Companies Analysis

Goldman Sachs compiled and reviewed publicly available financial information and calculated certain financial multiples and ratios for us and the following selected publicly traded companies in the check printing, financial processing and educational services industries.

Selected Check Printing Companies

•       Deluxe Corporation

Selected Financial Processing Companies

•       Fiserv, Inc.

•       Fidelity National Information Services Inc.

•       Total System Services, Inc.

•       Jack Henry & Associates, Inc.

•       eFunds Corp.

•       Open Solutions Inc.

Selected Educational Services Companies

•       Renaissance Learning Inc.

•       Princeton Review Inc.

•       Plato Learning Inc.

In addition, Goldman Sachs compiled and reviewed publicly available financial information and calculated certain financial multiples and ratios for a composite of commercial printing companies comprised of Bowne & Co. Inc., Cadmus Communications Corp., Consolidated Graphics, Inc., RR Donnelley & Sons Co., Quebecor Inc. and Transcontinental Inc. (hereinafter referred to as “Printing Composite”).

Although none of the selected companies is directly comparable to us, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Harland. The multiples and ratios of Harland were calculated based on the closing price of our common stock on December 15, 2006, the $52.75 in cash per share of our common stock to be paid in the merger, the latest publicly available financial statements, estimates provided by our management and IBES median estimates. The multiples and ratios for each of the selected companies were calculated based on the closing price of the selected companies’ common stock on December 15, 2006 (other than for Open Solutions, which was calculated based on the closing price of its common stock as of October 13, 2006, one day prior to the announcement of its going private transaction), the latest publicly available financial statements and IBES median estimates.

With respect to the selected companies and Harland, Goldman Sachs calculated enterprise value as a multiple of LTM EBITDA, 2006E EBITDA and 2007E EBITDA, and the results of these analyses are summarized as follows:

Enterprise Value as a	Deluxe	Printing	Selected Financial Processing Companies		Selected Educational Services Companies		Harland (based on IBES	Harland (based on management	Harland (based on management projections and merger consideration
multiple of:	Corp.	Composite	Range	Median	Range	Median	estimates)	projections)	of $52.75)
LTM EBITDA	6.9x	7.5x	10.0x-12.1x	10.4x	13.6x-18.1x	15.8x	7.4x	7.4x	8.7x
2006E EBITDA	7.3x	7.9x	9.8x-10.7x	10.3x	22.3x-25.2x	23.8x	7.2x	7.2x	8.5x
2007E EBITDA	6.7x	7.2x	8.8x-9.7x	9.1x	NM	13.0x	7.1x	7.1x	8.4x

Goldman Sachs also calculated the price per share as a multiple of 2006E EPS and 2007E EPS for the selected companies and Harland. The following table presents the results of this analysis:

Price per share as a	Deluxe	Printing	Selected Financial Processing Companies		Selected Educational Services Companies		Harland (based on IBES	Harland (based on management	Harland (based on management projections and merger consideration
multiple of:	Corp.	Composite	Range	Median	Range	Median	estimates)	projections)	of $52.75)
2006E EPS	10.7x	17.6x	19.4x-29.0x	22.6x	NM	38.7x	15.3x	15.2x	18.3x
2007E EPS	10.1x	14.2x	16.3x-22.9x	19.5x	NM	26.8x	14.0x	13.9x	16.7x

In addition, Goldman Sachs calculated the price per share as a multiple of 2006E EPS to the 5-year LTGR and 2007E EPS to the 5-year LTGR. The following table presents the results of this analysis:

Price per share as a	Deluxe	Printing	Selected Financial Processing Companies		Selected Educational Services Companies		Harland (based on IBES	Harland (based on management	Harland (based on management projections and merger consideration
multiple of:	Corp.	Composite	Range	Median	Range	Median	estimates)	projections)	of $52.75)
2006E EPS/5-Year LTGR	2.1x	1.7x	1.2x-2.0x	1.4x	NM	NA	3.1x	1.3x	1.6x
2007E EPS/5-Year LTGR	2.0x	1. 6x	0.9x-1.9x	1.2x	NM	NA	2.8x	1.2x	1.5x

Discounted Cash Flow Analysis

Goldman Sachs performed a discounted cash flow analysis of our expected unlevered free cash flows using estimates from our management. Goldman Sachs calculated indications of net present value of expected unlevered free cash flows for us for the years 2007 through 2010 and added to this amount the net present value of the terminal value at the end of calendar year 2010, using an illustrative range of terminal year EBITDA multiples of 5.5x to 7.5x. Present values were calculated using discount rates ranging from 10% to 13%. The following table presents the results of this analysis:

Illustrative Per Share Value Indications
Harland	$40.18 - $56.73

Goldman Sachs also performed a discounted cash flow analysis assuming an illustrative range of compound annual revenue growth rates of 2.6% to 4.6% for years 2007 through 2010. Assuming EBIT margins, working capital requirements and stock compensation expense were held constant, Goldman Sachs calculated indications of net present value of implied unlevered free cash flows for us for the years 2007 through 2010 and added to this amount the net present value of the terminal value at the end of calendar year 2010, using an illustrative range of terminal year EBITDA multiples of 5.5x to 7.5x. For this analysis, present values were calculated based on an assumed illustrative discount rate of 11%. The following table presents the results of this analysis:

Illustrative Per Share Value Indications
Harland	$41.44 - $56.93

Comparison of Selected Transaction Premiums

Goldman Sachs analyzed the offer price as a premium to target share price of selected all-cash acquisitions of US-based publicly traded companies since December 2003 with equity values at announcement between $1 billion and $2 billion. The following table presents the results of this analysis:

Premium to Target Closing Share Price:	Median of Selected Transactions	Harland
1 Day	20.7%	20.4%
30-Day Average	22.6%	22.2%
90-Day Average	27.4%	29.5%
180-Day Average	28.8%	32.4%
52-Week High	7.3%	19.4%

Comparable Transactions

Goldman Sachs analyzed certain information relating to the following eight transactions in the commercial printing industry since 1999:

•       RR Donnelley & Sons Co.’s acquisition of Banta Corp. announced in October 2006.

•       MFW’s acquisition of Clarke American announced in October 2005.

•       Our acquisition of Liberty Enterprises announced in April 2005.

•       Deluxe Corporation’s acquisition of New England Business Service announced in May 2004.

•       Moore Corp’s acquisition of Wallace Computer Services announced in January 2003.

•       Mail-Well Corp’s acquisition of American Business Products announced in January 2000.

•       DLJ Merchant Banking’s acquisition of Merrill Corp. announced in July 1999.

•       Quebecor Printing’s acquisition of World Color Press announced in July 1999.

Goldman Sachs analyzed the enterprise value paid in each transaction as a multiple of LTM revenue and EBITDA for each of the above transactions and for the transaction contemplated by the merger agreement, based on publicly available financial information. The results of these analyses are set forth below:

Enterprise Value	Selected Transactions		Present
as a multiple of:	Range	Median	Transaction
LTM Revenue	0.7x – 1.3x	1.0x	1.6x
LTM EBITDA	6.2x – 8.6x	7.3x	8.7x

Goldman Sachs also analyzed the price as a multiple of forward EPS for each of the selected transactions and for the transaction contemplated by the merger agreement, based on IBES estimates and projections provided by our management. The results of these analyses are set forth below:

	Selected Transactions		Present
Price as a multiple of:	Range	Median	Transaction
Forward EPS	15.2x – 19.0x	16.8x	18.3x

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to us or the merger.

Goldman Sachs prepared these analyses solely for purposes of Goldman Sachs’ providing its opinion to our board of directors as to the fairness from a financial point of view to the holders of the shares of our common stock of the $52.75 in cash per share of our common stock to be received by such holders. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of us, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through arm’s-length negotiations between us and MFW and was approved by our board of directors. Goldman Sachs did not recommend any specific amount of consideration to us or our board of directors or that any specific amount of consideration constituted the only appropriate consideration for the transaction.

As described above, Goldman Sachs’ opinion to our board of directors was one of many factors taken into consideration by our board of directors in making its determination to approve and adopt the merger agreement. The foregoing summary does not purport to be a complete description of the analysis performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B.

Goldman Sachs and its affiliates, as part of its investment banking business, is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities and private placements as well as for estate, corporate and other purposes. Goldman Sachs has acted as financial advisor to us in connection with, and has participated in certain of the negotiations leading to, the transaction contemplated by the merger agreement. In addition, Goldman Sachs has provided certain investment banking services to affiliates of MFW from time to time, including having acted as financial advisor to the special committee of the board of directors of Revlon, Inc. in connection with a rights offering in February 2003. Goldman Sachs also may provide investment banking services to us, MFW and their respective affiliates in the future. In connection with the above-described investment banking services Goldman Sachs has received, and may receive in the future, compensation.

Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates may provide such services to us, MFW and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of Harland and MFW for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

Our board of directors selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transaction. Pursuant to a letter agreement, dated September 25, 2006, we engaged Goldman Sachs to act as our financial adviser in connection with the contemplated transaction. Pursuant to the terms of this engagement letter, we have agreed to pay Goldman Sachs a transaction fee of $12 million, a principal portion of which is payable upon completion of the transaction. In addition, we have agreed to reimburse Goldman Sachs for its expenses, including attorney’s fees and disbursements, plus any sales, use or similar taxes, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under federal securities laws.

Certain Effects of the Merger

If the merger agreement is approved by our shareholders and the other conditions to the closing of the merger are either satisfied or (to the extent permitted by law) waived, H Acquisition Corp., a wholly owned subsidiary of MFW created solely for the purpose of engaging in the transactions contemplated by the merger agreement, will be merged with and into us, and we will be the surviving corporation. When the merger is completed, we will cease to be a publicly traded company and will instead be a wholly owned subsidiary of MFW.

When the merger is completed, each share of our common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by us, MFW or H Acquisition Corp. or any subsidiary thereof and other than shares owned by shareholders properly demanding dissenters’ rights) will be converted into the right to receive $52.75 in cash, without interest, subject to any applicable withholding tax. All shares of restricted common stock issued and outstanding immediately prior to the effective time of the merger (other than any such shares owned by us, MFW or H Acquisition Corp. or any subsidiary thereof and other than any such shares owned by shareholders properly demanding dissenters’ rights) will become fully vested and will be converted into the right to receive $52.75 per share in cash, without interest and less any applicable withholding tax. Each outstanding option to purchase shares of our common stock, whether or not then exercisable, will be cancelled and converted into the right to receive a cash payment equal to the excess of $52.75 per share over the exercise price per share of the option, multiplied by the number of shares subject to the option, without interest and less any applicable withholding tax. Each outstanding stock appreciation right, whether or not then exercisable, will be cancelled and converted into the right to receive a cash payment equal to the excess (if any) of (i) the lesser of the “target price” applicable thereto and $52.75 per share over (ii) the “grant price” applicable thereto, without interest and less any applicable withholding tax. Each stock equivalent unit outstanding immediately prior to the effective time of the merger, all of which are held by our non-employee directors and all of which represent deferred directors’ fees, will cease to represent the right to receive a share of Harland common stock and will instead be converted into the right to receive an amount in cash based on the value of a share of Harland common stock as determined in accordance with the applicable director compensation plan under which the stock equivalent unit was issued.

At the effective time of the merger, our shareholders will have the right to receive the merger consideration but will cease to have ownership interests in us or rights as our shareholders. Therefore, our shareholders will not participate in our future earnings or growth and will not benefit from any appreciation in our value.

Our common stock is currently registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and is traded on the New York Stock Exchange under the symbol “JH.” As a result of the merger, we will be a wholly owned subsidiary of MFW, our common stock will cease to be traded on the New York Stock Exchange and there will be no public market for our common stock. In addition, registration of our common stock under the Exchange Act will be terminated, and we will no longer be required to file periodic reports with the SEC.

When the merger becomes effective, the directors of H Acquisition Corp. will be the directors of the surviving corporation, and our officers will be initial officers of the surviving corporation (other than those officers who H Acquisition Corp. determines should not remain as officers of the surviving corporation). Also at the effective time of the merger, our amended and restated articles of incorporation and bylaws will be amended as set forth in the merger agreement, and as so amended, will become our articles of incorporation and bylaws following the consummation of the merger until such time as they are amended in accordance with applicable law.

Effects on Us if the Merger is Not Completed

If the merger agreement is not approved by our shareholders or if the merger is not completed for any other reason, our shareholders will not receive any payment for their shares in connection with the merger. Instead, we will remain an independent public company, and our common stock will continue to be traded on the New York Stock Exchange. In addition, if the merger is not completed, we expect that management will operate our business in a manner similar to that in which it is being operated today and that our shareholders will continue to be subject to the same risks and opportunities to which they are currently subject.

Accordingly, if the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of our common stock. In the event the merger is not completed, our board will continue to evaluate and review our business operations, properties, dividend policy and capitalization, among other things, and will make such changes as are deemed appropriate. It will also continue to consider strategic alternatives for our company. If the merger agreement is not approved by our shareholders or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to us will be offered or that our business, prospects or results of operations will not be adversely impacted.

If the merger agreement is terminated, under certain circumstances, we will be obligated to pay a termination fee of $52.5 million to MFW. In addition, if the merger agreement is terminated under certain circumstances, MFW will be obligated to pay us a termination fee of $52.5 million and to reimburse us for paying retention bonuses of up to $12 million. For a description of the circumstances triggering payment of the termination fees, see “Proposal 1—The Merger Agreement—Termination Fees” on page 47.

Interests of Our Directors and Executive Officers in the Merger

In addition to their interests in the merger as shareholders, certain of our directors and executive officers have interests in the merger that differ from, or are in addition to, your interests as a shareholder. In considering the unanimous recommendation of our board of directors to vote “FOR” the approval of the merger agreement, you should be aware of these interests. Our board of directors was aware of, and considered the interests of, our directors and executive officers in approving and adopting the merger agreement, the merger and the transactions contemplated by the merger agreement. Except as described below, such persons have, to our knowledge, no material interest in the merger that differs from your interests generally.

Stock Options

The merger agreement provides that each option to purchase our common stock that is outstanding immediately prior to the effective time of the merger, whether or not then exercisable, will be cancelled and the holder of the option will be entitled to receive an amount in cash equal to the excess of (1) the product of the number of shares of our common stock subject to the option and $52.75 (the merger consideration), over (2) the aggregate exercise price of the option. Any such excess will be paid without interest and less applicable withholding taxes.

None of our directors holds any options. Assuming the effective time of the merger occurs on August 31, 2007 and based on the number and exercise prices of vested and unvested options held on January 15, 2007 by our executive officers (including options that are expected to vest prior to the merger and those that are expected to vest as a result of the merger), as set forth in the following table, our executive officers will receive the following amounts (net of per share exercise price and before applicable withholding tax) in settlement of their respective options, if the merger is completed:

	Options That Are Expected to Vest Prior to the Merger		Options That Are Expected to Vest as a Result of the Merger		Totals
Name	Shares	Payment	Shares	Payment	Total Shares	Total Payment
Arlene S. Bates	7,300	$177,746	9,900	$161,238	17,200	$338,984
Charles B. Carden	11,400	255,828	21,000	343,248	32,400	599,076
Jeffrey D. Heggedahl	15,150	297,083	30,250	421,825	45,400	718,908
Philip A. Theodore	—	—	50,000	815,000	50,000	815,000
Timothy C. Tuff	900,000	21,788,250	300,000	4,548,000	1,200,000	26,336,250
John C. Walters	4,800	149,496	2,400	76,488	7,200	225,984
Total	938,650	$22,668,403	413,550	$6,365,799	1,352,200	$29,034,202

Restricted Stock

Each share of restricted stock that is outstanding immediately prior to the effective time of the merger will become fully vested and (other than any such shares owned by shareholders properly demanding dissenters’ rights) will be converted into the right to receive a cash payment equal to $52.75, without interest and less applicable withholding taxes. None of our directors holds any shares of restricted stock. Assuming the effective time of the merger occurs on August 31, 2007 and based on the number of shares of restricted stock held on January 15, 2007 by our executive officers (including shares that are expected to vest prior to the merger and shares that vest as a result of the merger as set forth in the following table) our executive officers will receive the following amounts (before applicable withholding tax) in settlement of their respective shares of restricted stock, if the merger is completed:

	Restricted Stock That Is Expected to Vest Prior to the Merger		Restricted Stock That Is Expected to Vest as a Result of the Merger		Totals
Name	Shares	Payment	Shares	Payment	Total Shares	Total Payment
Arlene S. Bates	2,500	$131,875	11,000	$580,250	13,500	$712,125
Charles B. Carden	6,667	351,684	19,333	1,019,816	26,000	1,371,500
Jeffrey D. Heggedahl	714	37,663	14,928	787,452	15,642	825,115
Philip A. Theodore	—	—	—	—	—	—
Timothy C. Tuff	—	—	32,600	1,719,650	32,600	1,719,650
John C. Walters	2,700	142,425	6,600	348,150	9,300	490,575
Total	12,581	$663,647	84,461	$4,455,318	97,042	$5,118,965

In addition, upon vesting of Mr. Tuff’s shares of restricted stock, Mr. Tuff’s restricted stock agreements provide that he will receive an amount equal to the cumulative dividends on the vested restricted stock paid by us for each calendar year commencing with the year of grant through the year of vesting, which amount will be paid in cash. Assuming the effective time of the merger occurs on August 31, 2007, such amount paid to Mr. Tuff would equal $47,600.

Stock Equivalent Units

Each stock equivalent unit under our 2005 Compensation Plan for Non-Employee Directors (the “2005 Director Plan”) and our Compensation Plan for Non-Employee Directors (collectively, the “Director Compensation Plans”) that is outstanding immediately prior to the effective time of the merger will be converted into the right to receive an amount in cash determined in accordance with the applicable Director Compensation Plan (including interest accruing after the effective time of the merger). Each plan provides that the stock equivalent units will be converted into a cash amount determined by multiplying each stock equivalent unit by the average closing price of our common stock for the five trading days immediately preceding the date the director terminated service as a director or the effective date of the merger, whichever closing price is greater. It is anticipated that each of the directors will terminate service as a director at the effective time of the merger and, in that event, will be entitled to a distribution of his or her account balance under the Director Compensation Plans (see “Director Compensation Plans and Annual Director Retainers” on page 36). As of January 15, 2007, the following directors had the following numbers of stock equivalent units credited to their accounts under the Director Compensation Plans, and if the merger is completed, each director listed below is expected to have the following amounts in cash credited to his or her account under such plans as a result of the conversion of stock equivalent units into cash (assuming that the amount credited per stock equivalent unit will be equal to the $52.75 per share cash merger consideration) and subsequently distributed:

	Stock Equivalent Units
Name	Number	Amount
William S. Antle III	7,029.42	$370,802
Robert J. Clanin	10,736.83	566,368
John D. Johns	5,697.44	300,540
Scott A. Kisting	1,489.89	78,592
Richard K. Lochridge	5,071.88	267,542
John J. McMahon, Jr.	7,040.42	371,382
G. Harold Northrop	5,071.88	267,542
Larry L. Prince	7,956.48	419,704
Eileen M. Rudden	6,072.98	320,350
Jesse J. Spikes	6,548.32	345,424
Total	62,715.54	$3,308,246

Change-in-Control/Severance Payments

We previously entered into an employment agreement or a noncompete and termination agreement containing certain change in control provisions with each of our current executive officers, under which payments may be made as a result of the merger. Timothy C. Tuff, Charles B. Carden, John C. Walters, Arlene S. Bates, Jeffrey D. Heggedahl and Philip A. Theodore are our current executive officers.

Mr. Tuff’s noncompete and termination agreement provides for a lump-sum severance payment in the amount described below if (1) he resigns for any reason or is terminated by us without cause within one year after the merger but before December 31, 2009, or (2) within two years after the merger but before December 31, 2009, Mr. Tuff resigns for “good reason.”

Mr. Tuff’s lump-sum severance payment, which will be made six months after the effective date of his termination under the circumstances described above, will be an amount (less applicable withholding taxes) equal to the lesser of (1) 2.99 times his highest annual taxable compensation for any calendar year of his employment with us plus the aggregate of his elective deferrals and contributions during that year to any cafeteria plan, 401(k) plan, other tax qualified retirement plan and nonqualified deferred compensation plan that are not taxable when made and (2) the maximum payment that we can make to

Mr. Tuff as a result of a change in control without Mr. Tuff’s incurring an excise tax under Section 4999 (“Section 4999”) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), taking into account all other payments, benefits and acceleration of vesting that would be treated as parachute payments under Section 280G of the Internal Revenue Code (“Section 280G”).

For purposes of Mr. Tuff’s agreement, “cause” consists of (1) embezzlement of funds, commission of fraud against us, or gross negligence or willful misconduct in the performance of his duties, (2) failure to devote substantially all of his full working time to his duties, (3) conviction of, guilty plea to, or confession of a felony or any act of fraud or any other act of moral turpitude, or (4) engaging in conduct or activities materially damaging to our property, business or reputation.

“Good reason” means a reduction in Mr. Tuff’s base compensation or an adverse change to his duties or responsibilities, or any change in his work that involves a relocation of his principal place of employment by more than 100 miles or that requires a change in his place of residence by more than 50 miles. There is an exception, however, if (1) he consents in writing to such reduction or change or (2) we can demonstrate by clear and convincing evidence that such reduction or change was based primarily on Mr. Tuff’s failure to reasonably perform his duties and responsibilities under the circumstances and, further, that such reduction or change was made only after we had provided Mr. Tuff with written notice of such failure and a reasonable period of time to correct such failure.

Mr. Tuff’s noncompete and termination agreement contains a covenant restricting his ability to compete with us and to solicit our customers and employees during the two-year period following termination of his employment. The agreement provides that in the event that Mr. Tuff’s employment is terminated without cause or he resigns for good reason, our only remedy for Mr. Tuff’s violation of those restrictive covenants will be to retain the severance pay that he would otherwise be entitled to receive pursuant to the agreement.

The noncompete and termination agreements for Messrs. Carden and Walters provide for lump-sum severance payments following termination of employment in the amounts described below in the event of a termination of employment under the following circumstances:

•       upon termination by us at any time after the merger for any reason other than (1) the executive’s embezzlement of funds, commission of fraud against us, or gross negligence or willful misconduct in the performance of the executive’s duties, (2) failure to devote substantially his full time to his duties, or (3) conviction of a felony or any act of fraud or any other act of moral turpitude;

•       upon resignation by the executive for any reason within one year after the merger; or

•       if, within two years after the merger, there is any reduction in the executive’s base compensation or material reduction or adverse change in his duties and responsibilities, or change in work that requires relocation of his principal place of employment by more than 50 miles or that requires a change in his residence. There is an exception, however, if (1) the executive consents in writing to such reduction or change or (2) we can demonstrate by clear and convincing evidence that such reduction or change was based primarily on the executive’s failure to reasonably perform his duties and responsibilities under the circumstances and, further, that such reduction or change was made only after we had provided the executive with written notice of such failure and a reasonable period of time to correct such failure.

The noncompete and termination agreement for Ms. Bates provides for a lump-sum severance payment following termination of employment in the amount described below in the event of a termination of her employment under the following circumstances:

•       upon termination by us at any time after the merger for any reason other than her having been convicted of, or pleading guilty or confessing to, fraud, misappropriation, embezzlement or any felony;

•       upon her resignation for any reason within one year after the merger; or

•       if within three years after the merger, there is any material reduction in her compensation package, duties and responsibilities, support staff or other indicia of her executive status or change in her work that requires a change in residence, unless (1) she consents in writing to such reduction or change or (2) we can demonstrate by clear and convincing evidence that such reduction or change was based primarily on her failure to reasonably perform her duties and responsibilities under the circumstances and, further, that such reduction or change was made only after we had provided her with written notice of such failure and a reasonable period of time to correct such failure.

The employment agreement for Mr. Heggedahl provides for an immediate lump-sum severance payment in the amount described below if (1) within two years after the merger, we terminate his employment other than for cause (as defined below) or (2) within one year after the merger, there is any reduction in his base compensation or a material reduction or adverse change in his duties and responsibilities, or any change in his work that involves a relocation of his principal place of employment by more than 50 miles unless, in each case, (a) he consents in writing to such reduction or change, or (b) we can demonstrate by clear and convincing evidence that such reduction or change was based primarily on his failure to reasonably perform his duties and responsibilities under the circumstances and, further, that such reduction or change was made only after we had provided him with written notice of such failure and a reasonable period of time to correct such failure.

The employment agreement for Mr. Theodore provides for an immediate lump-sum severance payment in the amount described below if (1) at any time after the merger, we terminate his employment other than for cause (as defined below), or (2) within one year after the merger, he resigns for any reason.

For purposes of the employment agreement for Messrs. Heggedahl and Theodore, “cause” means (1) the executive’s breach of any provision of his employment agreement, (2) the executive’s conviction of a crime or commission of an act of dishonesty or moral turpitude, (3) the gross or willful misconduct or negligence by the executive in the performance of his responsibilities under his employment agreement, or (4) any act or event that is identified as cause for termination according to our personnel manual.

The lump-sum severance payments to be made by us to Ms. Bates and to Messrs. Carden, Walters, Heggedahl and Theodore following a termination employment under the circumstances described above are as follows:

•       Ms. Bates and Messrs. Carden and Walters will receive an amount (less applicable withholding taxes) equal to the lesser of (1) three times the executive’s average compensation as reported by us to the Internal Revenue Service for the five calendar year period that immediately precedes the date employment terminates and (2) the maximum deductible payment that we can make to the executive under Section 280G without imposition of an excise tax under Section 4999.

•       Messrs. Heggedahl and Theodore will receive an amount equal to three times base salary at the time of the termination (less applicable withholding taxes).

The employment agreements and noncompete and termination agreements with Ms. Bates and Messrs. Carden, Walters, Heggedahl and Theodore contain covenants restricting the executive’s ability to compete with Harland during the two-year period following termination of employment. Pursuant to the agreements, in the event that the executive becomes entitled to the severance described above, the executive’s covenant not to compete will no longer apply.

The following table sets forth the estimated value of the lump-sum severance payments that would be payable to each of Ms. Bates and Messrs. Tuff, Carden, Walters, Heggedahl and Theodore in the event that the executive became entitled to severance as described above, based on compensation and benefit levels in effect on the date of this proxy statement and assuming that the closing of the merger occurs before December 31, 2007, and that such individual’s employment is terminated immediately thereafter.

Name	Cash Severance
Arlene S. Bates	$2,041,225
Charles B. Carden	3,342,705
Jeffrey D. Heggedahl	1,028,160
Philip A. Theodore	900,000
Timothy C. Tuff	6,204,423
John C. Walters	3,149,938
Total	$16,666,451

In connection with entering into the merger agreement, we agreed to amend the employment agreements and noncompete and termination agreements with each of Ms. Bates and Messrs. Tuff, Carden, Walters, Heggedahl and Theodore to contain the following provisions, which would become applicable if the closing of the merger occurs after December 31, 2007:

•       the aggregate value of the change-in-control payments received by each of Ms. Bates and Messrs. Tuff, Carden and Walters under his or her employment or noncompete and termination agreement or any other agreement, plan, arrangement or award (including options or restricted shares) that could be considered parachute payments under Section 280G will be equal to the lesser of (1) the amount that such payments would have been (without regard to any limitations in those agreements as a result of Section 280G) in the event that the closing of the merger had occurred in 2007 and (2) the maximum amount that the executive could have received in 2007 without being subject to the excise tax under Section 4999; and

•       each of Ms. Bates and Messrs. Tuff, Carden, Walters, Heggedahl and Theodore will be entitled to an additional payment (a “gross-up payment”) in an amount such that, after payment by the executive of all federal, state, local and foreign income, employment, excise and other taxes (including any such taxes imposed on the gross-up payment), the executive retains an amount with respect to the change-in-control payments that will not be less than the amount that the executive would have retained after payment of all such taxes in the event that the closing of the merger had occurred during 2007.

The following table sets forth the estimated value of the gross-up payments that would be payable to each of Ms. Bates and Messrs. Tuff, Carden, Walters, Heggedahl and Theodore in the event that the closing of the merger occurs after December 31, 2007, assuming that the executive became entitled to severance as set forth in the immediately preceding table and assuming for purposes of calculating the Section 280G base amount that 2007 compensation is the same as in 2006 for Mr. Theodore and is equal to the average of the executive’s compensation from 2002 through 2006 for Ms. Bates and Messrs. Tuff, Carden, Walters and Heggedahl, a Section 4999 excise tax rate of 20% and a tax rate of 35% for federal income taxes and 6% for state income taxes:

Name	Gross-Up Payment
Arlene S. Bates	$752,768
Charles B. Carden	1,282,090
Jeffrey D. Heggedahl	—
Philip A. Theodore	—
Timothy C. Tuff	3,344,003
John C. Walters	1,021,842
Total	$6,400,703

SERP

Our 2005 Supplemental Retirement Agreement for Mr. Tuff provides for an enhancement of Mr. Tuff’s benefits thereunder in the event of a termination of Mr. Tuff’s employment following the merger and before December 31, 2009 other than for cause. Payments could range from $1,062,357 to $2,121,532 depending on when the termination occurs. Payment is made in a lump sum six months after employment terminates.

Employee Deferred Compensation Plans

The Merrill Lynch Non-Qualified Deferred Compensation Plan Trust Agreement, dated January 1, 2002, which funds benefits under our Post-2004 Deferred Compensation Plan and our Deferred Compensation Plan (which are the deferred compensation plans in which certain of our executive officers and certain other eligible employees participate), provides that the trust will become irrevocable as a result of the merger. In addition, we are required to make an irrevocable contribution to the trust within 30 days following the merger in an amount sufficient to pay the benefits to which plan participants or beneficiaries would be entitled under the plan as of the date of the merger. We have a practice of fully funding the trust. Accordingly, we do not expect to make an additional contribution as a result of the merger. The trust agreement also provides that it cannot be amended during the two-year period following the merger.

Under the merger agreement, we have reserved the right to terminate the deferred compensation plans prior to or in connection with the merger. In such event, amounts accumulated under the plans would be distributed to all participants, including participants who are executive officers, within a year of the termination date. The trust may not be terminated until the employees and their beneficiaries are no longer entitled to benefits under the deferred compensation plans. Upon termination of the trust, any assets remaining in the trust will be returned to the company.

Director Compensation Plans and Annual Director Retainers

As noted above, upon the closing of the merger, each stock equivalent unit under our Director Compensation Plans that is outstanding immediately prior to the effective time of the merger will be converted into a right to receive cash determined in accordance with the applicable Director Compensation Plan (including interest accruing after the effective time of the merger). Interest is credited monthly based on the prime rate in effect as of the last business day of the month as published in The Wall

Street Journal. The Director Compensation Plans also provide for acceleration of distributions if a director is terminated within one year after the merger or the plan is terminated. In the case of the Compensation Plan for Non-Employee Directors, a director may postpone distributions by making a new election following the merger. Provisions of the Director Compensation Plans relating to acceleration of distributions following a change in control cannot be modified following the merger. It is anticipated that each of our directors will terminate service as a director at the effective time of the merger. For the anticipated value of the stock account balance under the Director Compensation Plans upon closing of the merger for each director who has elected to hold his or her account balances in the form of stock equivalent units, see “Stock Equivalent Units” on page 32. The value, as of January 15, 2007, of the cash account balance for Jesse J. Spikes, who is the only director who has elected to hold a portion of his deferred account balance in cash as well as stock equivalent units, was $45,550.

Beginning in 2007, the annual retainer paid to our non-employee directors will be paid in cash ($150,000) instead of a combination of cash and shares of stock. In addition, the lead director retainer, committee chair retainers and meeting fees will continue to be paid in cash.

Non-employee directors will not be permitted to defer fees paid for services performed after 2006 in stock equivalent units. Additionally, with respect to amounts previously deferred in stock equivalent units:

•       the director’s cash balance in his or her account will be adjusted for the value of any dividends paid on our common stock after 2006 that otherwise would have been credited as additional stock equivalent units; and

•       upon distribution prior to the merger, the stock equivalent units will be paid in cash based on the closing price of a share of our common stock on the date of distribution.

Under the merger agreement, we have reserved the right to terminate the Director Compensation Plans prior to or in connection with the merger.

Pre-Closing Actions

The merger agreement contains provisions restricting our ability to provide certain increases in compensation and benefits prior to closing. However, under the merger agreement, we have reserved the right to take the following actions which may benefit certain employees (including our executive officers):

•       In lieu of granting equity-based awards to (1) newly hired employees upon their employment, (2) current officers (including our executive officers) and employees in connection with our regular annual grants of equity-based awards (which generally occur in April), and (3) employees in connection with ordinary course of business promotions, we may grant long-term cash incentive bonuses (“LTI cash bonuses”) pursuant to agreements reasonably agreed to by MFW and us. Each LTI cash bonus award will have a value approximately equal to the value of the equity-based awards that otherwise would have been granted to the employee based on his or her position, which value will be determined consistent with past practice. The LTI cash bonuses will not exceed $13 million in the aggregate and will be subject to the same vesting schedule (i.e., four years) that would have applied to a grant of equity-based awards; provided that LTI cash bonuses will not vest or be paid out upon consummation of the merger and LTI cash bonuses may be subject to performance-based vesting requirements. Notwithstanding the foregoing, if an employee is terminated by MFW, the surviving corporation or its subsidiaries on or prior to the first anniversary of the closing of the merger without cause (as determined by MFW or its subsidiaries), all accrued but unpaid vested LTI cash bonuses granted to that employee will be paid within 30 days following termination.

•       The governance committee of our board is permitted to exercise its existing discretion to accelerate under our equity plans the vesting of awards in connection with the retirement of an officer

(including any executive officers) who is at least age 55 and who has at least ten years of service with Harland.

•       We are permitted to make annual bonus payments in February 2007 to all eligible officers (including our executive officers) and employees pursuant to the John H. Harland Company Senior Management Incentive Plan and other bonus programs that we adopted in the ordinary course of business with respect to 2006.

•       We are permitted to increase the base compensation of exempt employees (including our executive officers) for annual merit increases in April 2007 and for non-exempt employees in September 2007 in the ordinary course of business consistent with past practice.

Post-Closing Continuation of Compensation and Benefits

The merger agreement contains provisions that are applicable to our employees generally relating to the continuation by MFW of certain compensation and benefits arrangements following consummation of the merger. Such provisions may benefit certain of our executive officers. See “Benefits Continuation” beginning on page 55.

Directors’ and Officers’ Indemnification and Insurance

The surviving corporation will indemnify our present and former officers and directors against any and all costs or expenses arising out of, relating to or in connection with any acts or omissions occurring or alleged to occur prior to the effective time of the merger (including the approval of the merger agreement, the merger or the other transactions contemplated by the merger agreement or arising out of or pertaining to the transactions contemplated by the merger agreement) as provided by the terms of our articles of incorporation or bylaws and under any agreement as in effect on December 19, 2006.

The merger agreement also requires MFW to cause the surviving corporation to obtain prepaid or “tail” officers’ and directors’ liability insurance providing coverage to each person currently covered by our directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the effective time of the merger for six years following the effective time of the merger, to the extent available for up to a specified premium.

Dissenters’ Rights

Our shareholders have the right under Georgia law to dissent from the approval of the merger agreement, to exercise dissenters’ rights and to receive payment in cash for the fair value of their shares of our common stock determined in accordance with Georgia law. The fair value of shares of our common stock, as determined in accordance with Georgia law, may be more or less than the merger consideration to be paid to non-dissenting shareholders in the merger. To preserve their rights, shareholders who wish to exercise dissenters’ rights must not vote in favor of the approval of the merger agreement and must follow specific procedures. Dissenting shareholders must precisely follow these specific procedures to exercise dissenters’ rights, or their dissenters’ rights may be lost. These procedures are described in this proxy statement, and the provisions of Georgia law that grant dissenters’ rights and govern such procedures are attached as Annex C to this proxy statement. You are encouraged to read these provisions carefully and in their entirety. See “Dissenters’ Rights” beginning on page 58.

Delisting and Deregistration of Our Common Stock

If the merger is completed, our common stock will be delisted from the New York Stock Exchange and deregistered under the Exchange Act and we will no longer file periodic reports with the SEC.

Material United States Federal Income Tax Consequences of the Merger

The following is a discussion of the material United States federal income tax consequences of the merger to U.S. holders whose shares of our common stock are converted into the right to receive cash in the merger. The discussion is based upon the Internal Revenue Code, Treasury regulations, IRS rulings and judicial and administrative decisions in effect as of the date of this proxy statement, all of which are subject to change (possibly with retroactive effect) or to different interpretations. The following discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our shareholders. This discussion applies only to shareholders who, on the date on which the merger is completed, hold shares of our common stock as a capital asset. The following discussion does not address taxpayers subject to special treatment under U.S. federal income tax laws, such as insurance companies, financial institutions, dealers in securities, tax-exempt organizations, mutual funds, real estate investment trusts, investors in pass-through entities, S corporations and taxpayers subject to the alternative minimum tax. In addition, the following discussion may not apply to shareholders who acquired their shares of our common stock upon the exercise of employee stock options or otherwise as compensation for services or through a tax-qualified retirement plan or who hold their shares as part of a hedge, straddle, conversion transaction or other integrated transaction. If our common stock is held through a partnership, the U.S. federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships that are holders of our common stock and partners in such partnerships are urged to consult their own tax advisors regarding the tax consequences to them of the merger.

The following discussion does not address potential foreign, state, local and other tax consequences of the merger. All shareholders are urged to consult their own tax advisors regarding the U.S. federal income tax consequences, as well as the foreign, state and local tax consequences, of the disposition of their shares in the merger.

For purposes of this summary, a “U.S. holder” is a holder of shares of our common stock, who or that is, for U.S. federal income tax purposes:

•       an individual who is a citizen or resident of the United States;

•       a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

•       an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•       a trust if (1) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (2) it was in existence on August 20, 1996 and has a valid election in place to be treated as a domestic trust for U.S. federal income tax purposes.

Except with respect to the backup withholding discussion below, this discussion does not discuss the tax consequences to any shareholder who or that, for U.S. federal income tax purposes, is not a U.S. holder.

For U.S. federal income tax purposes, the merger will be treated as a sale of our common stock for cash by each of our shareholders. Accordingly, in general, the U.S. federal income tax consequences to a shareholder receiving cash in the merger will be as follows:

•       The shareholder will recognize a capital gain or loss for U.S. federal income tax purposes upon the disposition of the shareholder’s shares of our common stock pursuant to the merger.

•       The amount of capital gain or loss recognized by each shareholder will be measured by the difference, if any, between the amount of cash received by the shareholder in the merger and the shareholder’s adjusted tax basis in the shares of our common stock surrendered in the merger. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered for cash in the merger.

•       The capital gain or loss, if any, will be long-term with respect to shares of our common stock that have a holding period for tax purposes in excess of one year at the time of the merger. Long-term capital gains of individuals are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

Cash payments made pursuant to the merger will be reported to our shareholders and the Internal Revenue Service to the extent required by the Internal Revenue Code and applicable Treasury regulations. These amounts ordinarily will not be subject to withholding of U.S. federal income tax. However, backup withholding of the tax at applicable rates will apply to all cash payments to which a U.S. holder is entitled pursuant to the merger agreement if such holder (1) fails to supply the paying agent with the shareholder’s taxpayer identification number (Social Security number, in the case of individuals, or employer identification number, in the case of other shareholders), certify that such number is correct, and otherwise comply with the backup withholding rules, (2) has received notice from the Internal Revenue Service of a failure to report all interest and dividends required to be shown on the shareholder’s U.S. federal income tax returns, or (3) is subject to backup withholding in certain other cases. Accordingly, each U.S. holder will be asked to complete and sign a Substitute Form W-9, which is to be included in the appropriate letter of transmittal for the shares of our common stock, in order to provide the information and certification necessary to avoid backup withholding or to otherwise establish an exemption from backup withholding tax, unless an exemption applies and is established in a manner satisfactory to the paying agent. Shareholders who are not U.S. holders should complete and sign a Form W-8BEN (or other applicable tax form) and return it to the paying agent in order to provide the information and certification necessary to avoid backup withholding tax or otherwise establish an exemption from backup withholding tax. Certain of our shareholders will be asked to provide additional tax information in the appropriate letter of transmittal for the shares of our common stock.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

The foregoing discussion of certain material U.S. federal income tax consequences is included for general informational purposes only. We urge you to consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for shares of our common stock pursuant to the merger.

Regulatory Approvals

Under the merger agreement, we and MFW have agreed to make any required submissions under the HSR Act that we or MFW determines should be made and to make other required filings pursuant to other antitrust laws as promptly as practicable and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or other antitrust laws. We and MFW have further agreed to use reasonable best efforts to take or cause to be taken all actions necessary, proper or advisable consistent with the applicable provisions in the merger agreement to cause the expiration or termination of the applicable waiting periods under the HSR Act or other antitrust laws as soon as practicable. We and MFW have also agreed to cooperate with each other (i) to determine whether any filings are required to be or should be made or consents, approvals or waivers are required to be or should be obtained under any other applicable law and (ii) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such consents, approvals or waivers.

In addition, the parties to the merger agreement have agreed to use their reasonable best efforts to resolve any objections that may be asserted by any person with respect to the transactions contemplated by the merger agreement under antitrust laws or other applicable law in order to enable the transactions contemplated by the merger agreement to be consummated as promptly as practicable. In addition, if any claim, action, suit, arbitration, mediation, inquiry, proceeding or investigation is pending or threatened challenging the transactions contemplated by the merger agreement as inconsistent with or violative of any antitrust law or other applicable law, the parties have agreed to cooperate and use reasonable best efforts to vigorously contest and resist any such claim, and to have vacated, reversed or overturned any order under any antitrust law that is in effect and that prohibits, delays or restricts the transactions contemplated by the merger agreement.

However, none of Harland, MFW, H Acquisition Corp. or any of their respective affiliates will be obligated to (i) limit or not exercise any rights of ownership of any securities (including shares of our common stock), or divest, dispose of or hold separate any securities or all or a portion of their respective businesses, assets or properties or of the business, assets or properties of Harland or any of its subsidiaries (or agree to do any of the foregoing), (ii) limit the ability of such entities (A) to conduct their respective businesses or own their respective businesses, assets or properties or to conduct the businesses or own the businesses, properties or assets of Harland and its subsidiaries or (B) to control their respective businesses or operations or the businesses or operations of Harland and its subsidiaries (or agree to do any of the foregoing) or (iii) take or agree to take any other action or agree to any other limitation or restriction, that (in the case of clause (i), (ii) or (iii) above) could reasonably be expected to have a material adverse effect on the business, assets, financial condition or results of operations of either (1) MFW and its affiliates, taken as a whole, or (2) any of our business segments. However, we are obligated to take or agree to take any such action or agree to such limitations or restrictions to the extent requested in writing by MFW if the effectiveness of any such action or agreement is contingent upon the closing of the merger.

The HSR Act and related rules provide that transactions such as the merger may not be completed until the parties submit a Notification and Report Form to the DOJ and the FTC and certain waiting period requirements have been satisfied. On                 , 2007, we and MFW each filed the required Notification and Report Form and requested early termination of the waiting period.

PROPOSAL 1—THE MERGER AGREEMENT

The merger agreement is the legal document that governs the merger. This section of the proxy statement describes the material provisions of the merger agreement but may not contain all of the information about the merger agreement that is important to you. The merger agreement is included as Annex A to this proxy statement and is incorporated into this proxy statement by reference. We encourage you to read the merger agreement in its entirety. The merger agreement attached as Annex A to this proxy statement has been included to provide you with information regarding its terms. It is an agreement that establishes and governs the legal relations between us and MFW with respect to the transactions described in this proxy statement. It is not intended to be a source of factual, business or operational information about us or MFW. The representations, warranties and covenants made by us and MFW are qualified and subject to important limitations agreed to by us and MFW in connection with negotiating the terms of the merger agreement. Furthermore, the representations and warranties may be subject to standards of materiality applicable to us and MFW that may be different from those which are applicable to you. These representations and warranties may or may not have been accurate as of any specified date and do not purport to be accurate as of the date of this proxy statement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts at the time they were made or otherwise.

Form of the Merger

Subject to the terms and conditions of the merger agreement and in accordance with Georgia law, at the effective time of the merger, H Acquisition Corp. will merge with and into us. The separate corporate existence of H Acquisition Corp. will cease, and we will continue as the surviving corporation and will become a wholly owned subsidiary of MFW.

Effective Time of the Merger

Except as described in the following sentence, the closing of the merger will occur as soon as practicable, but no later than the fifth business day, after the satisfaction or (to the extent permitted by law) waiver of all of the closing conditions provided in the merger agreement, except for those conditions that, by their terms, are to be satisfied at the closing (but subject to the satisfaction or (to the extent permitted by law) waiver of those conditions), or on such other date as Harland and MFW may agree in writing. The parties have agreed, however, that the parties will not be required to close the merger (with or without the satisfaction of closing conditions) prior to (i) the final day of the Completion Period or (ii) an earlier date specified by MFW upon three business days’ notice to us. See “Proposal 1—The Merger Agreement—Conditions to the Merger” beginning on page 45.

On the closing date, the surviving corporation will file a completed, executed and acknowledged certificate of merger with the Secretary of State of the State of Georgia. At that time, or at such later time as may be agreed by the parties in writing and specified in the certificate of merger, the merger will become effective.

Directors and Officers of the Surviving Corporation

The directors of H Acquisition Corp. immediately prior to the effective time of the merger will be the initial directors of the surviving corporation.

Our officers immediately prior to the effective time of the merger will be the initial officers of the surviving corporation (other than those officers who H Acquisition Corp. determines should not remain as officers of the surviving corporation). The directors and officers will serve in accordance with the articles of incorporation and bylaws of the surviving corporation until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.

Articles of Incorporation and Bylaws of the Surviving Corporation

At the effective time of the merger:

•       our articles of incorporation will be amended as set forth in the merger agreement, and as so amended, will become the articles of incorporation of the surviving corporation until they are amended in accordance with applicable law; and

•       our bylaws will be amended as set forth in the merger agreement, and as so amended, will be the bylaws of the surviving corporation until they are amended in accordance with applicable law.

Merger Consideration

At the effective time of the merger, each outstanding share of our common stock, other than (1) shares owned by MFW or H Acquisition Corp. or any of their subsidiaries, (2) shares owned directly by us or any of our subsidiaries and (3) shares held by dissenting shareholders who properly demand and perfect their dissenters’ rights under Georgia law, will be converted into the right to receive $52.75 per share in cash, without interest. Shares owned by MFW, H Acquisition Corp. or us or any subsidiary thereof will be cancelled at the effective time of the merger without any payment. Our shareholders will receive the merger consideration after exchanging their stock certificates in accordance with the instructions contained in the letter of transmittal to be sent to our shareholders shortly after completion of the merger. The price of $52.75 per share was determined through negotiations between MFW and us.

MFW, the surviving corporation and the paying agent will be entitled to deduct and withhold from the consideration otherwise payable to any holder of shares of our common stock, stock options, stock appreciation rights and stock equivalent units such amounts that it is required to deduct and withhold with respect to making such payment under the Internal Revenue Code, or any other applicable state, local or foreign tax law.

Effect on Stock Options, Restricted Stock, Stock Appreciation Rights and Stock Equivalent Units

Prior to the effective time of the merger, we will have taken all necessary action such that, immediately prior to the effective time of the merger, (1) all outstanding options to purchase shares of our common stock granted under our equity compensation plans will, to the extent not then vested, accelerate and become fully vested and exercisable, (2) all vesting restrictions on shares of restricted stock issued under our equity compensation plans will lapse, and (3) all outstanding options, stock appreciation rights and stock equivalent units will be cancelled and/or converted as described below.

At the effective time of the merger, each option to purchase shares of our common stock will be cancelled and converted into the right to receive a cash payment equal to the excess of $52.75 per share over the exercise price per share of the option, multiplied by the number of shares subject to the option, without interest and less any applicable withholding tax.

All shares of restricted stock issued and outstanding immediately prior to the effective time of the merger will become fully vested and (other than any such shares owned by shareholders properly demanding dissenters’ rights) will be converted into the right to receive $52.75 per share in cash, without interest and less any applicable withholding tax. Each outstanding stock appreciation right will be cancelled and converted into the right to receive a cash payment equal to the excess (if any) of (i) the lesser of the “target price” applicable thereto and $52.75 per share over (ii) the “grant price” applicable thereto, without interest and less any applicable withholding tax. Each stock equivalent unit outstanding immediately prior to the effective time of the merger will cease to represent the right to receive a share of Harland common stock and instead will be converted into the right to receive an amount in cash based on the value of a share of Harland common stock as determined in accordance with the applicable director compensation plan under which the stock equivalent unit was issued.

Payment Procedures

Prior to the effective time of the merger, MFW will designate                                        (or another bank or trust company reasonably acceptable to us) to act as the paying agent under the merger agreement. Promptly after the effective time of the merger, MFW will (or cause the surviving corporation to) deposit in trust with the paying agent cash in an amount equal to the aggregate consideration payable in the merger. Promptly after the effective time of the merger, the paying agent will mail to each holder of record of a certificate or certificates that immediately prior to the effective time of the merger represented outstanding shares of our common stock, a letter of transmittal and instructions for use in effecting the surrender of the stock certificate or stock certificates representing shares of our common stock in exchange for cash. The letter of transmittal will specify that delivery will be effected, and risk of loss and title to the certificates representing shares of our common stock will pass, only upon actual delivery of the certificates (or effective affidavits of loss in lieu thereof) to the paying agent. You should not return your stock certificates with the enclosed proxy. Upon surrender to the paying agent of a stock certificate representing shares of our common stock, together with a properly completed and executed letter of transmittal and any other required documents, you will be entitled to receive from the paying agent $52.75 in cash, without interest and less any applicable withholding tax, for each share represented by the stock certificate, and the certificate surrendered will be cancelled.

From and after the effective time of the merger, until it is surrendered, each certificate that previously evidenced shares of our common stock will be deemed to represent only the right to receive $52.75 in cash per share represented by such certificate without interest and less any applicable withholding taxes. No interest will be paid or accrue on any merger consideration payable upon the surrender of the share certificates representing shares of our common stock.

In the event of a transfer of ownership of our common stock that is not registered in our records, the cash consideration for shares of our common stock may be paid to a person other than the person in whose name the surrendered certificate is registered if the certificate surrendered is properly endorsed or otherwise in proper form for transfer and the person who surrenders such certificate must pay all transfer and other taxes required by reason of the payment of the merger consideration to a person other than the registered holder of the certificate surrendered or shall have established to the satisfaction of the surviving corporation that such taxes either have been paid or are not applicable.

The surviving corporation may require the paying agent to deliver to it any funds unclaimed by our shareholders (including interest and other income in respect of such funds) at any time beginning six months after the effective time of the merger. Any holders of our share certificates who have not surrendered such certificates in compliance with the above described procedures may thereafter look only to the surviving corporation (subject to abandoned property, escheat or other similar laws) for payment of the merger consideration, without interest, to which they are entitled upon surrender of the certificates held by them. Any portion of the funds deposited with the paying agent remaining unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity will, to the extent permitted by applicable law, become the property of the surviving corporation free and clear of any claims or interest of any person previously entitled to such funds.

If any share certificate for our common stock has been lost, stolen or destroyed, upon making of an affidavit by the owner of such certificate claiming such certificate has been lost, stolen or destroyed and, if required by the surviving corporation, the posting of a bond by such person in an amount as the surviving corporation may direct or otherwise indemnifying the surviving corporation in a manner reasonably satisfactory to the surviving corporation against any claim that may be made against the surviving corporation with respect to that certificate, the paying agent will deliver to such person the merger consideration, without interest and less any applicable withholding taxes, with respect to the shares formerly represented by such lost, stolen or destroyed certificate.

Share certificates should not be surrendered by our shareholders before the effective time of the merger and should be sent only pursuant to instructions set forth in the letter of transmittal to be mailed to our shareholders promptly following the effective time of the merger. In all cases, the merger consideration will be provided only in accordance with the procedures set forth in this proxy statement and such letters of transmittal.

The merger consideration paid to you upon exchange of your shares of our common stock will be paid in full satisfaction of all rights relating to the shares of our common stock.

Conditions to the Merger

Conditions to Each Party’s Obligation

Each party’s obligation to complete the merger is subject to the satisfaction or waiver (to the extent permitted by law) of the following conditions:

•       the merger agreement will have been adopted by the requisite vote of our shareholders;

•       the waiting period (and any extension thereof) applicable to the merger under the HSR Act will have terminated or expired; and

•       no temporary restraining order, preliminary or permanent injunction or other order issued by any governmental authority of competent jurisdiction or other legal restraint which prohibits, restrains or renders illegal the consummation of the merger will be in effect.

Additional Conditions to Our Obligations

Our obligations to complete the merger are subject to the satisfaction by MFW or waiver by us of the following conditions:

•       the representations and warranties of MFW and H Acquisition Corp. contained in the merger agreement (disregarding qualifications as to materiality or similar qualifications) will have been true, complete and correct as of the date of the merger agreement and as of the closing date of the merger as though made on the closing date of the merger, except where the failure of such representations and warranties to be true, complete and correct would not prevent, materially delay or materially impede the ability of MFW or H Acquisition Corp. to complete the merger and the other transactions contemplated by the merger agreement;

•       MFW and H Acquisition Corp. will have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by them at or prior to the closing date of the merger; and

•       an executive officer of MFW will have delivered to us a certificate to the effect that the foregoing conditions to our obligations to complete the merger have been satisfied.

Additional Conditions to MFW’s and H Acquisition Corp.’s Obligations

The obligations of MFW and H Acquisition Corp. to complete the merger are subject to the satisfaction by us or waiver by MFW of the following conditions:

•       our representations and warranties contained in the merger agreement (disregarding all qualifications as to materiality or material adverse effect or similar qualifications) will have been true, complete and correct as of the date of the merger agreement and as of the closing date of the merger as though made on the closing date, except where the failure of such representations or warranties to be true, complete and correct would not have a material adverse effect;

•       we will have performed in all material respects each of the obligations, and complied in all material respects with each of the agreements and covenants, required to be performed by or complied by us at or prior to the closing date of the merger;

•       one of our executive officers will have delivered a certificate to MFW to the effect that the foregoing conditions to MFW’s and H Acquisition Corp.’s obligations to complete the merger have been satisfied; and

•       there must not be pending or threatened any administrative or judicial action brought by or on behalf of a governmental authority challenging the merger as inconsistent with or violative of any antitrust law.

As a result of the conditions to the completion of the merger, even if the requisite shareholder approval is obtained, there can be no assurance that the merger will be completed. In addition, until the earlier to occur of the effective time of the merger and the termination of the merger agreement, we are required to promptly notify MFW in writing of any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions to closing impossible or unlikely.

Material Adverse Effect

For purposes of the merger agreement, certain of our representations and certain of the conditions to complete the merger are qualified by a “material adverse effect” clause, which means any change, effect, event, circumstance or development, individually or in the aggregate, together with all other changes, effects, events, circumstances or developments, that is or would reasonably be expected to (i) have a materially adverse effect on the business, assets, financial condition or results of operations of us and our subsidiaries, taken as a whole, or (ii) prevent, materially delay or materially impede our ability to consummate the transactions contemplated by the merger agreement. However, excluded from assessing a material adverse effect in the case of clause (i) are changes, effects, events, circumstances or developments resulting from: (A) the announcement or pendency of the merger agreement, the transactions contemplated by the merger agreement or performance of or compliance with the terms of the merger agreement; (B) general economic or financial market conditions, provided that such change, effect, event, circumstance or development does not disproportionately impact us and our subsidiaries, taken as a whole; (C) conditions affecting our industries, provided that such change, effect, event, circumstance or development does not disproportionately impact any of our applicable business segments; (D) any actions taken, or failure to take action, or such other changes or events, in each case, expressly provided for in the merger agreement or to which MFW has expressly consented or requested in writing; (E) any failure, in and of itself, by us to meet any projections, forecasts or revenue or earnings predictions for any period ending on or after the date of the merger agreement (but the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a material adverse effect); or (F) changes in generally accepted accounting principles.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after the special meeting, if any of the following events occur:

•       MFW and Harland agree to terminate by mutual written consent;

•       an injunction or other order or other legal restraint that prohibits the consummation of the merger becomes final and non-appealable, except that the party seeking to terminate the merger agreement under this provision will have used its reasonable best efforts to contest, appeal and remove such injunction, order or other legal restraint;

•       the merger is not consummated on or prior to December 31, 2007 (the “Outside Date”); provided, however, that, in the event the Completion Period has not terminated on or before the Outside Date, the Outside Date may be extended by MFW (by written notice to us) to the day following the last day of the Completion Period (and, if so extended, the “Outside Date” will be deemed to refer to such later date); provided, further, however, that the right to terminate the merger agreement under this provision will not be available to a party if the failure of the closing to occur by such date is primarily due to the failure of such party to perform its obligations under the merger agreement;

•       our shareholders fail to approve the merger at the special meeting (or at any adjournment or postponement thereof at which a vote on the merger was taken); or

•       Harland, MFW or H Acquisition Corp. breaches any of its respective representations and warranties or covenants in a manner that would give rise to the failure of a closing condition, and such breach is incapable of being cured by the Outside Date.

In addition, MFW may terminate the merger agreement in the event that:

•       our board of directors withdraws (or modifies or qualifies in a manner adverse to MFW in any material respect) or publicly proposes to withdraw its recommendation that our shareholders approve the merger agreement;

•       our board of directors approves or recommends, or publicly proposes to approve or recommend, a “company takeover proposal” (as defined herein);

•       we enter into any merger agreement, letter of intent or other contract providing for or relating to a company takeover proposal;

•       we enter into any contract requiring us to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement;

•       we propose or agree to do any of the foregoing; or

•       we fail to call the special meeting in accordance with the merger agreement.

Termination Fees

Generally, all fees and expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such fees and expenses, whether or not the merger is completed.

Harland Termination Fee

There are certain circumstances that will require us to pay a termination fee of $52.5 million to MFW:

•       MFW terminates the merger agreement as described in the last paragraph under “Proposal 1—The Merger Agreement—Termination of the Merger Agreement”; or

•       each of the following conditions is satisfied: (i) a third party makes, or announces an intention to make, a company takeover proposal (assuming that references to 15% in the definition thereof are 50%); (ii) thereafter, MFW or Harland terminates the merger agreement because (A) our shareholders fail to approve the merger agreement or (B) the merger is not consummated on or prior to the Outside Date (but only if the special meeting has not been held); and (iii) within 12 months after such termination, we or any of our subsidiaries enter into an agreement to consummate, or consummate, any company takeover proposal (assuming that references to 15% in the definition thereof are 50%).

MFW Termination Fee

A termination fee of $52.5 million and reimbursement for retention bonuses of up to $12 million (described under “Covenants Under the Merger Agreement—Retention Bonuses”) will be payable by MFW to us if either we or MFW terminates the merger agreement because (i) an injunction or other legal restraint that prohibits the consummation of the merger becomes final and non-appealable or (ii) the merger is not consummated on or prior to the Outside Date and at the time of any such termination all conditions have been satisfied or waived except for (A) conditions related to U.S. antitrust laws and (B) conditions that are capable of being satisfied on the date of termination but, by their terms, cannot be satisfied until the closing date. We will be required to reimburse the $52.5 million fee (but not the $12 million retention bonus payment) if, within 12 months after such termination, we or any of our subsidiaries enter into an agreement to consummate, or consummate, any company takeover proposal (assuming that references to 15% in the definition thereof are 50%) that has consideration with a value that is equal to or higher than $52.75 per share of our common stock.

Representations and Warranties

The merger agreement contains representations and warranties made by each of the parties. These representations and warranties relate to the following subject matters with respect to each party:

•       corporate existence and good standing;

•       corporate power and authorization to enter into and carry out the obligations of the merger agreement and the enforceability of the merger agreement and the absence of any conflict with or violation of organizational documents, third party contracts or laws as a result of entering into and carrying out the obligations of the merger agreement;

•       consents, approvals, or authorizations from or notices to governmental authorities with respect to entering into or carrying out the obligations of the merger agreement;

•       accuracy of the information supplied for inclusion in this proxy statement; and

•       fees payable to agents, brokers, finders and investment bankers.

In addition, we made additional representations and warranties with respect to the following subject matters:

•       our board’s approval and adoption of the merger agreement and recommendation to shareholders to approve the merger agreement and the inapplicability of any “takeover laws” to the merger agreement and the merger;

•       our capitalization and indebtedness;

•       our subsidiaries;

•       our filings and reports with the SEC and our financial statements;

•       the absence of undisclosed liabilities or specified changes or events with respect to us and our subsidiaries;

•       contracts;

•       real property and assets;

•       our compliance with laws and reporting requirements and our internal control over financial reporting and disclosure controls and procedures;

•       litigation;

•       employee benefit plans;

•       labor and employment matters and labor relations;

•       intellectual property;

•       privacy policies;

•       environmental matters;

•       tax matters;

•       insurance;

•       key customers and suppliers;

•       our shareholder rights plan; and

•       the receipt of Goldman Sachs’ fairness opinion.

MFW and H Acquisition Corp. made additional representations and warranties related to the following subject matters:

•       availability of sufficient committed financing to complete the merger;

•       no prior activities of H Acquisition Corp.; and

•       not being an “interested shareholder” of Harland or an “associate” or “affiliate” of an “interested shareholder” of Harland (as such terms are defined in the GBCC).

Covenants Under the Merger Agreement

Conduct of Business Pending the Merger

Until the closing date of the merger and unless otherwise contemplated by the merger agreement, subject to certain identified exceptions, we will and will cause each of our subsidiaries to conduct our or its (as the case may be) operations in the ordinary course consistent with past practice, use commercially reasonable efforts to preserve intact our current business organizations, keep available the services of our current officers and employees and preserve the goodwill of and maintain satisfactory relationships with persons having business relationships with us and our subsidiaries.

In addition, during the period until the closing date of the merger, we have agreed to specific restraints relating to the following (subject to certain exceptions and unless consented to in writing by MFW (such consent not to be unreasonably withheld or delayed)):

•       amending or otherwise changing our organizational documents;

•       the issuance, delivery, sale, pledge, transfer, conveyance, disposal or encumbrance of any equity interest in us or our subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any equity interests in us or our subsidiaries, or any other ownership interest or voting security, of us or our subsidiaries;

•       the declaration or payment of any dividend or other distribution payable in cash, stock, property (except for regular quarterly dividends not exceeding $0.175 per share of Harland common stock or dividends by our wholly owned subsidiaries to us or one of our other wholly owned subsidiaries);

•       the reclassification, combination, split, subdivision, redemption, purchase or other acquisition of any equity interests of us or our subsidiaries or any options, warrants, convertible securities or other rights of any kind to acquire or receive any equity interest in us or our subsidiaries (other than acquisitions by us pursuant to benefit plans);

•       the internal reorganization or restructuring of the ownership structure of any of our subsidiaries or our or our subsidiaries’ businesses or divisions;

•       the redemption, repurchase, prepayment, defeasing or other acquisition of any of our or our subsidiaries’ indebtedness;

•       the acquisition, lease, licensing, sale, disposition or encumbrance of any entity, equity interests or assets;

•       the incurrence, modification, guarantee, assumption, endorsement or otherwise becoming responsible for any indebtedness, or the making of any loans, advances or capital contributions to, or investments in, any other entity (other than one of our wholly owned subsidiaries);

•       the offering, placement, arrangement or proposal to issue debt securities or commercial bank or other credit facilities (other than with respect to the MFW financing);

•       the entry into, making of any proposal for, or renewal, extension, amendment, modification, termination or cancellation of, any material contract, or the waiver, release or assignment of any right or claim under any material contract;

•       the acceleration of the delivery or sale of products or the incurrence of capital expenditures, or the offering of discounts on sale of products or premiums on purchase of raw materials;

•       changes to compensation and benefit arrangements with respect to our directors, executive officers and employees (except as contemplated by the merger agreement, to the extent required by any benefit plan, or as required by law, and with regards to the increase in compensation to employees who are not directors or officers, except as effected in the ordinary course of business consistent with past practice);

•       the entry into in certain related party transactions;

•       the settlement or dismissal of any claim, action, suit, arbitration, mediation, inquiry, proceeding or investigation threatened against, relating to or involving us or any of our subsidiaries;

•       actions with respect to taxes;

•       changes in accounting policies or procedures;

•       the waiver, release or amendment of, or the failure to enforce, contract standstill provisions;

•       the granting, acquisition or disposition of, or permitting to lapse any rights to, any intellectual property, or disclosure of trade secrets;

•       the effectuation of a “plant closing” or a “mass layoff” at any time during the 90 days before the closing date of the merger, without materially complying with the notice and other requirements of the Worker Adjustment and Retraining Notification Act of 1988, as amended; or

•       the agreement to take any of the foregoing actions.

Access to Information; Certain Notices

During the period from the execution of the merger agreement through the earlier of the termination of the merger agreement and the effective time of the merger, we will afford MFW and its representatives reasonable access, during normal business hours, to officers, employees, agents, representatives and all properties of Harland and its subsidiaries, and will furnish, within a reasonable time, to MFW all financial, operating and other data and information as MFW may reasonably request, and our monthly financial statements.

We have also agreed to notify MFW if (i) any key customer or key supplier has cancelled, otherwise terminated or adversely modified its relationship with us or any of our subsidiaries, (ii) we or our subsidiaries receive any notice from a key customer or key supplier regarding its intention to (A) terminate or adversely modify in any material respect its relationship with us or any of our subsidiaries or (B) request proposals with respect to any business currently provided by us or any of our subsidiaries and (iii) we or any of our subsidiaries become involved in any material dispute with a key customer or key supplier.

No Solicitation

We have agreed that we will not, and we will cause our subsidiaries, affiliates and representatives not to:

•       initiate, solicit or knowingly encourage or facilitate (including by way of providing information) the submission of any inquiries, proposals or offers that constitute, or would reasonably be expected to lead to, any company takeover proposal, or participate or engage in any discussions or negotiations with respect thereto;

•       approve or recommend, or publicly propose to approve or recommend, a company takeover proposal;

•       enter into any merger agreement, letter of intent or other contract providing for or relating to a company takeover proposal;

•       enter into any contract requiring us to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement; or

•       propose or agree to do any of the foregoing (provided that this provision will not affect our right to negotiate with a person in respect of a company takeover proposal or superior proposal in compliance with the provisions described below).

However, this covenant will not prohibit us, at any time prior to obtaining the approval of the merger agreement by our shareholders, from (i) furnishing information regarding Harland and its subsidiaries to a person making a company takeover proposal (subject to the execution of an acceptable confidentiality agreement) and (ii) participating in discussions or negotiations with the person making such company takeover proposal regarding such company takeover proposal if:

•       we have received an unsolicited bona fide written company takeover proposal from any third party; and

•       our board of directors determines in good faith, after consultation with its independent financial advisor and outside counsel, that (a) such company takeover proposal constitutes, or would reasonably be expected to result in, a superior proposal, and (b) the failure to provide our non-public information or enter into discussions or negotiations with such third party would reasonably be expected to be inconsistent with its fiduciary duties under applicable law.

In these circumstances, we are also required to:

•       promptly provide MFW any non-public information that is provided to a third party and not previously provided to MFW;

•       promptly notify MFW in the event we receive a company takeover proposal, including the material terms and conditions thereof and the identity of the person making such company takeover proposal;

•       keep MFW reasonably apprised as to the status and any material developments, discussions and negotiations concerning such company takeover proposal; and

•       notify MFW orally and in writing if we determine to begin providing information or to engage in negotiations concerning a company takeover proposal.

At any time prior to obtaining the approval of the merger agreement by our shareholders, if our board of directors determines in good faith (after consultation with its independent financial advisor and outside counsel) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable law, the board may withdraw (or modify or qualify in a manner adverse to MFW in any material respect) or publicly propose to withdraw its recommendation that our shareholders approve the merger agreement. Our board of directors, however, may not withdraw (or modify or qualify in a manner adverse to MFW in any material respect) or publicly propose to withdraw its recommendation to approve the merger agreement unless:

•       we have provided prior written notice to MFW at least three business days in advance (the “Notice Period”), of the board’s intention to withdraw its recommendation specifying its reasons, including, if the basis for the withdrawal is the existence of a superior proposal, the terms and conditions of any such superior proposal (including the identity of the party making such superior proposal) and a copy of the relevant proposed transaction contracts with the party making such superior proposal; and

•       we have, and have caused our financial advisors and outside counsel to, during the Notice Period, negotiate with MFW in good faith (to the extent MFW desires to negotiate) to make such adjustments in the terms and conditions of the merger agreement so that there is no longer a basis for the board to withdraw its recommendation.

In the event of any material revisions to any applicable superior proposal, we will be required to deliver a new written notice to MFW and to comply with the requirements described above with respect to the new written notice.

We are not entitled to enter into any contract (other than an acceptable confidentiality agreement) with respect to a superior proposal unless the merger agreement has been or is concurrently terminated by its terms and we have paid to MFW the termination fee of $52.5 million.

As long as we comply with the restrictions described above, the merger agreement also does not prohibit us from (i) taking and disclosing to our shareholders a position (contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act) with respect to third-party tender offers or (ii) making any required disclosure to our shareholders if, in the good faith judgment of our board of directors, after consultation with and receipt of advice from its outside counsel, failure to disclose such information would reasonably be expected to be inconsistent with its obligations under applicable law.

As described in this proxy statement, “company takeover proposal” means any inquiry, proposal or offer from any person or group of persons other than MFW or its affiliates relating to any direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or assets of Harland and its subsidiaries, taken as a whole, or 15% or more of any class or series of securities of Harland or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person or group of persons beneficially owning 15% or more of any class or series of our capital stock, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Harland (or any subsidiary or subsidiaries whose business constitutes 15% or more of net revenues, net income or assets of Harland and its subsidiaries, taken as a whole).

As described in this proxy statement, “superior proposal” means a bona fide company takeover proposal (except that references to 15% will be deemed to be references to “more than 66 2/3%”) made in writing and not solicited by us in violation of the prohibitions described above that is on terms that our board of directors determines in good faith (after consultation with its independent financial advisor), taking into account, among other things, all legal, financial (including the effect of any termination fee payable) and other aspects of the company takeover proposal and the third party making the company takeover proposal (including the financial capability of such third party to consummate the company takeover proposal), is more favorable to our shareholders than the transactions contemplated by the merger agreement.

Our Shareholder Rights Plan

We have agreed not to take any action to (i) amend our shareholder rights plan or to redeem the rights thereunder, or (ii) exempt any person from the restrictions on “business combinations” contained in Article 11 of the GBCC (or any similar provisions) or otherwise cause such restrictions not to apply.

Further Action; Reasonable Best Efforts

Subject to the terms and conditions of the merger agreement, we, MFW and H Acquisition Corp. have agreed to use our reasonable best efforts to take, or cause to be taken, all appropriate actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the merger agreement. Without limiting the foregoing, the parties have agreed to:

•       make any required submissions under the HSR Act that we or MFW determines should be made and to make other required filings pursuant to other antitrust laws as promptly as practicable and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or other antitrust laws;

•       use reasonable best efforts to take or cause to be taken all actions necessary, proper or advisable consistent with the applicable provisions in the merger agreement to cause the expiration or termination of the applicable waiting periods under the HSR Act or other antitrust laws as soon as practicable;

•       promptly notify the other party of any communication to that party from any governmental authority in respect of any filing, investigation or inquiry concerning the merger agreement or the merger;

•       participate in substantive meetings or discussions with any governmental authority in respect of any filing, investigation, or inquiry concerning the merger agreement or the merger;

•       furnish the other party with copies of all correspondences, filings, and written communications between them and any governmental authority with respect to the merger agreement and the merger; and

•       promptly notify the other party if such party becomes aware that any third party has any objection to the merger on antitrust or anti-competitive grounds.

We and MFW have also agreed to cooperate with each other (i) to determine whether any filings are required to be or should be made or consents, approvals or waivers are required to be or should be obtained under any other applicable law and (ii) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such consents, approvals or waivers.

The parties to the merger agreement have also agreed to use their reasonable best efforts to resolve any objections that may be asserted by any person with respect to the transactions contemplated by the merger agreement under antitrust laws or other applicable law in order to enable the transactions contemplated by the merger agreement to be consummated as promptly as practicable. In addition, if any claim, action, suit, arbitration, mediation, inquiry, proceeding or investigation is pending or threatened challenging the transactions contemplated by the merger agreement as inconsistent with or violative of any antitrust law or other applicable law, the parties will cooperate and use reasonable best efforts to vigorously contest and resist any such claim, and to have vacated, reversed or overturned any order under any antitrust law that is in effect and that prohibits, delays or restricts the transactions contemplated by the merger agreement.

However, none of Harland, MFW, H Acquisition Corp. or any of their respective affiliates will be obligated to (i) limit or not exercise any rights of ownership of any securities (including shares of our common stock), or divest, dispose of or hold separate any securities or all or a portion of their respective businesses, assets or properties or of the business, assets or properties of Harland or any of its subsidiaries (or agree to do any of the foregoing), (ii) limit the ability of such entities (A) to conduct their respective businesses or own their respective businesses, assets or properties or to conduct the businesses or own the businesses, properties or assets of Harland and its subsidiaries or (B) to control their respective businesses or operations or the businesses or operations of Harland and its subsidiaries (or agree to do any of the foregoing) or (iii) take or agree to take any other action or agree to any other limitation or restriction, that (in the case of clause (i), (ii) or (iii) above) could reasonably be expected to have a material adverse effect on the business, assets, financial condition or results of operations of either (1) MFW and its affiliates, taken as a whole, or (2) any of our business segments. However, we are obligated to take or agree to take any such action or agree to such limitations or restrictions to the extent requested in writing by MFW if the effectiveness of any such action or agreement is contingent upon the closing of the merger.

In connection with obtaining any approval or consent with respect to the merger, we may not pay or commit to pay to any person (other than a governmental authority) whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such person without the prior written consent of MFW. Neither MFW nor H Acquisition Corp. will be required to pay or commit to pay to any person (other than a governmental authority) whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation.

The parties to the merger agreement have agreed to use their reasonable best efforts to take all action necessary so that no anti-takeover law is or becomes applicable to the merger or any of the other transactions contemplated by the merger agreement. In the event that any anti-takeover law is or becomes applicable to any of the foregoing, the parties to the merger agreement will use their reasonable best efforts to take all action necessary so that the merger and the other transactions contemplated by the merger agreement may be consummated as promptly as practicable on the terms contemplated by the merger agreement and to otherwise minimize the effect of anti-takeover law on the merger and the other transactions contemplated by the merger agreement.

Directors’ and Officers’ Indemnification and Insurance

The surviving corporation will indemnify our present and former officers and directors against any and all costs or expenses arising out of, relating to or in connection with any acts or omissions occurring or alleged to occur prior to the effective time of the merger (including the approval of the merger agreement, the merger or the other transactions contemplated by the merger agreement or arising out of or pertaining to the transactions contemplated by the merger agreement) as provided by the terms of our articles of incorporation or bylaws and under any agreement as in effect on December 19, 2006.

The merger agreement also requires MFW to cause the surviving corporation to obtain prepaid or “tail” officers’ and directors’ liability insurance providing coverage to each person currently covered by our directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the effective time of the merger for six years following the effective time of the merger, to the extent available for up to a specified premium.

Public Announcements

We and MFW have agreed to obtain the prior written consent of the other party (which consent may not be unreasonably withheld or delayed) prior to making any public release or announcement with respect to the merger or the merger agreement, except for such releases or announcements which may be required by law or the rules or regulations of any applicable United States securities exchange or regulatory or governmental body to which the relevant party is subject.

MFW Financing

MFW, through Clarke American Corp. (its wholly owned subsidiary), has obtained committed financing necessary to consummate the merger.

We have agreed that we will, and we use our reasonable best efforts to cause our officers, employees, consultants and advisors to, provide MFW such cooperation as may be reasonably requested by MFW in connection with its arrangement of such financing in order to complete the merger and the transactions contemplated by the merger agreement, including (i) participating in meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, (ii) assisting with the preparation of financial information and other materials for rating agency presentations, offering documents, private placement memoranda, registration statements, bank information memoranda, prospectuses, business projections and similar documents required in connection with the financing, (iii) causing our independent accountants to provide assistance and cooperation to MFW, including providing consent to MFW to use their audit reports and providing any necessary “comfort letters”, (iv) assisting in the negotiation of, and executing and delivering, definitive financing documents to the extent reasonably requested by MFW and otherwise reasonably facilitating the pledging of collateral, (v) obtaining surveys and title insurance reasonably requested by MFW and (vi) as promptly as practicable, furnishing to MFW and its financing sources with all financial and other pertinent information regarding us and our subsidiaries reasonably requested by MFW to consummate the financing; provided, that the foregoing will not require such cooperation to the extent it would interfere unreasonably with the business or operation of us or our subsidiaries.

Benefits Continuation

The Merger Agreement provides that for 12 months after the effective time of the merger (the “continuation period”), our employees and those of our subsidiaries who remain employed by MFW, the surviving corporation or any of its subsidiaries (the “continuing employees”) will receive compensation and benefits that, in the aggregate, are substantially comparable to the employee benefits provided under our employee benefit plans in effect immediately prior to the effective time of the merger. However, neither MFW, nor the surviving corporation nor their subsidiaries will have any obligation to issue or adopt any plans or arrangements providing for the issuance of shares of capital stock, warrants, options, stock appreciation rights or other rights in respect of any shares of capital stock, and none of our plans or arrangements that provide for equity issuance will be taken into account in determining whether employee benefits are substantially comparable in the aggregate. After the continuation period, continuing employees will be entitled to participate in the employee benefit plans maintained by MFW and its subsidiaries (including equity-based and equity-related plans) to the same extent as other similarly situated employees of MFW and its subsidiaries.

Except as would result in a duplication of benefits for the same period of service, to the extent that any employee benefit plans of MFW or its subsidiaries are made available to any continuing employee, MFW will grant such continuing employee credit for all service with Harland and its subsidiaries prior to the effective time of the merger (as well as service with any of our predecessor employers, to the extent service with the predecessor employer is recognized by us or our subsidiaries) for all purposes, including determining eligibility, level of benefits, vesting and benefit accruals (other than benefit accruals under any employee pension benefit plan). In addition:

•       each continuing employee will be immediately eligible to participate, without any waiting time, in all employee benefit plans sponsored by MFW and its subsidiaries (the “new plans”) to the extent coverage under any such new plan replaces coverage under a comparable benefit plan in which the continuing employee participates immediately before the effective time of the merger (the “old plans”);

•       for purposes of each new plan providing medical, dental, pharmaceutical, vision and/or disability benefits to any continuing employee, MFW will use commercially reasonable efforts to cause all waiting periods, pre-existing condition exclusions and actively-at-work requirements of such new plan to be waived for the continuing employee and his or her covered dependents; and

•       MFW will use commercially reasonable means to cause any eligible expenses incurred by a continuing employee and his or her covered dependents during the portion of the plan year of the old plan ending on the date such employee’s participation in the corresponding new plan begins to be given full credit under the new plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to the continuing employee and his or her covered dependents for the plan year as if such amounts had been paid in accordance with the new plan.

For a period of one year following the effective time of the merger, MFW will maintain, or will cause the surviving corporation to maintain, the material terms of the severance plans of Harland and its subsidiaries as in effect at the effective time of the merger, and will provide each continuing employee who is employed primarily in the United States or Puerto Rico and whose employment is terminated without cause by MFW, the surviving corporation or their subsidiaries on or prior to the first anniversary of the effective time of the merger with severance and other separation benefits that are no less favorable in the aggregate than what would be payable to the continuing employee pursuant to the severance plan or policy applicable to the employee at the effective time of the merger. For purposes of determining the severance and other separation benefits payable to a continuing employee, the continuing employee’s service with Harland and its subsidiaries (as well as any recognized predecessor service) prior to the effective time of the merger as well as the employee’s service with MFW and its subsidiaries following the effective time will be recognized.

MFW will honor and continue in all material respects the cash incentive compensation plans maintained by Harland and its subsidiaries at the effective time of the merger with respect to the annual performance period in which the effective time of the merger occurs (the “incentive plans”). At the times set forth in the incentive plans, MFW will make payments to the continuing employees in accordance with the applicable material terms of the incentive plans, without regard to any plan provision requiring an employee to remain continuously employed until the date that payments under the applicable incentive plan are made. MFW also will pay any continuing employee whose employment is terminated without cause by MFW, the surviving corporation or their subsidiaries (as determined by MFW or its subsidiaries), prior to the time at which such payments are made, an amount in cash equal to the continuing employee’s target annual bonus in effect under the applicable incentive plan as of the effective time of the merger, prorated to reflect the portion of the annual performance period that elapsed prior to termination.

The merger agreement does not (i) guarantee employment to any continuing employee for any period of time for, or preclude the ability of MFW, the surviving corporation or any of their subsidiaries to terminate, any continuing employee for any reason, or (ii) except as described above, require MFW, the surviving corporation or any of their subsidiaries to continue any benefit plan or prevent the amendment, modification or termination of any benefit plan after the closing date of the merger.

Retention Bonuses

The merger agreement provides for the payment of up to $12 million of retention bonuses to certain of our employees (who are not covered by an individual employment, severance or change in control agreement) who will enter into retention bonus agreements. Retention bonuses will be paid to such employees who remain continuously employed from the date of the signing of the merger agreement until the date that is 30 days following the closing date. In addition, if the merger agreement is terminated, the retention bonuses will be payable 30 days following such termination; provided that the employees have remained employed until that date. Finally, such employees who are terminated without cause prior to the applicable payment date also will be entitled to payment within 30 days following termination. In the event that the merger agreement is terminated under circumstances that require the payment of a termination fee by MFW, in addition to the termination fee, MFW will pay us an amount equal to our obligations with respect to the retention bonuses. We will be solely liable for retention bonuses if the merger agreement terminates under circumstances that do not require payment of a termination fee by MFW.

Amendment and Waiver

The merger agreement may be amended at any time by the parties before or after approval by our shareholders. However, after approval of the merger agreement by our shareholders, no amendment can be made without first obtaining the approval of our shareholders if the amendment is otherwise required by law to be approved by our shareholders.

Prior to the effective time of the merger, any party may:

•  extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement;

•  waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; and

•  waive compliance with any of the agreements or conditions contained for the benefit of such party, except that no waiver can be made by us without first obtaining the approval of our shareholders if the waiver is otherwise required by law to be approved by our shareholders.

Specific Performance

The parties to the merger agreement have agreed that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of the merger agreement were not performed in accordance with their specific terms or were otherwise breached. The parties will be entitled to seek an injunction to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement.

DISSENTERS’ RIGHTS

The discussion of the provisions set forth below is not a complete summary regarding your dissenters’ rights under Georgia law and is qualified in its entirety by reference to the text of the relevant provisions of Georgia law, which are attached to this proxy statement as Annex C. Shareholders intending to exercise dissenters’ rights should carefully review Annex C. Failure to follow precisely any of the statutory procedures set forth in Annex C may result in a termination or waiver of these rights.

Under Georgia law, you are entitled to dissent from the merger and seek to obtain payment of the “fair value” of your shares, if you comply with the applicable requirements of Article 13 of the GBCC. You must follow the steps outlined in the GBCC and summarized below in order to be entitled to payment of the “fair value” of your shares.

If you wish to assert your dissenters’ rights, you must:

•       deliver to us before the vote is taken at the special meeting written notice of your intent to demand payment for your shares if the merger is effectuated; and

•       not vote your shares in favor of approval of the merger.

Merely voting against the merger, however, will not satisfy your notice requirement if you intend to exercise your dissenters’ rights. Failure to vote against the merger will not constitute a waiver of your dissenters’ rights.

If the merger is approved, we will be required to deliver a written dissenters’ notice to all holders of common stock who satisfied the above requirements. We will be required to send this notice no later than ten days after the merger is approved by our shareholders. The notice must:

•       state where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

•       inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

•       set a date by which we must receive the payment demand, which cannot be fewer than 30 nor more than 60 days after the date our written dissenters’ notice is delivered; and

•       be accompanied by a copy of Article 13 of the GBCC on dissenters’ rights.

If you properly assert your dissenters’ rights and we send you a dissenters’ notice, you will have to demand payment and deposit your certificates in accordance with the terms of the notice. If you do not demand payment or deposit your share certificates where required, each by the date set forth in the dissenters’ notice, you will not be entitled to payment for your shares pursuant to Article 13 of the GBCC.

Within ten days of the later of the date the merger is effectuated or receipt of a payment demand, we, by notice to each dissenter who complied with the terms of the dissenters’ notice, must offer to pay to such dissenter the amount which we estimate to be the “fair value” of the dissenters’ shares, plus accrued interest. The offer of payment must be accompanied by:

•       our balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

•       a statement of our estimate of the “fair value” of the shares;

•       an explanation of how the interest was calculated;

•       a statement of the dissenters’ right to demand payment under Section 14-2-1327 of the GBCC; and

•       a copy of Article 13 of the GBCC on dissenters’ rights.

If you are a dissenting shareholder who accepts our offer by written notice to us within 30 days after our offer or is deemed to have accepted such offer by failure to respond within those 30 days, payment for your shares will be made within 60 days after the making of the offer or effectuating the merger, whichever is later. If we do not effectuate the merger within 60 days after the date set for demanding payment and depositing share certificates, we will have to return the deposited certificates and release the transfer restrictions imposed on uncertificated shares. If, after returning deposited certificates and releasing transfer restrictions, we effectuate the merger, we would be required to send a new dissenters’ notice and repeat the payment demand procedure.

A dissenter may notify us in writing of such shareholder’s own estimate of the “fair value” of the shares and amount of interest due, and demand payment thereof, if:

•       the dissenter believes that the amount offered by us is less than the “fair value” of the shares or that the interest due is incorrectly calculated; or

•       we, having failed to effectuate the merger, do not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

A dissenter would waive the right to demand payment and would be deemed to have accepted our offer unless the dissenter were to notify us of his, her or its demand in writing in the manner described above within 30 days after we offered payment for such shareholder’s shares.

If we do not offer payment within the specified time:

•       the dissenting shareholder may demand the information required to accompany the offer of payment listed above, and we would be required to provide the information to the shareholder within ten days after receipt of a written demand for the information; and

•       the shareholder, at any time, within a three-year period following completion of the merger, may notify us of such shareholder’s own estimate of the “fair value” of the shares and the amount of interest due and demand payment of his estimate of the “fair value” of such shareholder’s shares and interest due.

If a demand for payment remains unsettled, we will be required to commence a proceeding within 60 days after receiving the payment demand and petition a superior court in Georgia to determine the “fair value” of the shares and accrued interest. If we fail to commence the proceeding within the 60-day period, we will be required to pay each dissenter whose demand remains unsettled the amount demanded. The court may assess the costs of such proceedings, and the fees and expenses of attorneys, against us or against the dissenter, to the extent the court finds the dissenter acted arbitrarily, vexatiously or not in good faith. No action by a dissenter to enforce the dissenters’ rights may be brought more than three years after completion of the merger.

A copy of the relevant sections of the GBCC regarding dissenters’ rights is attached hereto as Annex C to this proxy statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of Harland common stock by each director, each executive officer and all directors and executive officers as a group, all as of January 15, 2007, and by 5% shareholders as of the dates indicated in the footnotes. The percentage of common stock beneficially owned is based on 25,771,894 outstanding shares of common stock at January 15, 2007. The address for the directors and executive officers is: c/o John H. Harland Company, 2939 Miller Road, Decatur, Georgia 30035.

	Shares of Common Stock Beneficially Owned
Name	Number		Percent
Directors and Executive Officers:
William S. Antle III	17,029	(1)		*
Arlene S. Bates	53,117	(2)		*
Charles B. Carden	120,060	(2)		*
Robert J. Clanin	10,736	(3)		*
Jeffrey D. Heggedahl	24,173	(2)		*
John D. Johns	5,697	(3)		*
Scott A. Kisting	3,989	(4)
Richard K. Lochridge	5,071	(3)		*
John J. McMahon, Jr.	15,715	(5)		*
G. Harold Northrop	12,271	(6)		*
Larry L. Prince	9,156	(7)		*
Eileen M. Rudden	11,488	(8)		*
Jesse J. Spikes	6,548	(3)		*
Philip A. Theodore	111			*
Timothy C. Tuff	1,012,463	(2)	3.9
John C. Walters	60,084	(2)		*
All Directors and executive officers as a group (16 persons)	1,367,708	(2)	5.3
Five Percent Shareholders:
American Century Companies, Inc.	1,512,648	(9)	5.9
Barclays Global Investors, N.A	3,624,392	(10)	14.1
RS Investment Management Co. LLC	1,655,270	(11)	6.4

*Represents less than 1%

       (1)    Includes 7,029 stock equivalent units credited under Harland’s 1996 and 2005 Compensation Plans for Non-Employee Directors (the “Deferral Plans”).

       (2)    Includes 4,800, 6,400, 6,400, 900,000 and 4,800 shares which may be acquired on or before March 15, 2007 upon the exercise of stock options by Ms. Bates and Messrs. Carden, Heggedahl, Tuff and Walters, respectively, and 922,400 shares by all executive officers as a group. Includes 13,500, 26,000, 15,642, 32,600 and 9,300 shares of restricted stock owned by Ms. Bates and Messrs. Carden, Heggedahl, Tuff and Walters, respectively, and 97,042 shares of restricted stock owned by all executive officers as a group.

       (3)    Represents stock equivalent units under the Deferral Plans.

       (4)    Includes 1,489 stock equivalent units under the Deferral Plans.

       (5)    Includes 7,200 shares held in a family limited partnership, 1,475 shares held in a family foundation and 7,040 stock equivalent units under the Deferral Plans.

       (6)    Includes 5,071 stock equivalent units under the Deferral Plans.

       (7)    Includes 7,956 stock equivalent units under the Deferral Plans.

       (8)    Includes 6,072 stock equivalent units under the Deferral Plans.

       (9)    According to a Schedule 13G dated February 14, 2006 filed with the SEC by American Century Companies, Inc. (“ACC”) and American Century Investment Management, Inc. (“ACIM”), 4500 Main Street, Kansas City, Missouri 64111, ACC and ACIM each has sole voting power covering 1,364,632 shares and sole dispositive power covering 1,512,648 shares and beneficially owns all such shares.

(10)    According to a Schedule 13G dated January 31, 2006 filed with the SEC by Barclays Global Investors, N.A. (“Barclays Investors”) and Barclays Global Fund Advisors (“Barclays Advisors”), 45 Fremont Street, San Francisco, California 94105, and various affiliated companies, Barclays Investors has sole voting power covering 2,398,949 shares and sole dispositive power and beneficial ownership covering 2,678,677 shares, and Barclays Advisors has sole voting and dispositive power and beneficial ownership covering 656,295 shares. In addition, according to a Schedule 13G dated January 10, 2006 filed with the SEC by Barclays Bank PLC on behalf of itself and various affiliated companies, Barclays Bank has sole voting and dispositive power covering 289,420 shares.

(11)    According to a Schedule 13G dated February 10, 2006 filed with the SEC by RS Investment Management Co. LLC (“RS LLC”), RS Investment Management, L.P. (“RS LP”), George R. Hecht and RS Partners Fund (“RS Fund”), 388 Market Street, San Francisco California 94111, each of RS LLC, RS LP and Mr. Hecht has shared voting and dispositive power over and beneficially owns 1,655,270 shares and RS Fund has shared voting and dispositive power over and beneficially owns 1,334,530 shares.

PROPOSAL 2—ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING

If we fail to receive a sufficient number of votes to approve the merger agreement, we may propose to adjourn or postpone the special meeting, if a quorum is present, for a period of not more than 120 days for the purpose of soliciting additional proxies to approve the merger agreement. We currently do not intend to propose adjournment or postponement of our special meeting if there are sufficient votes to approve the merger agreement. Approval of the proposal to adjourn or postpone our special meeting for the purpose of soliciting additional proxies requires the affirmative vote of a number of shares greater than the number of shares voted against the proposal.

Our board of directors unanimously recommends that you vote “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement.

OTHER MATTERS

Other Business at the Special Meeting

Our board of directors currently knows of no other business that will be presented for consideration at the special meeting. Nevertheless, should any business other than that set forth in the notice of special meeting of shareholders properly come before the meeting, the enclosed proxy confers discretionary authority to vote with respect to such matters, including matters that the board of directors does not know, a reasonable time before proxy solicitation, are to be presented at the meeting. If any of these matters are presented at the meeting, then the persons named as proxies in the enclosed proxy card will vote in accordance with their judgment.

FUTURE SHAREHOLDER PROPOSALS

If the merger is completed, we will no longer have public shareholders, and there will be no public participation in any future meetings of our shareholders. However, if the merger is not completed, our shareholders will continue to be entitled to attend and to participate in our shareholder meetings. We intend to hold an annual shareholders meeting in 2007 only if the merger is not completed, or if we are required to do so by law.

Shareholder Proposals

If we hold a 2007 annual meeting of shareholders in accordance with our traditional schedule, which we do not currently expect to do, any shareholder proposal intended to be presented at our 2007 annual meeting of shareholders pursuant to Rule 14a-8 of the Exchange Act must have been received no later than November 27, 2006 to be considered for inclusion in the proxy statement for the meeting. Under our bylaws, any such proposal which is not intended to be included in the proxy statement under Rule 14a-8 must be received no later than 60 days prior to the meeting; however, if we provide less than 40 days’ notice of the meeting, any such proposal must be received no later than ten days after notice of the meeting is mailed or publicly disclosed. However, in the event that the 2007 annual meeting of shareholders is delayed more than 30 days after April 27, 2007, a proposal by a shareholder must be received at a reasonable time prior to our printing and mailing proxy materials.

Shareholder Nominations for Election of Directors

Under our bylaws, a shareholder is entitled to nominate individuals for election to the board of directors only if the shareholder is entitled to vote in the election of directors and provides timely notice in writing to our Corporate Secretary. To be timely, the notice must be received in our corporate headquarters no less than 60 days prior to the annual meeting. However, if we provide less than 40 days’ notice of the meeting, the shareholder’s notice must be received no later than ten days after notice of the meeting is mailed or publicly disclosed. Such shareholder’s notice shall set forth (a) as to each person whom the shareholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act; and (b) as to the shareholder giving the notice (i) the name and address of such shareholder, as they appear on our books, and (ii) the number of shares of common stock beneficially owned by such shareholder. No person shall be eligible for election as a director unless nominated in accordance with the procedures set forth in the bylaws. In addition, we may require any proposed nominee to provide such information as may be reasonably required to determine the eligibility of such person to serve as a director.

Communications to Non-Management Directors

Interested parties who wish to make concerns regarding us known to our non-management directors may communicate such concerns to Mr. Prince as Lead Director by sending such communication to the Corporate Secretary, 2939 Miller Road, Decatur, Georgia 30035, which will be forwarded directly to the Lead Director. In addition, we maintain an Ethics and Compliance Hotline in order to prevent and deter any illegal, unethical or unsafe act that could cause harm to us, our employees or customers. The Hotline is administered by The Network, Inc., an independent company, and provides an opportunity for shareholders, employees or other third parties to report instances of business abuse in an anonymous manner. The Hotline number is 1-800-495-1766, and is available 24 hours a day, seven days a week, toll-free. We encourage shareholders, employees and other interested third parties to become involved in the prevention of business risks at Harland through the use of the Hotline.

Copy of Bylaw Provisions

You may contact our Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making shareholder proposals and nominating director candidates.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at its Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

Our public filings are also available to the public from document retrieval services and at the Internet site maintained by the SEC at www.sec.gov.

If you have any questions about this proxy statement, the special meeting or the merger or need assistance with the voting procedures, you should contact Georgeson Shareholder Communications, Inc. our proxy solicitor, toll free at (877) 278-4757.

You should only rely on information provided in this proxy statement. No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. You should not assume that the information contained in this proxy statement is accurate as of any date other than the date of this proxy statement, and the mailing of this proxy statement to shareholders shall not create any implication to the contrary.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

JOHN H. HARLAND COMPANY,

M & F WORLDWIDE CORP.

and

H ACQUISITION CORP.

Dated as of December 19, 2006

INDEX OF DEFINED TERMS

Acceptable Confidentiality Agreement	Section 1.1
Action	Section 1.1
Affiliate	Section 1.1
Agreement	Preamble
Alternative Financing	Section 6.9(b)
Antitrust Law	Section 1.1
Benefit Plans	Section 4.14(a)
Board	Recitals
Board Recommendation	Section 4.2(b)
Business Day	Section 1.1
Capitalization Date	Section 4.5(a)
Certificate	Section 3.5(b)
Certificate of Merger	Section 2.2
Closing	Section 2.2
Closing Date	Section 2.2
Code	Section 1.1
Company	Preamble
Company Common Stock	Section 3.1(b)
Company Disclosure Letter	Article IV
Company Employees	Section 6.11(a)
Company Intellectual Property	Section 1.1
Company Preferred Stock	Section 4.5(a)
Company Takeover Proposal	Section 6.5(g)
Company Termination Fee	Section 1.1
Completion Period	Section 1.1
Confidentiality Agreement	Section 1.1
Continuation Period	Section 6.11(a)
Contract	Section 1.1
control	Section 1.1
Copyrights	Section 1.1
Customer Information	Section 4.17
Damages	Section 6.7(a)
Debt Commitment Letters	Section 5.5(a)
Debt Financing	Section 5.5(a)
Director Compensation Plans	Section 1.1
Dissenters Provisions	Section 3.4(a)
Dissenting Shares	Section 3.4(a)
Effective Time	Section 2.2
Encumbrance	Section 1.1
Environmental Claim	Section 4.18(a)(i)
Environmental Laws	Section 4.18(a)(ii)
Equity Interest	Section 1.1
ERISA	Section 1.1
ERISA Affiliate	Section 4.14(c)
ESPP	Section 3.2(d)
Exchange Act	Section 1.1
Final Purchase Date	Section 3.2(d)
Foreign Plans	Section 4.14(a)

Funded Indebtedness	Section 4.5(d)
GAAP	Section 1.1
GBCC	Recitals
Governmental Authority	Section 1.1
Governmental Order	Section 1.1
Hazardous Materials	Section 4.18(a)(iii)
HSR Act	Section 1.1
Incentive Plans	Section 6.11(d)
Indebtedness	Section 1.1
Intellectual Property	Section 1.1
Key Customers	Section 4.22
Key Suppliers	Section 4.22
Knowledge	Section 1.1
Law	Section 1.1
Leased Real Property	Section 4.11(b)
License	Section 1.1
Made Available	Section 1.1
Material Adverse Effect	Section 1.1
Material Contract	Section 4.10(a)
Merger	Recitals
Merger Consideration	Section 3.1(b)
Merger Sub	Preamble
New Debt Commitment Letters	Section 5.5(b)
New Plans	Section 6.11(a)
Notice Period	Section 6.5(c)
NYSE	Section 1.1
Old Plans	Section 6.11(a)
Option	Section 1.1
Outside Date	Section 8.1(c)
Owned Real Property	Section 4.11(a)
Parent	Preamble
Parent Termination Fee	Section 1.1
Patents	Section 1.1
Payee	Section 3.5(c)
Paying Agent	Section 3.5(a)
Payment Date	Section 6.14
Permitted Encumbrances	Section 1.1
Person	Section 1.1
Pre-Closing Service	Section 6.11(b)
Printed Products Key Customers	Section 4.22
Printed Products Key Suppliers	Section 4.22
Privacy Policy	Section 4.17
Property	Section 4.11(b)
Proxy Statement	Section 4.20
Real Property Leases	Section 4.11(b)
Recommendation Withdrawal	Section 6.2
Registered Intellectual Property	Section 4.16(a)
Release	Section 4.18(a)(iv)
Representatives	Section 1.1
Required Financial Information	Section 6.9(a)

v

Requisite Shareholder Vote	Section 4.2(a)
Restricted Share	Section 1.1
Retention Bonus	Section 6.14
Rights Agreement	Section 4.23
S&S Key Customers	Section 4.22
S&S Key Suppliers	Section 4.22
Sarbanes-Oxley Act	Section 4.12(b)(i)
Scantron Key Customers	Section 4.22
Scantron Key Suppliers	Section 4.22
SEC	Article IV
SEC Reports	Section 4.7(a)
Securities Act	Section 1.1
Shareholders Meeting	Section 6.2
Shares	Section 3.1(b)
Software	Section 1.1
Software Documentation	Section 1.1
Stock Appreciation Right	Section 1.1
Stock Equivalent	Section 1.1
Subsidiaries	Section 1.1
Superior Proposal	Section 6.5(g)
Surviving Corporation	Section 2.1
Takeover Laws	Section 4.2(b)
Tax	Section 1.1
Tax Return	Section 1.1
Trade Secrets	Section 1.1
Trademarks	Section 1.1
Unauthorized Code	Section 1.1
WARN Act	Section 4.15(e)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER dated as of December 19, 2006 (this “Agreement”) by and among John H. Harland Company, a Georgia corporation (the “Company”), M & F Worldwide Corp., a Delaware corporation (“Parent”), and H Acquisition Corp., a Georgia corporation and a wholly owned Subsidiary of Parent (“Merger Sub”).

W I T N E S S E T H:

WHEREAS, the board of directors of the Company (the “Board”) has unanimously (i) determined that it is in the best interests of the Company and the shareholders of the Company, and declared it advisable, to enter into this Agreement with Merger Sub providing for the merger (the “Merger”) of Merger Sub with and into the Company in accordance with the Georgia Business Corporation Code (the “GBCC”), upon the terms and subject to the conditions set forth herein, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend adoption of this Agreement by the shareholders of the Company; and

WHEREAS, the boards of directors of Parent and Merger Sub have each approved this Agreement and declared it advisable for Parent and Merger Sub to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1   Certain Defined Terms.   As used in this Agreement, the following terms have the following meanings:

“Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement containing confidentiality, standstill and no-solicitation covenants no less restrictive to the counterparty thereto (including as to duration of such covenants) than those contained in the Confidentiality Agreement.

“Action” means any claim, action, suit, arbitration, mediation, inquiry, proceeding or investigation by or before any Governmental Authority, arbitrator or mediator.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the transactions contemplated by this Agreement.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Intellectual Property” means all Intellectual Property used or held for use in connection with the businesses of the Company and/or its Subsidiaries as such businesses are currently conducted.

“Company Termination Fee” means $52,500,000 in cash.

“Completion Period” means a period of 45 consecutive days after the date hereof throughout which (i) Parent shall have the Required Financial Information that the Company is required to provide to Parent pursuant to Section 6.9(a) and (ii) the conditions set forth in Section 7.1 shall be satisfied and no event shall have occurred and no condition shall exist that would cause any of the conditions set forth in Sections 7.2(a) or 7.2(b) to fail to be satisfied assuming the Closing were to be scheduled for any time during such 45 consecutive day period; provided, however, that the “Completion Period” shall not be deemed to have commenced if, prior to the completion of the Completion Period, Deloitte & Touche LLP shall have withdrawn or qualified its audit opinion with respect to any financial statements contained in the SEC Reports; provided, further, however, that if the financial statements included in the Required Financial Information that is available to Parent on the first day of any such 45-day period would be “stale,” within the meaning of Rule 3-12 of Regulation S-X under the Securities Act, on any day during such 45-day period if a registration statement using such financial statements were to be filed with the SEC on such date and there are less than 30 days remaining in such 45-day period, then such 45-day period shall be extended to a date that is 30 days from the date such Required Financial Information first would become “stale” (within the meaning of Rule 3-12 of Regulation S-X under the Securities Act).

“Confidentiality Agreement” means the confidentiality agreement dated March 20, 2006, between Clarke American Corp. and the Company.

“Contract” means any contract, agreement, commitment, arrangement, lease (including with respect to personal property) or other instrument or deed, whether written or oral.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by Contract or otherwise, including, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Director Compensation Plans” means the Company 2005 Compensation Plan for Non-Employee Directors, as amended through December 15, 2005, and the Company Compensation Plan for Non-Employee Directors, as amended through January 17, 2002.

“Encumbrance” means any security interest, pledge, mortgage, lien, charge, hypothecation, option to purchase or lease or otherwise acquire any interest, conditional sales Contract, claim, restriction, covenant, easement, right of way, title defect, adverse claim of ownership or use, transfer restriction, voting Contract, proxy or other limitation on voting rights or other encumbrance of any kind, other than any obligation to accept returns of inventory in the ordinary course of business and other than those arising by reason of restrictions on transfers under federal, state or foreign securities Laws.

“Equity Interest” means (i) with respect to a corporation, any and all classes or series of shares of capital stock, (ii) with respect to a partnership, limited liability company, trust or similar Person, any and all classes or series of units, interests or other partnership/limited liability company interests and (iii) with respect to any other Person, any other security representing any ownership interest or participation in such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means United States generally accepted accounting principles and practices as in effect from time to time consistently applied.

“Governmental Authority” means any federal, state, provincial, local or foreign government, governmental, regulatory or administrative authority, self-regulatory organization, agency or commission, workers’, employees’ or labor or any similar council or organization, or any court, tribunal, or judicial or arbitral body (including any political or other subdivision, department or branch of any of the foregoing).

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, (i) indebtedness of such Person, whether or not contingent, for borrowed money, (ii) other indebtedness of such Person evidenced by notes, bonds or debentures, (iii) capitalized leases classified as indebtedness of such Person under GAAP, (iv) all indebtedness created or arising under any conditional sale or other title retention Contract with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such Contract in the event of default are limited to repossession or sale of such property), (v) any obligation of such Person, whether or not contingent, for the deferred purchase price of assets, property or services (other than trade payables incurred in the ordinary course of business and other current liabilities), (vi) all obligations of such Person pursuant to or evidenced by hedging, swap or factoring Contracts or other similar instruments, (vii) obligations, contingent or otherwise, of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (viii) all Indebtedness of another Person referred to in clauses (i) through (vii) above guaranteed directly or indirectly, jointly or severally, in any manner by such Person, or in effect guaranteed directly or indirectly, jointly or severally, by such Person through a Contract (a) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (b) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (c) to supply funds to or in any manner invest in the debtor (including any Contract to pay for property or services irrespective of whether such property is received or such services are rendered) or (d) otherwise to assure a creditor against loss, (ix) Indebtedness referred to in clauses (i) through (viii) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including accounts and Contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (x) reimbursement obligations of such Person with respect to letters of credit, bankers’ acceptance or similar facilities issued for the account of such Person, (xi) obligations under any acquisition Contracts pursuant to which such Person is responsible for any earn-out or other contingent payments and (xii) obligations in respect of performance, bid, litigation or similar bonds; in each of the foregoing cases, together with all accrued interest and accrued fees thereon.

“Intellectual Property” means all intellectual property and industrial property rights of any kind or nature existing anywhere in the world, including (i) all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisions, revisions, substitutions, extensions and reexaminations thereof (“Patents”), (ii) all trademarks, service marks, logos, slogans, design marks, trade names, corporate names, domain names, trade dress, and other similar designations of origin together with all goodwill symbolized thereby (“Trademarks”), (iii) all copyrights and copyrightable works (“Copyrights”), (iv) all mask works, (v) all trade secrets and confidential or proprietary information (including ideas, research and development, inventions, know-how, formulas, manufacturing and production processes and techniques, methods, schematics, technology, technical data, designs, drawings, specifications, customer and supplier lists, customer information, financial information, pricing and cost information and business and marketing plans and proposals) (“Trade Secrets”), (vi) all computer software (including in both object code and source code formats), algorithms, data, databases, and other proprietary technology (“Software”), (vii) all rights of privacy, rights of publicity, and rights to personal information, (viii) moral rights and rights of attribution and integrity, (ix) all applications for registration and registrations for any of the foregoing, (x) all rights in, to or under any of the foregoing and in, to or under other similar intangible assets, and (xi) all rights and remedies against past, present, and future infringement, misappropriation, or other violation thereof.

“Knowledge” means, with respect to the Company, the actual knowledge of the Persons set forth in Section 1.1(a) of the Company Disclosure Letter and, with respect to Parent, the actual knowledge of the Persons set forth in Section 1.1(a) of the Parent Disclosure Letter.

“Law” means any statute, law, ordinance, regulation, rule, code, principle of common law or equity or other requirement of law of a Governmental Authority or any Governmental Order.

“License” means any permit, order, decree, consent, approval, license, registration, qualification, finding of suitability or other authorization from a Governmental Authority.

“Made Available” means that the information referred to (i) has been actually delivered to Parent at least two (2) Business Days prior to the date of this Agreement or (ii) was posted at least two (2) Business Days prior to the date of this Agreement on the Company’s electronic data site located at https://datasite.merrillcorp.com (and which has been identified as a new addition to such site for at least two (2) Business Days following the date on which it is first made available and has not been modified subsequently); provided, however, that any document specifically referred to in Section 1.1(b) of the Company Disclosure Schedule shall be deemed to be “Made Available” if such document was posted prior to the execution of this Agreement on the Company’s electronic data site located at https://datasite.merrillcorp.com (provided such document has been identified as a new addition to such site and has not been modified subsequently).

“Material Adverse Effect” means any change, effect, event, circumstance or development, individually or in the aggregate, together with all other changes, effects, events, circumstances or developments, that is or would reasonably be expected to (i) have a materially adverse effect on the business, assets, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, other than any change, effect, event, circumstance or development resulting from (A) general economic or financial market conditions, (B) compliance with the express terms of, or the taking of any action expressly required by, this Agreement, (C) any actions taken, or failure to take action, or such other changes or events, in each case, to which Parent has expressly consented or requested in writing, (D) conditions affecting the Company’s industries, (E) any failure, in and of itself, by the Company to meet projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect), (F) the announcement or pendency of this Agreement, the transactions contemplated hereby or performance of or compliance with the terms of this Agreement, and (G) changes in GAAP; provided, however, that with respect to clause (A), such change, effect, event, circumstance or development does not disproportionately impact the Company and its Subsidiaries, taken as a whole, and that with respect to clause (D), such change, effect, event, circumstance or development does not disproportionately impact any of the Printed Products, Software & Services or Scantron business segments of the Company and its

Subsidiaries, as applicable, or (ii) prevent, materially delay or materially impede the ability of the Company to consummate the transactions contemplated by the Agreement.

“NYSE” means the New York Stock Exchange.

“Option” means each option granted by the Company to purchase shares of Company Common Stock pursuant to any Benefit Plan.

“Parent Termination Fee” means $52,500,000 in cash.

“Permitted Encumbrances” means (i) liens for taxes, assessments and governmental charges or levies imposed upon the Company or its Subsidiaries not yet due and payable for which appropriate reserves have been established or which are being contested in good faith by appropriate proceedings, (ii) Encumbrances imposed by Law which are not yet due and payable and have arisen in the ordinary course of business (including zoning, entitlement and other land use regulations), (iii) pledges or deposits to secure obligations under workers’ compensation Laws or similar Laws or to secure public or statutory obligations, (iv) mechanics’, carriers’, workers’, repairers’ and similar Encumbrances imposed upon the Company or its Subsidiaries arising or incurred in the ordinary course of business and (v) such other imperfections or irregularities in title, charges, easements, survey exceptions, leases, subleases, license agreements and other occupancy agreements, reciprocal easement agreements, restrictions and other customary encumbrances on title to real property; provided, that none of the foregoing, individually or in the aggregate, adversely affect in any material respect (A) the continued use of the property to which they relate in the conduct of the business currently conducted thereon or (B) the value or resale value of the property to which they relate.

“Person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization, Governmental Authority, joint venture, limited liability company or other entity.

“Representatives” means, collectively, any Person’s officers, partners, directors, employees, affiliates, attorneys, consultants, financing sources, agents or other advisors or representatives.

“Restricted Share” means each share of Company Common Stock granted by the Company pursuant to any Benefit Plan that is outstanding as of the relevant time but is subject to vesting or other forfeiture restrictions or a right of repurchase by the Company as of such time.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software Documentation” means all user manuals, training materials, and other similar materials relating to the Software included in the Company Intellectual Property.

“Stock Appreciation Right” means each stock appreciation right award with respect to a share of Company Common Stock granted by the Company pursuant to any Benefit Plan.

“Stock Equivalent” means each stock equivalent with respect to a share of Company Common Stock granted by the Company under a Director Compensation Plan.

“Subsidiaries” of a Person means any and all corporations, partnerships, limited liability companies and other entities, whether incorporated or unincorporated, with respect to which such Person, directly or indirectly, owns (i) a right to a majority of the profits of such entity, (ii) securities having the power to elect a majority of the board of directors or similar body governing the affairs of such entity or (iii) a general partnership interest, managing member or similar interest entitling such Person to govern the affairs of such entity.

“Taxes” means all federal, state, provincial, local, territorial and foreign income, profits, franchise, license, capital, capital gains, transfer, ad valorem, wage, severance, occupation, import, custom, gross receipts, payroll, sales, employment, use, property, real estate, excise, value added, goods and services, estimated, stamp, unclaimed or abandoned alternative or add-on minimum, environmental, withholding and any other taxes, duties, assessments or governmental tax charges of any kind whatsoever, together with all interest, penalties and additions imposed with respect to such amounts.

“Tax Returns” means all returns, declarations, reports, claims for refund or information returns or statements relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof filed or to be filed with any Tax Authority in connection with the determination, assessment or collection of Taxes.

“Unauthorized Code” means any “virus,” “Trojan horse,” “worm,” “back door,” “time bomb,” “drop dead device,” (as such terms are commonly understood in the software industry), or any other code, software routines or hardware components designed or intended to have, or capable of, any of (i) permitting unauthorized access or disabling, erasing, or otherwise harming any computer, systems, software, or other device on which code is stored or installed, (ii) disabling a computer program automatically with the passage of time or under the positive control of a Person other than an authorized licensee or owner of a copy of or rights in the program or (iii) damaging or destroying any data, file or information without the user’s consent.

ARTICLE II

THE MERGER

Section 2.1   The Merger.   Upon the terms and subject to the conditions of this Agreement and in accordance with the GBCC, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub will cease and the Company will continue under the name “John H. Harland Company” as the surviving corporation of the Merger under the GBCC (the “Surviving Corporation”).

Section 2.2   Closing; Effective Time.   Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York time, as soon as practicable, but in no event later than the fifth Business Day after the satisfaction or (to the extent permitted by law) waiver of the conditions set forth in Article VII (excluding conditions that, by their terms, cannot be satisfied until the Closing, but the Closing shall be subject to the satisfaction or (to the extent permitted by law) waiver of those conditions), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York (or the Closing may take place at such other place or at such other date as Parent and the Company may mutually agree in writing);  provided, however, that notwithstanding the satisfaction or waiver of the conditions set forth in Article VII, the parties will not be required to effect the Closing until the earlier to occur of (a) a date specified by Parent on at least three (3) Business Days’ notice to the Company and (b) the final day of the Completion Period. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”. Prior to the Closing, Parent shall prepare and on the Closing Date the Surviving Corporation shall cause the Merger to be consummated by filing an appropriate certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Georgia, in such form as required by, and executed in accordance with, the relevant provisions of the GBCC (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Georgia, or such later time as is specified in the Certificate of Merger and as is agreed to by the parties, being the “Effective Time”) and the parties shall make all other filings or recordings required under the GBCC in connection with the Merger, including publication of the notice of merger contemplated by Section 14-2-1105.1 of the GBCC.

Section 2.3   Effects of the Merger.   The Merger shall have the effects set forth in Section 14-2-1106 of the GBCC. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.4   Articles of Incorporation; Bylaws.   At the Effective Time, (a) the Articles of Incorporation of the Surviving Corporation shall be amended to read in their entirety as the Articles of Incorporation of Merger Sub read immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “John H. Harland Company” and (b) the bylaws of the Surviving Corporation shall be amended so as to read in their entirety as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with applicable Law, except the references to Merger Sub’s name shall be replaced by references to “John H. Harland Company”.

Section 2.5   Directors and Officers of Surviving Corporation.   The directors of Merger Sub and the officers of the Company (other than those who Merger Sub determines shall not remain as officers of the Surviving Corporation), in each case, as of the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation or bylaws of the Surviving Corporation.

ARTICLE III

EFFECT OF THE MERGER ON CAPITAL STOCK AND EXCHANGE OF CERTIFICATES

Section 3.1   Effect on Capital Stock.   At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a)    Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01, of the Surviving Corporation.

(b)   Each share of Common Stock, par value $1.00 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 3.1(c) and any Dissenting Shares) (“Shares”) shall be converted into the right to receive in cash an amount per Share (subject to any applicable withholding Tax specified in Section 3.5(c)) equal to $52.75 in cash, without interest (the “Merger Consideration”). At the Effective Time, each holder of a certificate theretofore representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive Merger Consideration upon surrender of such certificates in accordance with Section 3.5, without interest.

(c)    Each Share held in the treasury of the Company, or otherwise owned by Parent or Merger Sub, or owned by any direct or indirect Subsidiary of such Persons, in each case immediately prior to the Effective Time, shall be canceled without any conversion thereof and no consideration shall be paid with respect thereto.

Section 3.2   Treatment of Options and Other Equity Awards.

(a)    As of the Effective Time, each Option will be canceled and extinguished, and the holder thereof will be entitled to receive an amount in cash equal to the excess (if any) of (i) the product of (A) the number of Shares subject to such Option and (B) the Merger Consideration over (ii) the aggregate exercise price of such Option, without interest and less any required withholding Taxes as specified in Section 3.5(c). All payments with respect to canceled Options shall be made by the Paying Agent as promptly as reasonably practicable after the Effective Time from funds deposited by or at the direction of the Surviving Corporation to pay such amounts in accordance with Section 3.5(a). Prior to the Effective Time, the Company shall take any and all actions necessary to effectuate the cancelation of Options pursuant to this Section 3.2(a), including adopting any plan amendments.

(b)   As of the Effective Time, each Stock Appreciation Right will be canceled and extinguished, and the holder thereof will be entitled to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash equal to the excess (if any) of (i) the lesser of (A) the “target price” applicable thereto (if any) and (B) the Merger Consideration over (ii) the “grant price” applicable thereto, without interest and less any required withholding Taxes as specified in Section 3.5(c). All payments with respect to canceled Stock Appreciation Rights shall be made by the Paying Agent as promptly as reasonably practicable after the Effective Time from funds deposited by or at the direction of the Surviving Corporation to pay such amounts in accordance with Section 3.5(a). Prior to the Effective Time, the Company shall take any and all actions necessary to effectuate the cancelation of Stock Appreciation Rights pursuant to this Section 3.2(b).

(c)    As of the Effective Time, each Restricted Share that is issued and outstanding as of the Effective Time shall, by virtue of the Merger and without any action on the part of any holder of Restricted Shares, become fully vested. Each vested Restricted Share issued and outstanding immediately prior to the Effective Time (other than any such shares to be canceled pursuant to Section 3.1(c) and any Dissenting Shares) shall be converted into the right at the Effective Time to receive, as promptly as reasonably practicable following the Effective Time, a cash payment with respect thereto equal to the Merger Consideration, without interest and less any required withholding Taxes as specified in Section 3.5(c). At the Effective Time, each holder of a Restricted Share (other than any Dissenting Shares, which shall have the rights set forth in Section 3.4) shall cease to have any rights with respect thereto, except the right to receive Merger Consideration. Prior to the Effective Time, the Company shall take any and all actions necessary to effectuate this Section 3.2(c), including providing holders of Restricted Shares with notice of their rights with respect to any such Restricted Shares as provided herein.

(d)   Prior to the Effective Time, the Company shall take such action as is necessary to cause the ending date of the then current offering period under the Company’s Employee Stock Purchase Plan (the “ESPP”) to be at least thirty (30) days prior to the Effective Time, subject to the terms of such plan (the “Final Purchase Date”). On the Final Purchase Date, the Company shall apply the funds credited as of such date under such ESPP within each participant’s payroll withholding account to the purchase of whole Shares of the Company in accordance with the terms of such ESPP and shall prevent the commencement of any new purchase or offering period.

(e)    As of the Effective Time, each Stock Equivalent that is outstanding immediately prior to the Effective Time shall cease to represent a right to receive upon distribution a share of Company Common Stock and shall instead be converted automatically into a right to receive an amount in cash determined in accordance with the terms of the applicable Director Compensation Plan (including applicable interest accruing after the Effective Time). Following the Effective Time, Parent shall, and shall cause the Surviving Corporation to, comply with the terms of the Director Compensation Plans, subject to the adjustments pursuant to this Section 3.2(e).

Section 3.3   Adjustment of Merger Consideration.   Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the issued and outstanding Shares shall have been changed into a different number of shares or a different class by reason of any stock split, reverse stock split, stock dividend, reclassification, redenomination, recapitalization, split-up, combination, exchange of shares or other similar transaction, the Merger Consideration and any other dependent items shall be appropriately adjusted to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action and as so adjusted shall, from and after the date of such event, be the Merger Consideration or other dependent item, subject to further adjustment in accordance with this sentence.

Section 3.4   Dissenting Shares.

(a)    Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and properly demands appraisal of such Shares (the “Dissenting Shares”) pursuant to, and who complies in all respects with, Article 13 of the GBCC (the “Dissenters Provisions”), shall be entitled to payment of the fair value of such Dissenting Shares in accordance with the Dissenters Provisions; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to dissent under the Dissenters Provisions, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the Merger Consideration.

(b)   The Company will give Parent prompt notice of any notice received by the Company of intent to demand the fair value of any Shares, withdrawals of such notices and any other instruments served pursuant to the Dissenters Provisions and received by the Company and Parent shall have the right to participate in all negotiations and proceedings with respect to the exercise of dissenters’ rights under the Dissenters Provisions. The Company will not, except with the prior written consent of Parent, make any payment or other commitment with respect to any such exercise of dissenters’ rights or offer to settle or settle any such rights.

Section 3.5   Payment and Exchange of Certificates.

(a)    Following the date of this Agreement and in any event not less than three (3) Business Days prior to the mailing of the Proxy Statement to the shareholders of the Company, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as Paying Agent in connection with the Merger (the “Paying Agent”). Promptly after the Effective Time, Parent will, or cause the Surviving Corporation to, deposit in trust with, the Paying Agent, the aggregate consideration to which shareholders, holders of Options, holders of Stock Appreciation Rights, and holders of Restricted Shares of the Company become entitled under this Article III. Until used for that purpose, the funds shall be invested by the Paying Agent, as directed by Parent or the Surviving Corporation, in obligations of or guaranteed by the United States of America or obligations of an agency of the United States of America which are backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Services Inc. or Standard & Poor’s Corporation, or in deposit accounts, certificates of deposit or banker’s acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks, each of which has capital, surplus and undivided profits aggregating more than $500,000,000 (based on the most recent financial statements of the banks which are then publicly available at the SEC or otherwise).

(b)   Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each Person who was a record holder of Company Common Stock immediately prior to the Effective Time, whose shares were converted pursuant to Article III into the right to receive the Merger Consideration, (i) a form of letter of transmittal for use in effecting the surrender of stock certificates which immediately prior to the Effective Time represented Company Common Stock (each, a “Certificate”) in order to receive payment of the Merger Consideration (which shall specify that delivery shall be effected, and risk of loss and title to the Certificate shall pass, only upon actual delivery of the Certificates to the Paying Agent (or effective affidavits of loss in lieu thereof), and shall otherwise be in customary form) and (ii) instructions for use in effecting the surrender of the Certificates (or effective affidavits of loss in lieu thereof) in exchange for payment of the Merger Consideration. When the Paying Agent receives a Certificate (or effective affidavits of loss in lieu thereof), together with a properly completed and executed letter of transmittal and any other required documents, the Paying Agent shall pay to the holder of the Shares represented by the Certificate (or effective affidavits of loss in lieu thereof), or as otherwise directed in the letter of transmittal, the Merger Consideration with regard to each Share represented by such Certificate, less any required Tax withholdings in accordance with Section 3.5(c), and the Certificate shall be canceled. No interest shall be paid or accrued on the Merger Consideration payable upon the surrender of Certificates. If payment is to be made to a Person other than the Person in whose name a surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered must be properly endorsed or otherwise be in proper form for transfer, and the Person who surrenders the Certificate must provide funds for payment of any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the surrendered Certificate or establish to the satisfaction of the Surviving Corporation that all Taxes have been paid or are not applicable. After the Effective Time, a Certificate shall represent only the right to receive the Merger Consideration in respect of the Shares represented by such Certificate, without any interest thereon.

(c)    Parent, the Surviving Corporation and Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration and any other amount otherwise payable to a holder of Shares, Options, Stock Appreciation Rights, or Restricted Shares pursuant to the Merger or this Agreement (each, a “Payee”) such amounts as are required to be withheld under the Code, the rules and regulations promulgated thereunder or any applicable provision of state, local or foreign tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Payee in respect of which such deduction and withholding was made.

(d)   If a Certificate has been lost, stolen or destroyed, the Surviving Corporation will cause the Paying Agent to accept an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed instead of the Certificate; provided, that the Surviving Corporation may require the Person to whom any Merger Consideration is paid, as a condition precedent to the payment thereof, to give the Surviving Corporation a bond in such sum as it may direct or otherwise indemnify the Surviving Corporation in a manner reasonably satisfactory to the Surviving Corporation against any claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen or destroyed.

(e)    At any time which is more than six (6) months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been deposited with the Paying Agent and have not been disbursed in accordance with this Article III (including interest and other income received by the Paying Agent in respect of the funds made available to it), and after the funds have been delivered to the Surviving Corporation, Persons entitled to payment in accordance with this Article III shall be entitled to look solely to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) for payment of the Merger Consideration upon surrender of the Certificates held by them, without any interest thereon. Any portion of the funds deposited with the Paying Agent remaining unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto. None of the Surviving Corporation, Parent, Merger Sub or the Paying Agent will be liable to any Person entitled to payment under this Article III for any consideration which is delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(f)    From and after the Effective Time, the Surviving Corporation shall not record on the stock transfer books of the Company or the Surviving Corporation any transfers of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented for transfer, they shall be canceled and treated as having been surrendered for the Merger Consideration in respect of the Shares represented thereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the corresponding section of the disclosure letter provided by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to each other Section or subsection of this Agreement to the extent that its relevance is reasonably apparent on its face) and except as expressly disclosed in reasonable detail in any report, schedule, form, statement or other document filed with or furnished to the Securities and Exchange Commission (the “SEC”) by the Company since December 31, 2005, each as filed prior to the date of this Agreement (other than disclosures in the “Risk Factors” section of the Company’s Annual Report on Form 10-K and any other disclosures included in such filings that are predictive or forward looking in nature), the Company hereby represents and warrants to Parent and Merger Sub that:

Section 4.1   Organization.   Each of the Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization, and has the requisite corporate or similar power and authority to own its properties and to carry on its business as presently conducted and is duly qualified or licensed to do business and is in good standing (where such concept exists) as a foreign corporation or other entity in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not have a Material Adverse Effect. Complete and correct copies of the articles of incorporation and bylaws or other organizational documents of each of the Company and each of its Subsidiaries, in each case as currently in full force and effect, have been Made Available to Parent. The Company is not in violation of the provisions of its governing documents. None of the Subsidiaries of the Company is in violation in any material respect of the provisions of its governing documents.

Section 4.2   Authority; Enforceability.

(a)    The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by the Companyofthis Agreement and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly authorized by the Board, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement (except that consummation of the Merger is subject to adoption of this Agreement by the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding shares of Company Common Stock voting together as a single voting group (the “Requisite Shareholder Vote”)).

(b)   The Board at a duly held meeting has unanimously (i) determined that it is in the best interests of the Company and its shareholders, and declared it advisable, to enter into this Agreement, (ii) adopted this Agreement and the consummation of the transactions contemplated hereby, including the Merger and (iii) resolved to recommend that the shareholders of the Company approve the adoption of this Agreement and directed that such matter be submitted for consideration of the shareholders of the Company at the Shareholders Meeting (this clause (iii), the “Board Recommendation”). Assuming the accuracy of the representations and warranties contained in Section 5.9, no “moratorium”, “control share acquisition”, “business combination”, “fair price” or other form of anti-takeover Laws or regulations (collectively, “Takeover Laws”) are applicable in the State of Georgia or in any other U.S. or foreign jurisdiction in which any of the Company’s Subsidiaries are organized or formed, or to the Company’s Knowledge, in any other jurisdiction, to the execution, delivery or performance of this Agreement, the consummation of the Merger, or the other transactions contemplated by this Agreement.

(c)    This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at Law).

Section 4.3   Non-Contravention.   The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby do and will not (a) violate or conflict with or result in any breach of any provision of the respective articles of incorporation or bylaws (or other similar governing documents) of the Company or any of its Subsidiaries, (b) assuming that all consents, approvals and authorizations contemplated by clauses (a) - (e) of Section 4.4 have been obtained and all filings described in such Section have been made and the receipt of the Requisite Shareholder Vote, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties are bound, or (c) require the consent, approval or authorization of, or notice to or filing with any third party with respect to, or result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit or a change in the rights and obligations under, or give rise to any right of termination, cancellation, amendment or acceleration of, any note, bond, mortgage, indenture, Contract, license, permit or other obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties are bound, except, in the case of clauses (b) and (c) of this Section 4.3, for any such conflict, violation, breach, default, loss, right or other occurrence which would not have a Material Adverse Effect.

Section 4.4   Governmental Consents.   The execution, delivery and performance of this Agreement by the Company and the consummation by it of the transactions contemplated by this Agreement do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Authority, except as required under or pursuant to (a) the HSR Act, (b) the Exchange Act, (c) state securities, takeover and “blue sky” Laws, (d) the rules and regulations of the NYSE, (e) the GBCC, and (f) any other consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not have a Material Adverse Effect.

Section 4.5   Capitalization of the Company.

(a)    The authorized capital stock of the Company consists of 144,000,000 shares of Company Common Stock and 500,000 shares of Preferred Stock, par value $1.00 per share (“Company Preferred Stock”). As of the close of business on December 18, 2006 (the “Capitalization Date”), (i) 37,907,497 shares of Company Common Stock were issued and outstanding (including 491,887 outstanding Restricted Shares), (ii) 12,252,466 shares of Company Common Stock were held in the treasury of the Company or by the Company’s Subsidiaries, (iii) an aggregate of 2,924,650 shares of Company Common Stock were reserved for issuance upon or otherwise deliverable in connection with the exercise of outstanding Options, (iv) 44,775 shares of Company Common Stock were reserved and available for issuance under the ESPP, (v) Stock Equivalents representing 209,211 shares of Company Common Stock were credited to accounts under the Director Compensation Plans, (vi) 343,250 Stock Appreciation Rights were outstanding and (vii) 35,000,000 shares of Company Common Stock were reserved and available for issuance upon exercise of the Rights (as defined in the Rights Agreement) issued pursuant to the Rights Agreement. As of the date of this Agreement, the Company has outstanding Options to purchase 2,924,650 shares of Company Common Stock with a weighted average exercise price of $29.69 per share. No shares of Company Preferred Stock are outstanding. From the close of business on the Capitalization Date until the date of this Agreement, no Shares have been issued except for Shares issued pursuant to the exercise of Options in accordance with their terms. All outstanding shares of capital stock of the Company and each of its Subsidiaries (other than Restricted Shares) are duly authorized, validly issued, fully paid and nonassessable, and are not subject to and were not issued in violation of any preemptive or similar rights, purchase option, call, or right of first refusal or similar rights. Except as set forth above, there are no outstanding shares, options, warrants, calls, stock appreciation rights, or other rights or commitments or any other Contracts of any character relating to dividend rights or to the sale, issuance or voting of, or the granting of rights to acquire, any shares of capital stock or voting securities of the Company or any of its Subsidiaries, or any securities or obligations convertible into, exchangeable for or evidencing the right to purchase any shares of capital stock or voting securities of the Company or any of its Subsidiaries.

(b)   Except as set forth in Section 4.5(a), (i) there are no preemptive rights of any kind which obligate the Company or any of its Subsidiaries to issue or deliver any shares of capital stock or voting securities of the Company or any of its Subsidiaries, (ii) there are no securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire from the Company or any of its Subsidiaries, any shares of capital stock or voting securities of the Company or any of its Subsidiaries and (iii) there is no Contract pursuant to which the Company or any of its Subsidiaries is or may become obligated to repurchase or redeem any shares of capital stock or voting securities of the Company or its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, any shares of capital stock or voting securities of the Company or its Subsidiaries, in the case of clauses (ii) and (iii), other than pursuant to Benefit Plans. Other than the Options and the Stock Equivalents, the Company and its Subsidiaries do not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible, exchangeable or exercisable for or into securities having the right to vote) with the shareholders of the Company or any Subsidiary on any matter.

(c)    As of the Capitalization Date, (i) each outstanding Option has the exercise price, has an exercise period, and is held by the holder set forth with respect thereto in Section 4.5(c)(i) of the Company Disclosure Letter and (ii) each outstanding Stock Appreciation Right has the “grant price”, has the “target price” (if any), has an exercise period, and is held by the holder set forth with respect thereto in Section 4.5(c)(ii) of the Company Disclosure Letter. All outstanding Options have an exercise price equal to no less than the fair market value (as defined in the applicable Benefit Plan) of the underlying Shares on the date of grant. From the Capitalization Date to the date of this Agreement, there have been no changes to the information set forth in Sections 4.5(c)(i) or (ii) of the Company Disclosure Letter, except as a result of the exercise, expiration or forfeiture of Options or the Stock Appreciation Rights.

(d)   As of December 15, 2006, the only principal amount of outstanding indebtedness for borrowed money of the Company and its Subsidiaries (not including intercompany amounts, undrawn letters of credit, capital leases or purchase price obligations with respect to acquisitions) (such indebtedness, “Funded Indebtedness”) is $218,559,000 in aggregate principal amount under the Credit Agreement, dated as of July 3, 2006, by and among the Company, the several banks and other financial institutions from time to time party thereto, and Wachovia Bank, National Association in its capacity as administrative agent. As of the date of this Agreement, the principal amount of outstanding Funded Indebtedness of the Company and its Subsidiaries does not exceed $245,000,000 in the aggregate.

Section 4.6   Company Subsidiaries.   Section 4.6 of the Company Disclosure Letter lists, as of the date of this Agreement, each Subsidiary of the Company and the jurisdiction of organization thereof. All the outstanding Equity Interests of each Subsidiary of the Company are owned, directly or indirectly, by the Company free and clear of any Encumbrances, other than Permitted Encumbrances. Except for its interests in its Subsidiaries, the Company does not own, directly or indirectly, any Equity Interest in any other Person.

Section 4.7   SEC Reports; Financial Information.

(a)    The Company has filed with the SEC all forms, documents, certifications, registration statements and reports required to be filed or furnished by it with the SEC since January 1, 2004 (as amended to date, the “SEC Reports”). As of their respective dates, or, if amended, as of the date of the last such amendment, the SEC Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be. None of the SEC Reports at the time filed or, if amended, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments from the SEC staff with respect to any of the SEC Reports.

(b)   Each of the consolidated financial statements (including all related notes and schedules) of the Company included (or incorporated by reference) in the SEC Reports fairly presents in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and their consolidated results of operations and consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein including the notes thereto, which are not expected to be significant) in conformity with GAAP (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be expressly referred to therein or in the notes thereto).

Section 4.8   No Undisclosed Liabilities.   Except (a) as reflected or reserved against on the face of the most recent consolidated balance sheet of the Company included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, or (b) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2005, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, other than those which would not have a Material Adverse Effect.

Section 4.9   Absence of Certain Changes or Events.   Since December 31, 2005, there has not been any Material Adverse Effect. From September 29, 2006 through the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practice and, except as otherwise contemplated by this Agreement, neither the Company nor any of its Subsidiaries has:

(a)    declared, set aside, made or paid any dividend or other distribution payable in cash, stock, property or otherwise with respect to any Equity Interests or any options, warrants, convertible securities or other rights to acquire any Equity Interest (except for regular quarterly dividends not exceeding $0.175 per share of Company Common Stock and any dividends or distributions by a Subsidiary wholly owned, directly or indirectly, by the Company);

(b)   reclassified, combined, split, subdivided, redeemed, purchased or otherwise acquired any Equity Interests of the Company or any of its Subsidiaries or any options, warrants, convertible securities or other rights to acquire any Equity Interest of the Company or any of its Subsidiaries (other than the acquisition by the Company of Shares, Options, Stock Appreciation Rights, Restricted Shares and Stock Equivalents pursuant to the Benefit Plans);

(c)    except as required by applicable Law of jurisdictions outside the United States, (i) granted to any current or former directors, officers, employees or consultants, any increase in compensation or fringe benefits, except for increases in the ordinary course of business with respect to employees who are not directors or officers of the Company, (ii) granted to any current or former directors, officers or employees, any right to receive severance or termination pay not provided for under a Benefit Plan or Foreign Plan listed on Section 4.14 of the Company Disclosure Letter or (iii) entered into, amended or modified any Benefit Plans or employment, change of control or severance Contract with any of its current or former directors, officers, employees or consultants;

(d)   (i) acquired, leased or licensed from any Person (by merger, consolidation, acquisition of stock or assets or otherwise) or sold, disposed of, leased or licensed (by merger, consolidation, sale of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof, any Equity Interests therein or any assets, in each case, which are material to the Company and its Subsidiaries, taken as a whole, other than purchases and sales of inventory, non-merchandise supplies, and other assets in the ordinary course of business or (ii) incurred or guaranteed, or modified in any material respect, any Indebtedness or made any loans, advances or capital contributions to, or investments in, any other Person (other than a Subsidiary of the Company);

(e)    made any changes in accounting policies or procedures, except as required by GAAP or a Governmental Authority;

(f)    made or revoked any material Tax election, or changed any material Tax accounting principles, except as required by applicable Law; or

(g)    agreed to take any of the actions described in Sections 4.9(a) through 4.9(g).

Section 4.10   Contracts.

(a)    As of the date of this Agreement, the Company has Made Available to Parent correct and complete copies of, each Contract to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound which:

(i)   (A) would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K, (B) is to be performed after the date of this Agreement, and (C) has not been filed or incorporated by reference in any SEC Report in unredacted form;

(ii)   contains covenants that materially limit the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, could restrict the ability of the Surviving Corporation) to compete in any business or with any Person or in any geographic area, or to sell, supply or distribute any service or product, except for any such Contract that may be canceled without any penalty or other liability to the Company or any of its Subsidiaries upon notice of 60 days or less;

(iii)  relates to the formation, creation, operation, management or control of any partnership or joint venture;

(iv)  involves any exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial Contract, or any other interest-rate or foreign currency protection Contract;

(v)    evidences or relates to Indebtedness (other than the endorsement of negotiable instruments for collection in the ordinary course of business);

(vi)  involves any Key Customers or Key Suppliers (other than purchase orders, sales orders or invoices under such Contracts entered into in the ordinary course of business consistent with past practice);

(vii) are Contracts with customers or suppliers of the Company or its Subsidiaries containing a provision which provides that any term or terms of such Contract will be no less favorable to such customers or suppliers either individually or in the aggregate than similar provisions in any other Contract;

(viii) was (A) entered into after December 31, 2005 or (B) has not yet been consummated, that, in the case of either (A) or (B), involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests for aggregate consideration under such Contract in excess of $1 million (other than acquisitions or dispositions of assets in the ordinary course of business consistent with past practice, including acquisitions and dispositions of inventory);

(ix)  by its terms calls for payments by the Company and/or its Subsidiaries under such Contract of more than $1 million in any 12-month period or $10 million over the term of such Contract;

(x)    involves any acquisition since January 1, 2004, pursuant to which the Company or any of its Subsidiaries has continuing indemnification, “earn-out” or other contingent payment obligations, in each case, that could result in payments in excess of $250,000;

(xi)  is between (A) the Company or any of its Subsidiaries, on the one hand, and (B) any other Affiliate of the Company (other than its Subsidiaries), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(xii) involves any labor union or other employee organization, including any works council or foreign trade union or trade association;

(xiii)   (A) grants to the Company and/or any of its Subsidiaries any rights in, to or under any Company Intellectual Property (other than any Contract (i) which grants rights to use readily available commercial Software that is generally available on nondiscriminatory pricing terms or (ii) which grants to the Company or a Subsidiary the right to use a third party’s trademarks on printed products in exchange for a royalty, in the case of either (i) or (ii), entered into in the ordinary course of business consistent with past practice), or (B) restricts any rights of the Company or any of its Subsidiaries in, to or under Company Intellectual Property, or permit third Persons to use or register any Company Intellectual Property (other than any such Contract entered into in the ordinary course of business consistent with past practice);

(xiv) obligates the Company or any of its Subsidiaries to provide indemnification or a guarantee;

(xv)  is a Real Property Lease; or

(xvi) is (A) an employment Contract between the Company and any officer of the Company or any of its Subsidiaries (including the heads of each business segment) or (B) a Contract containing any covenant in favor of the Company which limits the ability of any past officer of the Company or any of its Subsidiaries, or would limit the ability of any present officer of the Company or any of its Subsidiaries upon the termination of such officer’s employment, to compete against the Company, any of its Subsidiaries or any of their respective business units.

Each Contract of the type described in clauses (i) through (xvi) and any Contract entered into after the date of this Agreement that would have constituted a Material Contract if entered into prior to the date hereof is referred to herein as a “Material Contract”.

(b)   Each Material Contract is valid and binding on, and enforceable in accordance with its terms against, the Company and any Subsidiary of the Company which is a party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect, and the Company and its Subsidiaries have performed and complied with all obligations required to be performed or complied with by them under each Material Contract. There is no default under any Material Contract by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries, or to the Knowledge of the Company, by any other party thereto, except which would not have a Material Adverse Effect.

Section 4.11   Title to Properties; Assets.

(a)    As of the date of this Agreement, a complete and correct list of all of the real property owned by the Company and its Subsidiaries is set forth in Section 4.11(a) of the Company Disclosure Letter (collectively with any real property acquired by the Company or any of its Subsidiaries after the date of this Agreement, the “Owned Real Property”).

(b)   As of the date of this Agreement, Section 4.11(b) of the Company Disclosure Letter contains a complete and correct schedule of all leases and subleases (including addendums and amendments) under which the Company or any of its Subsidiaries use or occupy or have the right to use or occupy, any real property (collectively with any real property leases or subleases entered into by the Company or any of its Subsidiaries after the date of this Agreement, the “Real Property Leases”) (the land, buildings and other improvements covered by the Real Property Leases being herein called the “Leased Real Property” and, collectively with the Owned Real Property, the “Property”), which schedule sets forth the address of the Leased Real Property covered thereby. Each Real Property Lease has been Made Available to Parent. The Company and its Subsidiaries enjoy peaceful and undisturbed possession under each Real Property Lease.

(c)    Each of the Company and its Subsidiaries (i) has good and valid fee simple title to the Owned Real Property, (ii) owns or has a valid right to use, as applicable, the assets that are material to the operation of the business of the Company and its Subsidiaries (except, in the case of personal property, for such assets as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business consistent with past practice) and (iii) has good and valid leasehold interests in all of its Leased Real Property. All property, assets and Owned Real Property are free and clear of all Encumbrances other than Permitted Encumbrances.

Section 4.12   Compliance with Law and Reporting Requirements.

(a)    Except as would not have a Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries is in violation of, or has violated, any Law, or has received any written notice of any violation of Law, (ii) the Company and each of its Subsidiaries has and is in compliance with all Licenses required to conduct their respective businesses as now being conducted and all such Licenses are valid and in full force and effect and (iii) none of the Company or its Subsidiaries has received any written notification from any Governmental Authority threatening to revoke any such License.

(b)   (i) The Company has been since January 1, 2003 and is in compliance in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and (B) the applicable listing and corporate governance rules and regulations of the NYSE.

(ii)   The Company has designed disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities. To the Knowledge of the Company, such disclosure controls and procedures are effective in timely alerting the chief executive officer and the chief financial officer of the Company to material information required to be included in the Company’s periodic reports required under the Exchange Act.

(iii)  The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Board (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(iv)  As of the date hereof, to the Company’s Knowledge, the Company has not identified any material control deficiencies other than as disclosed in Section 4.12(b)(iv) of the Company Disclosure Letter. To the Company’s Knowledge, its auditors and its chief executive officer and chief financial officer will be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(c)    None of the Company’s Subsidiaries is subject to the reporting requirements of Sections 13(a) or 15(d) under the Exchange Act.

(d)   The Company and its Subsidiaries are and, within the last two (2) years have been, in compliance in all material respects with all applicable provisions of the Gramm-Leach-Bliley Act and the rules and regulations related thereto and other applicable privacy Laws, including those related to the exchange, disclosure or sharing of customer or personal information or information security.

Section 4.13   Litigation.   There are no Actions pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries, except as would not have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor any of their respective properties is or are a party or subject to or in default under any Governmental Order except as would not have a Material Adverse Effect. There are no formal or informal inquiries or investigations by the SEC or other Governmental Authority, other governmental inquiries or investigations or internal investigations or material whistle blower complaints pending, or to the Knowledge of the Company, threatened, or otherwise involving the Company or any of its Subsidiaries, including regarding any accounting policies or practices of the Company or any malfeasance by any officer of the Company or any of its Subsidiaries. This Section 4.13 does not relate to environmental matters which are the subject of Section 4.18.

Section 4.14   Employee Compensation and Benefit Plans; ERISA.

(a)    Section 4.14(a) of the Company Disclosure Letter sets forth a correct and complete list, as of the date of this Agreement, of all material (i) employee benefit plans, programs and Contracts, including pension, retirement, profit sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, vacation, bonus or other incentive plans, all medical, vision, dental or other health plans, all life insurance plans, all employment Contracts, and all other employee benefit plans or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA, in each case, whether oral or written, funded or unfunded, or insured or self-insured, maintained by the Company or any of its Subsidiaries, or to which the Company or any of its Subsidiaries contributes or is obligated to contribute, or with respect to which the Company or any of its Subsidiaries has or may have any liability (contingent or otherwise), in each case, for or to any current or former employees, directors, officers or consultants of the Company or any of its Subsidiaries located primarily in the

United States and/or their dependents (collectively, the “Benefit Plans”), and (ii) benefit plans that are comparable to the Benefit Plans and that are maintained pursuant to the Laws of a country other than the United States, other than benefit plans that are required to be maintained under the Laws of the applicable country (collectively, the “Foreign Plans”). For purposes of this Agreement, the term “plan,” when used with respect to Foreign Plans, shall mean a “scheme” or other employee benefit program or arrangement in accordance with specific country usage.

(b)   Each Benefit Plan intended to be subject to Code Section 401(a) and each trust established in connection with any such Benefit Plan which is intended to be tax exempt under Code Section 501(a) has been determined by the Internal Revenue Service to be qualified under Code Section 401(a) or exempt from taxation under Code Section 501(a), as the case may be, or the remedial amendment period for such determination has not expired, and, to the Knowledge of the Company, no event has occurred that would adversely affect such determination. Except as would not have a Material Adverse Effect:  (i) all the Benefit Plans and the related trusts comply with and have been administered in compliance with (A) the applicable provisions of ERISA, (B) all applicable provisions of the Code, (C) all other applicable Laws, and (D) their terms and the terms of any applicable collective bargaining or applicable collective labor Contracts; and, in each case, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority questioning or challenging such compliance; (ii) there are no unresolved claims or disputes under the terms of, or in connection with, the Benefit Plans other than claims for benefits which are payable in the ordinary course; (iii) there has not been any nonexempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Benefit Plan; (iv) no litigation has been commenced with respect to any Benefit Plan and, to the Knowledge of the Company, no such litigation is threatened (other than routine claims for benefits in the normal course); and (v) there are no audits or investigations by a Governmental Authority pending or, to the Knowledge of the Company, threatened in connection with any Benefit Plan.

(c)    Neither the Company nor any ERISA Affiliate (i) sponsors or contributes to a Benefit Plan that is a “defined benefit plan” (as defined in ERISA Section 3(35)); (ii) has an “obligation to contribute” (as defined in ERISA Section 4212) to a Benefit Plan that is a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)); (iii) has any liability, contingent or otherwise, under Title IV of ERISA with respect to a Benefit Plan; or (iv) except as listed in Section 4.14(c) of the Company Disclosure Letter, sponsors, maintains or contributes to any plan, program or arrangement that provides for post-retirement or other post-employment welfare benefits (other than coverage or benefits (A) required to be provided under Part 6 of Subtitle B of Title I of ERISA or any other similar applicable Law or (B) the full cost of which is borne by the employee or former employee (or any of their beneficiaries)). For purposes of this Section 4.14, “ERISA Affiliate” shall mean any trade or business, whether or not incorporated, that together with the Company would be deemed to be a single employer for purposes of Section 4001 of ERISA or Sections 414(b), (c), (m), (n) or (o) of the Code. The terms of each Benefit Plan listed in Section 4.14(c) of the Company Disclosure Letter do not restrict the ability of the Company to amend or terminate such Benefit Plan.

(d)   Except as would not have a Material Adverse Effect: (i) each Foreign Plan and related trust, if any, complies with and has been administered in compliance with (A) the applicable Laws of the applicable foreign country and (B) its terms and the terms of any applicable collective bargaining, collective labor or works council Contracts and, in each case, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority questioning or challenging such compliance, (ii) each Foreign Plan which, under the Laws of the applicable foreign country, is required to be registered or approved by any Governmental Authority, has been so registered or approved, (iii) all contributions to each Foreign Plan required to be made by the Company or its Subsidiaries through the Closing Date have been or shall be made or, if applicable, shall be accrued in accordance with country-specific accounting practices, (iv) there are no unresolved claims or disputes under the terms of, or in connection with, the Foreign Plans other than claims for benefits which are payable in the ordinary course, (v) no litigation has been commenced with respect to any Foreign Plan and, to the Knowledge of the Company, no such litigation is threatened (other than routine claims for benefits in the normal course), and (vi) there are no audits or investigations by a Governmental Authority pending or, to the Knowledge of the Company, threatened in connection with any Foreign Plan. Section 4.14(d) of the Company Disclosure Letter designates each Foreign Plan that is a defined benefit pension plan.

(e)    Except as may be required by applicable Law or as expressly provided in this Agreement, neither the Company nor any of its Subsidiaries has adopted, announced or otherwise made known any plan or commitment to create any additional Benefit Plans or Foreign Plans or to amend or modify any existing Benefit Plan or Foreign Plan in such a manner as to materially increase the cost of such Benefit Plan or Foreign Plan to the Company or any of its Subsidiaries.

(f)    Except as provided in this Agreement or as required under applicable Law, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or together with any other event): (i) result in any material payment (including any bonus, severance, deferred compensation, forgiveness of indebtedness or golden parachute payment) becoming due to any current or former employee under any Benefit Plan or Foreign Plan; (ii) increase in any material respect any benefit otherwise payable under any Benefit Plan or Foreign Plan; (iii) result in the acceleration in any material respect of the time of payment or vesting of any such benefits under any Benefit Plan or Foreign Plan; (iv) result in any material obligation to fund any trust or other arrangement with respect to compensation or benefits under a Benefit Plan or Foreign Plan; or (v) limit, in any way, the surviving Corporation’s ability to amend or terminate any Benefit Plan or Foreign Plan. Other than the payments that may be made to the persons listed in Section 4.14(f) of the Company Disclosure Letter, no payment or benefit which has been, will or may be made by the Company or any of its Subsidiaries with respect to any current or former employee in connection with the execution and delivery of this Agreement or the consummation of the transaction contemplated by this Agreement could result in any “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code or nondeductibility under Section 162(m) of the Code.

(g)    Except as would not have a Material Adverse Effect, neither the Company nor any of its Subsidiaries has classified any individual as an “independent contractor” or similar status who, according to a Benefit Plan or Foreign Plan or applicable Law, should have been classified as an employee. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has any material liability by reason of any individual who provides or provided services to the Company or any of its Subsidiaries, in any capacity, being improperly excluded from participating in any Benefit Plan or Foreign Plan.

(h)   Correct and complete copies have been Made Available to Parent by the Company of all written Benefit Plans and Foreign Plans (including all amendments and attachments thereto) (or, in the case of award agreements relating to equity-based or equity-related awards, forms of agreements); all related trust documents; all insurance Contracts or other funding arrangements to the degree applicable; the two most recent annual information filings (Form 5500) and annual financial reports for those Benefit Plans and Foreign Plans (where required by applicable Law); the most recent determination letter from the Internal Revenue Service (where required by applicable Law); and the most recent summary plan descriptions, if any, for the Benefit Plans or Foreign Plans (including, for any Benefit Plan or Foreign Plan that is not embodied in a document, a written description of the Benefit Plan or Foreign Plan).

(i)    The execution and delivery of this Agreement in and of itself will not result in the accelerated vesting of any Restricted Share or Option.

Section 4.15   Labor Matters.

(a)    Neither the Company nor any of its Subsidiaries is a party to or bound by any labor or collective bargaining agreement, and no employees of the Company or any of its Subsidiaries are represented by any labor organization with respect to their employment with the Company or its Subsidiaries.

(b)   No representation election petition or application for certification has been filed by any employees of the Company or any of its Subsidiaries, nor is such a petition or application pending with the National Labor Relations Board or any other labor relations tribunal or authority, and to the Knowledge of the Company, there are no activities or proceedings of any labor union to organize any of the employees of the Company or any of its Subsidiaries. There is no pending or, to the Knowledge of the Company, threatened, labor dispute, strike, walkout, work stoppage, slowdown, grievance, lockout or other collective labor action involving employees of the Company or any of its Subsidiaries, and no such action has occurred within the past five (5) years.

(c)    Except as would not have a Material Adverse Effect, (i) the Company and each of its Subsidiaries are in compliance with all applicable local, state, federal and foreign Laws relating to employment and employment practices, including Laws relating to employment discrimination, terms and conditions of employment, hours of work and the payment of wages, classification of employees and independent contractors, health and safety, disability rights or benefits, equal employment opportunity, workers’ compensation and labor relations, (ii) there are no actions, lawsuits, claims, charges or controversies pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee or any class of the foregoing, relating to any such Law, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship, and (iii) neither the Company nor any of its Subsidiaries has received any notice of the intent of the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the enforcement of labor or employment Laws to conduct an investigation with respect to or relating to the Company or any of its Subsidiaries, and no such investigation is in progress.

(d)   None of the Company or any of its Subsidiaries is liable for any material payment to any trust or other fund or to any Governmental Authority with respect to unemployment compensation benefits or social security benefits or obligations for employees (other than routine payments to be made in the normal course of business, consistent with past practice).

(e)    The Company and each of its Subsidiaries are and have been in compliance in all material respects with all notice and other requirements of the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), and any applicable similar state, local or foreign Law.

(f)    To the Company’s Knowledge, no employee of the Company or any of its Subsidiaries is in violation of any term of any employment contract, invention assignment agreement, non-disclosure agreement, non-competition agreement, non-solicitation agreement, or any restrictive covenant to a former employer relating (i) to the right of any such employee to be employed by the Company or any Subsidiary because of the nature of the business conducted by the Company or any Subsidiary or (ii) to the use of trade secrets or proprietary information of others.

Section 4.16   Intellectual Property.

(a)    Section 4.16(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a correct and complete list of all United States and foreign (i) issued Patents and Patent applications, (ii) Trademark registrations and applications for registration, (iii) Copyright registrations and applications for registration, (iv) mask work registrations and applications for registration, and (v) any Software included in the Company Intellectual Property, in each case which are material to the conduct of the business as presently conducted by any of the Company’s Printed Products, Software & Services or Scantron business segments, as applicable, and owned by the Company or any of its Subsidiaries (other than the Software described in the foregoing clause (v), collectively, and together with any items described in clauses (i) though (iv) obtained by the Company or any of its Subsidiaries after the date hereof, the “Registered Intellectual Property”). Section 4.16(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, with respect to each such item of Registered Intellectual Property (A) a correct and complete list of the jurisdictions in which such item of Registered Intellectual Property has been registered or in which an application has been filed, (B) the applicable registration, application, or serial number, and (C) the record owner. The Company or its Subsidiary is the sole and exclusive beneficial and record owner of all of the Registered Intellectual Property, and all of the Registered Intellectual Property is subsisting and, to the Company’s Knowledge, valid.

(b)   The Company or any Subsidiary of the Company has not taken any action or failed to take any action, or used or enforced (or failed to use or enforce) any of the Registered Intellectual Property in a manner that would result in the abandonment, cancellation, invalidity, or unenforceability of any of the Registered Intellectual Property.

(c)    Except as would not have a Material Adverse Effect, the Company and/or its Subsidiaries has a valid right to use, or is the owner of all right, title and interest in and to all of the Company Intellectual Property, in each case free and clear of any and all Encumbrances (except Permitted Encumbrances). No Action has been asserted or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries in the past two (2) years challenging the Company’s or any of its Subsidiary’s exclusive ownership of, or right to use, any material Company Intellectual Property (including any proceeding before any Intellectual Property office), nor, to the Company’s Knowledge, is there a substantial basis for any such Action.

(d)   The conduct of the businesses of the Company and its Subsidiaries as currently conducted does not infringe, misappropriate, or otherwise violate any Person’s Intellectual Property, and there has been no such Action asserted or, to the Knowledge of the Company, threatened, in the past two (2) years against the Company or any of its Subsidiaries, nor to the Company’s Knowledge, is there a substantial basis for any such Action.

(e)    To the Company’s Knowledge, no Person is infringing, misappropriating, or otherwise violating any Company Intellectual Property, and no such Action has been threatened in writing or asserted against any Person by the Company or any of its Subsidiaries or, to the Company’s Knowledge, any other Person, in the past two (2) years.

(f)    The Company and each of its Subsidiaries have taken all reasonable measures to protect the confidentiality of all Trade Secrets included in the Company Intellectual Property.

(g)    No former or current partner, director, shareholder, officer, member of management or personnel of the Company or any of its Subsidiaries will, after giving effect to the transactions contemplated hereby, own or retain any ownership rights in any material Company Intellectual Property.

(h)   The consummation of the transactions contemplated in this Agreement and any related agreements, will not (with or without notice or the lapse of time or both) (i) result in the loss or impairment of, or give rise to any right of any third Person to terminate or restrict, (ii) require payment of any additional amounts or the consent of any Governmental Authority or third Person in respect of, or (iii) result in the grant or transfer to any other Person of, in each case, the Company’s or any of its Subsidiaries’ rights in or to any of the Company Intellectual Property, except as would not have a Material Adverse Effect.

(i)    With respect to the Software included in the Company Intellectual Property, (i) neither the Company, its Subsidiaries, nor, to the Company’s Knowledge, any of their licensees have experienced any defects in such Software, including any error or omission in the processing of any transactions other than defects which have been corrected, which defects, errors, or omissions would have a Material Adverse Effect, and (ii) to the Company’s Knowledge, no such Software (x) contains any Unauthorized Code or (y) is subject to the terms of any “open source” or other similar license that provides for the source code of the Software to be publicly distributed or dedicated to the public. During the two (2) years prior to the date hereof, (A) to the Company’s Knowledge, there have been no security breaches in the Company’s or any of its Subsidiary’s information technology systems, and (B) there have been no disruptions in any of the Company’s or its Subsidiaries’ information technology systems, in each case that would have a Material Adverse Effect. The Company and its Subsidiaries have implemented disaster recovery and backup plans and systems that are customary and adequate for companies in this and similar industries to address the nature and level of risk. The Company and each of its Subsidiaries are in compliance in all material respects with such plans. Copies of all such material plans have been Made Available to Parent. As of the Closing, copies of all material Software Documentation shall have been made available to Parent.

(j)     With respect to the material Software included in the Company Intellectual Property and owned by the Company or any of its Subsidiaries, (i) such Software performs substantially in accordance with the applicable Software Documentation, (ii) no source code for such Software has been made available by the Company to any escrow agent or other Person who is not currently an employee of the Company or its Subsidiary, and the Company or its Subsidiaries have no duty or obligation (whether present, contingent or otherwise) to make available the source code for any Software to any such Person, and (iii) no Person other than the Company or its Subsidiary possesses any exclusive right or license to use, exploit, assert or enforce any rights in or to such Software.

Section 4.17   Privacy Policies.

Copies of the respective privacy policies (each, a “Privacy Policy”) of the Company and each of its Subsidiaries regarding the collection and use of information, including non-public financial information, received from or related to its customers (and customers of its customers) or other individual persons (“Customer Information”) currently in effect with respect to any Customer Information collected, used or held by the Company or any of its Subsidiaries have been Made Available to Parent. To the Company’s Knowledge, neither the Company nor any of its Subsidiaries has at any time during the last five years collected, received or used any Customer Information in violation of its respective Privacy Policies or applicable Law. No Action has been asserted or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging a violation of any Person’s privacy or personal information or data rights or violation of any other Law with respect to collection, use or disclosure of Customer Information and the consummation of the transactions contemplated by this Agreement will not breach or otherwise cause any violation of the Company’s or any of its Subsidiary’s respective Privacy Policies or Law. Each of the Company and each of its Subsidiaries has reasonable (taking into account the nature of the information being collected) security measures and safeguards, including written information security programs, in place to ensure the security and confidentiality of Customer Information, protect against any anticipated threats or hazards to the security or integrity of Customer Information and protect its

Customer Information from access or use by any person in a manner violative of Law or an applicable Privacy Policy and, to the Knowledge of the Company, no Person has gained such access or made such use of any Customer Information. The Company has Made Available to Parent copies of its written information security programs with respect to protection of Customer Information.

Section 4.18   Environmental Laws.

(a)    For purposes of this Agreement, the following terms have the following meanings:

(i)    “Environmental Claim” means any written claim, action, cause of action, investigation or notice by any person or entity received by the Company or any of its Subsidiaries alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (A) the presence, Release or threatened Release of any Hazardous Materials that (x) would reasonably be expected to create liability under Environmental Law on behalf of the Company or (y) are at concentrations requiring investigation or remediation under Environmental Law by the Company or any of its Subsidiaries at any location, whether or not owned or operated by the Company, or (B) circumstances that would reasonably be expected to form the basis of any violation, or alleged violation, of any Environmental Law.

(ii)   “Environmental Laws” means all applicable Laws relating to pollution or protection of human health or the environment, including Laws relating to the occupational exposure to, or Releases or threatened Releases of Hazardous Materials, Laws relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials, and Laws relating to recordkeeping, notification, disclosure and reporting requirements for Hazardous Materials.

(iii)  “Hazardous Materials” means chemicals, pollutants, contaminants, wastes, toxic or hazardous substances, including all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, petroleum and petroleum products, asbestos and polychlorinated biphenyls.

(iv)  “Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

(b)   Except as would not have a Material Adverse Effect:

(i)    The Company and each of its Subsidiaries are and have been within the past five (5) years in material compliance with all applicable Environmental Laws (which compliance includes the possession of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof).

(ii)   There is no Environmental Claim pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries or, to the Knowledge of the Company, against any other Person whose liability for any Environmental Claim the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of Law.

(iii)  There are no past or present actions, activities, circumstances, conditions, events or incidents resulting from the Company’s or any of its Subsidiary’s activities, including the Release, threatened Release or presence of any Hazardous Material, which would reasonably be expected to form the basis of any Environmental Claim against the Company or any of its Subsidiaries.

(iv)  The Company has Made Available for inspection to Parent complete and correct copies of any reports, studies, technical analyses, tests or monitoring currently possessed or prepared by or on behalf of the Company during the past seven (7) years pertaining to Hazardous Materials in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Company or its Subsidiaries, or regarding compliance with applicable Environmental Law.

(v)    The representations and warranties contained in this Section 4.18 shall be the sole and exclusive representations and warranties of the Company and each of its Subsidiaries with respect to Environmental Laws, Environmental Claims, Hazardous Materials or otherwise relating to environmental matters.

Section 4.19   Taxes.

(a)    Each of the Company and its Subsidiaries has duly and timely filed all material Tax Returns required to be filed by it, and all such Tax Returns are true, correct and complete in all material respects.

(b)   Each of the Company and its Subsidiaries has duly and timely paid in full all material Taxes required to be paid by it (whether or not shown due on any Tax Return), except for those Taxes being contested in good faith and for which adequate reserves have been established in the financial statements of the Company in accordance with GAAP.

(c)    Each of the Company and its Subsidiaries has made adequate provision in the financial statements of the Company (in accordance with GAAP) for all Taxes of the Company and its Subsidiaries not yet due.

(d)   Each of the Company and its Subsidiaries has withheld and paid over to the relevant taxing authority all material Taxes required to have been withheld and paid in connection with payments to employees, independent contractors, creditors, stockholders or other third parties.

(e)    Neither the Company nor any of its Subsidiaries has received written notice of any pending or threatened audit, proceeding, examination or litigation or similar claim that has been commenced or is presently pending with respect to any material Taxes or material Tax Return of the Company or any of its Subsidiaries.

(f)    Since January 1, 1998, no written claim has been made by any tax authority in a jurisdiction where any of the Company or its Subsidiaries does not file a Tax Return that the Company or any of its Subsidiaries is or may be subject to a material amount of taxation in that jurisdiction.

(g)    No material deficiency with respect to any Taxes has been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries that has not been finally resolved and paid in full, and no requests for waivers of the time to assess any material amount of Taxes are pending.

(h)   There are no outstanding written Contracts, consents or waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or deficiencies against the Company or any of its Subsidiaries, and no power of attorney granted outside the ordinary course of business by either the Company or any of its Subsidiaries with respect to any material Taxes is currently in force.

(i)    Neither the Company nor any of its Subsidiaries (A) is a party to or bound by any Contract providing for the allocation, sharing or indemnification of any material amount of Taxes (other than those between and among the Company and its Subsidiaries, each of which is listed in Section 4.19 of the Company Disclosure Letter), (B) has been a member of an affiliated group

(or similar state, local or foreign filing group) filing a consolidated Tax Return for a period that is open under the statute of limitations (other than the group the common parent of which is the Company) or (C) has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor.

(j)     There are no Encumbrances for Taxes upon the assets or properties of the Company or any of its Subsidiaries, except for Permitted Encumbrances.

(k)   Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, or (ii) “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign Law), entered into on or prior to the Closing Date, or (iii) any ruling received from or any Contract entered into with the Internal Revenue Service.

(l)    The Company has Made Available to Parent or Merger Sub complete and accurate copies of (i) all audit reports, letter rulings, technical advice memoranda, and similar documents issued by any tax authority relating to the United States Federal, state, local or foreign Taxes (in excess of $150,000 in the case of state, local and foreign tax audit reports) due from or with respect to the Company and its Subsidiaries for any tax year beginning after January 1, 2002 and (ii) any closing Contracts entered into by any of the Company and its Subsidiaries with any tax authority, in each case existing on the date hereof.

(m)  Neither the Company nor any of its Subsidiaries has made any distribution of stock, and no distribution of stock of the Company or any of its Subsidiaries has been made, in a transaction described in Section 355 of the Code.

Section 4.20   Disclosure Documents.   The proxy statement (the “Proxy Statement”) relating to the Merger and the other transactions contemplated hereby, to be filed by the Company with the SEC in connection with seeking the adoption of this Agreement by the shareholders of the Company will not, at the time filed with the SEC or at the time first mailed to the shareholders of the Company or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company will cause the Proxy Statement and all related SEC filings to comply as to form in all material respects with the requirements of the Exchange Act applicable thereto as of the date of such filing. No representation is made by the Company with respect to statements made in the Proxy Statement based on information supplied, or required to be supplied, by Parent, Merger Sub or any of their Affiliates in writing specifically for inclusion or incorporation by reference therein.

Section 4.21   Insurance.   The Company and each of its Subsidiaries is covered by valid, collectible and currently effective insurance policies issued in favor of the Company and any of its Subsidiaries that are customary and adequate for companies of similar size in the industry and locales in which the Company and its Subsidiaries operate, including coverage which the Company has agreed to carry under any Contract with third parties to address its insurance obligations under such Contracts. All such insurance policies do not have limits that are impaired in any material amounts, and to the Company’s Knowledge, each policy is issued by an insurance company with a valid License to conduct business in the applicable jurisdiction where coverage would apply. Section 4.21 of the Company Disclosure Letter sets forth, as of the date of this Agreement, a correct and complete list of all material insurance policies, including commercial general liability, automobile liability, workers compensation, umbrella, errors and omissions, professional liability, cyber-risk, employee dishonesty/crime, pension trust/fiduciary liability, directors and officers liability and employment practices liability (other than an insurance policy that is disclosed as a Benefit Plan). Each of these policies is issued in favor of the Company and all of its Subsidiaries, or pursuant to which the Company or any of the Subsidiaries is a named insured or otherwise a beneficiary. With respect to each such insurance policy, except as would not have a Material Adverse Effect, (a) such policy is in full force and effect and all premiums due thereon have been paid, (b) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any such policy, and (c) to the Knowledge of the Company, no insurer on any such policy has been declared insolvent or placed in receivership, rehabilitation, conservatorship, liquidation, or a rating agency has determined that it is financially impaired, and no notice of cancellation, termination or non-renewal has been received with respect to any such policy.

Section 4.22   Customers and Suppliers.   Section 4.22 of the Company Disclosure Letter sets forth, as of the date of this Agreement, a complete and correct list of (a) (i) the top 20 customers of the “Printed Products” segment of the Company and its Subsidiaries based upon revenue generated therefrom in fiscal year 2006 (on an annualized basis) (the “Printed Products Key Customers”) and sets forth opposite the name of such Printed Products Key Customer the approximate amount of revenue attributable to such Printed Products Key Customer during such period, and (ii) the top 20 suppliers of the “Printed Products” segment of the Company and its Subsidiaries based upon aggregate amounts paid thereto in fiscal year 2006 (on an annualized basis) (the “Printed Products Key Suppliers”) and sets forth opposite the name of such Printed Products Key Supplier the approximate aggregate amounts paid to such Printed Products Key Supplier during such period, (b) (i) the top 20 customers of the “Software & Services” segment of the Company and its Subsidiaries based upon revenue generated therefrom in fiscal year 2006 (on an annualized basis) (the “S&S Key Customers”) and sets forth opposite the name of such S&S Key Customer the approximate amount of revenue attributable to such S&S Key Customer during such period, and (ii) the top 20 suppliers of the “Software & Services” segment of the Company and its Subsidiaries based upon aggregate amounts paid thereto in fiscal year 2006 (on an annualized basis) (the “S&S Key Suppliers”) and sets forth opposite the name of such S&S Key Supplier the approximate aggregate amounts paid to such S&S Key Supplier during such period, and (c) (i) the top 20 customers of the “Scantron” segment of the Company and its Subsidiaries based upon revenue generated therefrom in fiscal year 2006 (on an annualized basis) (the “Scantron Key Customers” and, together with the Printed Products Key Customers and the S&S Key Customers, the “Key Customers”)) and sets forth opposite the name of such Scantron Key Customer the approximate amount of revenue attributable to such Scantron Key Customer during such period, and (ii) the top 20 suppliers of the “Scantron” segment of the Company and its Subsidiaries based upon aggregate amounts paid thereto in fiscal year 2006 (on an annualized basis) (the “Scantron Key Suppliers” and, together with the Printed Products Key Suppliers and the S&S Key Suppliers, the “Key Suppliers”) and sets forth opposite the name of such Scantron Key Supplier the approximate aggregate amounts paid to such Scantron Key Supplier during such period. Since December 31, 2005 to the date of this Agreement, (i) no Key Customer or Key Supplier has cancelled or otherwise terminated its relationship with the Company or any of its Subsidiaries, (ii) neither the Company nor any of its Subsidiaries has received any notice from any Key Customer or Key Supplier to the effect that any such Key Customer or Key Supplier intends to (A) terminate or adversely modify in any material respect its relationship with the Company or any of its Subsidiaries or (B) initiate a bidding or rebidding process or request proposals with respect to any business currently provided by the Company or any of its Subsidiaries and (iii) neither the Company nor any of its Subsidiaries has been involved in any material dispute with a Key Customer or Key Supplier.

Section 4.23   Rights Agreement.   The Company has amended, and the Company and the Board have taken all necessary action to amend, the Rights Agreement, dated as of December 17, 1998, between the Company and Wells Fargo Bank, N.A. (as amended, the “Rights Agreement”), to (a) render it inapplicable to this Agreement and the transactions contemplated hereby, including the Merger, (b) render the Rights (as defined in the Rights Agreement) issued pursuant to the Rights Agreement inapplicable to the execution and delivery of this Agreement and consummation of the Merger and ensure that none of the execution and delivery of this Agreement or the consummation of the Merger will result in (i) the Rights becoming exercisable, (ii) cause Parent or any of its Affiliates or Associates (each as defined in the Rights Agreement) to become an Acquiring Person (as defined in the Rights Agreement) or (iii) give rise to a Distribution Date (as defined in the Rights Agreement). The Rights will expire in their entirety immediately prior to the Effective Time without any payment being made in respect thereof. The Company has Made Available to Parent a complete and correct copy of such amendment.

Section 4.24   Fairness Opinion.   The Board has received an oral opinion from Goldman, Sachs & Co., to the effect that, as of the date of such opinion, the Merger Consideration to be received by the holders of Shares is fair to such holders from a financial point of view. An executed copy of the written opinion of Goldman, Sachs & Co. will be delivered to Parent solely for informational purposes promptly after receipt thereof by the Company.

Section 4.25   Brokers.   Except for Goldman, Sachs & Co., no agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has Made Available to Parent a complete and correct copy of its engagement letter with Goldman, Sachs & Co. and there are no amounts payable to Goldman, Sachs & Co. in connection with this Agreement and the transactions contemplated by this Agreement other than as set forth in such engagement letter.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

Section 5.1   Organization.   Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Laws of the state of its organization, and has the requisite corporate or similar power and authority to own its properties and to carry on its business as presently conducted and is duly qualified or licensed to do business and is in good standing (where such concept exists) as a foreign corporation or other entity in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not reasonably be expected to, prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

Section 5.2   Authority; Enforceability.   Each of Parent and Merger Sub has the corporate or other power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or other action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding agreement of Parent and Merger Sub, as applicable, enforceable against each of them in accordance with their terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at Law).

Section 5.3   Non-Contravention.   The execution, delivery and performance of this Agreement by Parent and Merger Sub does not and will not (a) conflict with or violate the certificate of incorporation or bylaws (or equivalent organizational documents) of Parent or Merger Sub, (b) assuming that all consents, approvals and authorizations contemplated by Section 5.4 have been obtained and all filings described in such Section have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which Parent or Merger Sub or any of their respective properties are bound or (c) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any note, bond, mortgage, indenture, Contract, license, permit or other obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties are bound, except, in the case of clauses (b) and (c), for any such conflict, violation, breach, default, loss, right or other occurrence which would not reasonably be expected to, prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

Section 5.4   Governmental Consents.   The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Authority, except as required under or pursuant to (a) the HSR Act, (b) the Exchange Act, (c) state securities, takeover and “blue sky” Laws, (d) the rules and regulations of the NYSE, (e) the GBCC and (f) any other consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to, prevent, materially delay or materially impede the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement.

Section 5.5   Financing.

(a)    Parent and Merger Sub have delivered to the Company a copy of an executed commitment letter from Credit Suisse Securities (USA) LLC and Credit Suisse (as the same may be amended and replaced in accordance with Section 6.9(b), collectively, the “Debt Commitment Letters”), pursuant to which, and subject to the terms and conditions thereof, the lender parties thereto have committed to lend the amounts set forth therein to Parent or to one or more of its Subsidiaries in one or more separate financings for the purpose of funding the transactions contemplated by this Agreement (the “Debt Financing”).

(b)   As of the date hereof, the Debt Commitment Letters are in full force and effect and have not been withdrawn or terminated or otherwise amended or modified in any material respect. Each of the Debt Commitment Letters, in the form so delivered, is a legal, valid and binding obligation of Parent and Merger Sub and the other parties thereto. There are no conditions precedent or other contingencies related to the funding of the full amount of the Debt Financing, other than as set forth in or contemplated by the Debt Commitment Letters. Subject to the terms and conditions of the Debt Commitment Letters, and subject to the terms and conditions of this Agreement, the aggregate proceeds contemplated by the Debt Commitment Letters, together with the available cash of the Company, will be sufficient for Parent and Merger Sub to pay the aggregate Merger Consideration payable pursuant to Article III and consummate the Merger upon the terms contemplated by this Agreement. All commitment and other fees required to be paid under the Debt Commitment Letters prior to the date hereof have been paid. As of the date hereof, to the Knowledge of Parent, there is no state of facts existing as of the date of this Agreement that will preclude satisfaction as of the Effective Time of the conditions contemplated by the Debt Commitment Letters. Nothing contained in this Agreement shall prohibit Parent or Merger Sub from entering into Contracts relating to the financing or the operation of Parent, Merger Sub, or the Surviving Corporation. Notwithstanding anything in this Agreement to the contrary, one or more Debt Commitment Letters may be amended or superseded at the option of Parent after the date of this Agreement but prior to the Effective Time by instruments (the “New Debt Commitment Letters”) which amend or replace existing Debt Commitment Letters and/or contemplate co-investment by or financing from one or more other or additional parties; provided, that the terms of the New Debt Commitment Letters shall not (i) expand upon the conditions precedent to the Debt Financing as set forth in the Debt Commitment Letters in any material respect or (ii) reasonably be expected to delay the Closing. In such event, the term “Debt Commitment Letters” as used herein shall be deemed to include the Debt Commitment Letters that are not so amended or superseded at the time in question and the New Debt Commitment Letters to the extent then in effect.

Section 5.6   Disclosure Documents.   None of the information supplied or to be supplied by Parent or Merger Sub or any of their respective Affiliates specifically for inclusion or incorporation by reference in the Proxy Statement will, at the time filed with the SEC or at the time first mailed to the shareholders of the Company or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.7   Brokers.   Except as set forth on Section 5.7 of the Parent Disclosure Letter, no agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by the Company in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

Section 5.8   Operations of Merger Sub.   Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein.

Section 5.9   Ownership of Company Capital Stock; Affiliates and Associates.   Neither Parent, Merger Sub nor any of their respective Subsidiaries is an “interested shareholder” of the Company or an “associate” or “affiliate” of any “interested shareholder” of the Company (as such terms are defined in the GBCC).

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1   Conduct of Business Prior to the Closing.   The Company covenants and agrees that, during the period from the date hereof until the Closing Date, except as contemplated by this Agreement or as set forth in the corresponding subsection of Section 6.1 of the Company Disclosure Letter, or unless Parent shall otherwise agree in writing (such consent not to be unreasonably withheld or delayed), the Company will conduct and will cause each of its Subsidiaries to conduct its operations according to its ordinary course of business consistent with past practice, and the Company will use and will cause each of its Subsidiaries to use its commercially reasonable efforts to preserve intact its business organization, to keep available the services of its current officers and employees and to preserve the goodwill of and maintain satisfactory relationships with those Persons having business relationships with the Company or any of its Subsidiaries. Between the date of this Agreement and the Closing Date, except as otherwise expressly contemplated by this Agreement or as set forth in the corresponding subsection of Section 6.1 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries shall without the prior written consent of Parent (such consent not to be unreasonably withheld or delayed):

(a)    amend or otherwise change its articles of incorporation or bylaws (or other comparable governing documents);

(b)   issue, deliver, sell, pledge, transfer, convey, dispose of or encumber any Equity Interests of any class or securities convertible into or exchangeable for any such Equity Interests of the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any Equity Interests of the Company or any of its Subsidiaries, or any other ownership interest or voting security, of the Company or any of its Subsidiaries, other than (i) the issuance of Shares upon the exercise of Options and in settlement of other equity-based or equity related awards outstanding on the date hereof or in accordance with the ESPP to the extent set forth in Section 3.2(d), in each case in accordance with their present terms, (ii) as required to comply with any Benefit Plan in effect on the date of this Agreement or (iii) issuances by a wholly owned Subsidiary of the Company of capital stock to such Subsidiary’s parent or another wholly owned Subsidiary of the Company;

(c)    declare, set aside, make or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to any of its Equity Interests or any options, warrants, convertible securities or other rights of any kind to acquire or receive any Equity Interest (except for regular quarterly dividends not exceeding $0.175 per share of Company Common Stock and any dividend or distribution by a wholly owned Subsidiary to the Company or any other wholly owned Subsidiary);

(d)   (i) reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any Equity Interests of the Company or any of its Subsidiaries or any options, warrants, convertible securities or other rights of any kind to acquire or receive any Equity Interest of the Company or any of its Subsidiaries (other than the acquisition by the Company of Shares, Options, Stock Appreciation Rights, Restricted Shares, and Stock Equivalents pursuant to the Benefit Plans) or engage in any internal reorganization or restructuring of the ownership structure of any of its Subsidiaries or the businesses or divisions of the Company or any of its Subsidiaries or (ii) redeem, repurchase, prepay, defease or otherwise acquire any Indebtedness of the Company or any of its Subsidiaries;

(e)    acquire, lease or license from any Person (by merger, consolidation, acquisition of stock or assets or otherwise) or sell, dispose of, encumber, lease or license (by merger, consolidation, sale of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof, any Equity Interests therein, or any assets, other than (i) purchases and sales of inventory and non-merchandise supplies in the ordinary course of business consistent with past practice and (ii) purchases and sales of other assets in the ordinary course of business consistent with past practice and for an amount not in excess of $1,000,000 in the aggregate;

(f)    incur, modify, guarantee, assume, endorse or otherwise become responsible for any Indebtedness or make any loans, advances or capital contributions to, or investments in, any other Person (other than a wholly owned Subsidiary), in each case, other than (i) any renewal in the ordinary course of business consistent with past practice of (but not any replenishment of amounts drawn under) any letter of credit outstanding as of the date of this Agreement or any letter of credit or performance or bid bond entered into in the ordinary course of business consistent with past practice and for an amount not in excess of $500,000 in any single transaction or series of related transactions or $2.5 million in the aggregate and (ii) Funded Indebtedness that can be repaid without prepayment or other penalty that is incurred in the ordinary course of businessconsistent with past practice to the extent that the aggregate amount of Funded Indebtedness of the Company and its Subsidiaries outstanding (on a consolidated basis) does not exceed $245 million in the aggregate (giving effect to such incurrence);

(g)    offer, place, arrange or propose any issuance of debt securities or commercial bank or other credit facilities of the Company or any of its Subsidiaries (other than pursuant to the Debt Financing or Alternative Financing);

(h)   enter into, make any proposal for, renew, extend or amend or modify in any material respect, terminate, cancel, or waive, release or assign any right or claim under, any Contract which is or, if applicable, would be, a Material Contract or is or would be material to the Company or its Subsidiaries, in each case, other than in the ordinary course of business consistent with past practice;

(i)    accelerate the delivery or sale of products or the incurrence of capital expenditures, or offer discounts on sale of products or premiums on purchase of raw materials, except in the ordinary course of business consistent with past practice;

(j)     except (i) as contemplated by this Agreement, (ii) to the extent required under any Benefit Plan or Foreign Plan as in effect on the date hereof, or (iii) as required by applicable Law (including as necessary to comply with Section 409A of the Code) (A) increase the compensation or fringe benefits of, or pay any bonus to, any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries (except in the ordinary course of business consistent with past practice with respect to employees who are not directors or officers), (B) terminate or make any amendment or modification to any existing Benefit Plan or Foreign Plan, other than any such amendment or modification that does not materially increase the costs to the Company and its Subsidiaries with respect to such Benefit Plan or Foreign Plan, (C) take any action to fund the payment of compensation or benefits under any Benefit Plan or Foreign Plan, (D) exercise any discretion to accelerate the vesting or payment of any compensation or benefit under any Benefit Plan or Foreign Plan, (E) grant any new equity based awards (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units, restricted stock units, or restricted stock), (F) except in the ordinary course of business consistent with past practice with respect to employees who are not directors or officers, grant any other awards under any Benefit Plan or Foreign Plan, (G) materially change any actuarial or other assumption used to calculate funding obligations with respect to any Benefit Plan or Foreign Plan or change the manner in which contributions to any Benefit Plan or Foreign Plan are made or the basis on which such contributions are determined, (H) adopt or enter into any new employee benefit or compensation plan, arrangement or employment Contract, or (I) permit any current or former director, officer or employee of the Company or any of its Subsidiaries who is not already a party to or a participant in a Benefit Plan or Foreign Plan providing compensation, benefits, or accelerated vesting or payment upon (either alone or together with any other event) a “change in control,” “change of control,” reorganization, separation or similar transaction involving the Company or any of its Subsidiaries to become a party to or a participant in any such Benefit Plan or Foreign Plan;

(k)   enter into any transaction or Contract between (i) the Company or any of its Subsidiaries, on the one hand, and (ii) any other Affiliate of the Company (other than its Subsidiaries), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K;

(l)    settle or dismiss any Action threatened against, relating to or involving the Company and any of its Subsidiaries in connection with any business, asset or property of the Company and any of its Subsidiaries, other than in the ordinary course of business consistent with past practice but not in excess of $500,000, in any individual case, or $1.5 million, in the aggregate, or in a manner that would prohibit or materially restrict in any material respect the operation of the Company;

(m)  (i) make, change or revoke any material Tax election or change any method of tax accounting, (ii) enter into any settlement or compromise of any Tax liability in excess of $500,000, in any individual case, or $1.5 million, in the aggregate, (iii) file any amended Tax Return with respect to any material amount of Tax, (iv) change any annual Tax accounting period, (v) enter into any closing Contract or request any ruling relating to any material amount of Tax, (vi) waive or extend the statute of limitations relating to any material Taxes or (vii) surrender any right to claim a material amount of any Tax refund;

(n)   make any changes in accounting policies or procedures, except as required by GAAP or a Governmental Authority;

(o)   except to the extent necessary to take any actions that the Company is otherwise permitted to take pursuant to Section 6.5 (and in such case only in accordance with the terms of Section 6.5), waive any of its rights under, or release any other party from, amend, or fail to enforce its rights under, any standstill provision of any Contract;

(p)   except to the extent necessary in the ordinary conduct of the businesses of the Company or its Subsidiaries consistent with past practice, grant or acquire, agree to grant to or acquire from any Person, or dispose of or permit to lapse any rights to, any material Company Intellectual Property, or disclose or agree to disclose to any Person, other than representatives of Parent, any Trade Secret;

(q)   at any time during the ninety (90) days before the Closing Date, without materially complying with the notice and other requirements of the WARN Act, effectuate (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company and/or any of its Subsidiaries, or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company and/or any of its Subsidiaries; or

(r)    agree to take any of the actions described in Sections 6.1(a) through 6.1(q).

Section 6.2   Shareholders Meeting; Board Recommendation.   As promptly as practicable after the SEC clears the Proxy Statement, the Company, acting through the Board, and in accordance with applicable Law, shall (a) duly call, give notice of, convene and hold a meeting of its shareholders solely for the purpose of adopting this Agreement (the “Shareholders Meeting”) and (b) (i) subject to Section 6.5(c), include in the Proxy Statement the Board Recommendation and (ii) use its reasonable best efforts to obtain the Requisite Shareholder Vote. Except in accordance with Section 6.5(c), neither the Board nor any committee thereof shall (A) withdraw (or modify or qualify in a manner adverse to Parent in any material respect), or publicly propose to withdraw the Board Recommendation or (B) fail to include the Board Recommendation in the Proxy Statement (any action described in clause (A) or (B) above being referred to as a “Recommendation Withdrawal”). Notwithstanding any Recommendation Withdrawal, unless this Agreement is terminated in accordance with Section 8.1, this Agreement shall be submitted to the shareholders of the Company at the Shareholders Meeting for the purpose of adopting this Agreement.

Section 6.3   Proxy Statement.

(a)    As soon as practicable following the date of this Agreement, the Company shall prepare and file with the SEC (subject to the prior review and approval of Parent, which approval shall not be unreasonably withheld) the Proxy Statement. The Company and Parent shall cooperate with each other in the preparation of the Proxy Statement. Without limiting the generality of the foregoing, prior to filing or mailing the Proxy Statement (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC or its staff with respect thereto, the Company shall provide Parent reasonable opportunity to review and comment on such document or response and shall include in such document or response comments reasonably proposed by Parent.

(b)   If, at any time prior to the Effective Time, any information relating to the Company, Parent or Merger Sub or any of their respective Affiliates should be discovered by the Company, Parent or Merger Sub which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties and, to the extent required by applicable Law, the

Company shall disseminate an appropriate amendment thereof or supplement thereto describing such information to the Company’s shareholders.

(c)    The Company and Parent shall use their reasonable best efforts, after consultation with the other party, to resolve all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof. Each of the Company and Parent shall as soon as reasonably practicable notify the other party of the receipt of any comments from or other correspondence with the SEC staff with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information (and promptly deliver a copy of such comments, correspondence or request to the other party). The Company shall cause the Proxy Statement to be mailed to its shareholders as promptly as practicable.

Section 6.4   Access to Information; Certain Notices.

(a)    To the extent permitted by applicable Law, during the period from the execution of this Agreement through the earlier of the termination of this Agreement pursuant to its terms and the Effective Time, the Company (i) shall, and shall cause each of its Subsidiaries to, subject to reasonable restrictions imposed from time to time upon advice of counsel respecting the provision of privileged communications or any applicable confidentiality agreement with any Person(provided that the Company shall use its reasonable best efforts to obtain waivers under such agreements or implement requisite procedures to enable the provision of reasonable access without violating such agreement), afford representatives of Parent and its Representatives reasonable access during normal business hours to officers, employees, agents, and representatives of the Company and its Subsidiaries and to all properties of the Company and its Subsidiaries, and will furnish, within a reasonable time, to Parent all financial, operating and other data and information (including extracts and copies of books, records, Contracts and other documents concerning the operations and business of the Company or any of its Subsidiaries), including access to its personnel as Parent may reasonably request, and (ii) shall furnish monthly financial statements (including unaudited monthly consolidated balance sheets of the Company and its Subsidiaries for each month then ended and related consolidated statements of earnings for the Company and its operating segments and cash flows as well as a forecast for the remainder of the then-current fiscal year) that the Company furnishes the Board in the ordinary course consistent with past practice to Parent promptly after providing such financial statements to the Board.

(b)   The Company shall promptly notify Parent if (i) any Key Customer or Key Supplier has cancelled, otherwise terminated or adversely modified its relationship with the Company or any of its Subsidiaries, (ii) the Company or any of its Subsidiaries has received any notice from any Key Customer or Key Supplier to the effect that any such Key Customer intends to (A) terminate or adversely modify in any material respect its relationship with the Company or any of its Subsidiaries or (B) request proposals with respect to any business currently provided by the Company or any of its Subsidiaries and (iii) the Company or any of its Subsidiaries is involved in any material dispute with a Key Customer or Key Supplier. For purposes of this Section 6.4(b), (1) “Key Customer” shall be as defined in Section 4.22 but shall also include any customer that would have been a Key Customer had it been a customer of the Company or any of its Subsidiaries as of the date hereof and (2) “Key Supplier” shall be as defined in Section 4.22 but shall also include any supplier that would have been a Key Supplier had it been a supplier of the Company or any of its Subsidiaries as of the date hereof.

(c)    All information obtained pursuant to this Section 6.4 shall continue to be governed by the Confidentiality Agreement, it being understood that Parent and Merger Sub, jointly and severally, affirm and assume all obligations of confidentiality of Clarke American Corp. thereunder.

(d)   No investigation or notice delivered pursuant to this Section 6.4 or otherwise shall operate as a waiver or affect any representation, warranty or agreement in this Agreement of any party or any condition to the obligations of the parties.

Section 6.5   Solicitation.

(a)    From the date of this Agreement until the earlier of the Effective Time or the date this Agreement is terminated pursuant to Section 8.1, the Company shall not, and shall cause its Subsidiaries, Affiliates and its and their Representatives not to, (i) initiate, solicit or knowingly encourage or facilitate (including by way of providing information) the submission of any inquiries, proposals or offers that constitute, or would reasonably be expected to lead to, any Company Takeover Proposal, or participate or engage in any discussions or negotiations with respect thereto, (ii) approve or recommend, or publicly propose to approve or recommend, a Company Takeover Proposal, (iii) enter into any merger agreement, letter of intent or other Contract providing for or relating to a Company Takeover Proposal, (iv) enter into any Contract requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by this Agreement, or (v) propose or agree to do any of the foregoing (provided that this clause (v) will not affect the Company’s right to negotiate with a Person in respect of a Company Takeover Proposal or Superior Proposal in compliance with Section 6.5(b) or Section 6.5(c)). The Company shall, and shall cause its Subsidiaries, Affiliates and its and their Representatives to, immediately cease and cause to be terminated any activities that would otherwise be a violation of this Section 6.5(a) conducted heretofore with respect to any Company Takeover Proposal and will cause any such parties (and their agents or advisors) in possession of confidential information regarding the Company or any of the Company Subsidiaries to return or destroy such information.

(b)   Notwithstanding anything to the contrary contained in Section 6.5(a), if at any time following the date of this Agreement and prior to obtaining the Requisite Shareholder Vote, (i) the Company receives an unsolicited bona fide written Company Takeover Proposal from any third party and (ii) the Board determines in good faith, after consultation with its independent financial advisor and outside counsel, that (A) such Company Takeover Proposal constitutes, or would reasonably be expected to result in, a Superior Proposal, and (B) the failure to provide non-public information concerning the Company or enter into discussions or negotiations with such third party would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, then the Company may (x) furnish information with respect to the Company and its Subsidiaries to the Person making such Company Takeover Proposal (subject to the execution of an Acceptable Confidentiality Agreement) and (y) participate in discussions or negotiations with the person making such Company Takeover Proposal regarding such Company Takeover Proposal; provided the Company will promptly (within two (2) Business Days) provide to Parent any non-public information that is provided to a third party concerning the Company or its Subsidiaries not previously provided to Parent. The Company shall promptly (within one (1) Business Day) notify Parent in the event it receives a Company Takeover Proposal, including the material terms and conditions thereof and the identity of the Person making such Company Takeover Proposal, and shall keep Parent reasonably apprised as to the status and any material developments, discussions and negotiations concerning the same. Without limiting the foregoing, the Company will promptly (within one (1) Business Day) notify Parent orally and in writing if it determines to begin providing information or to engage in negotiations concerning a Company Takeover Proposal.

(c)    Notwithstanding anything in this Agreement to the contrary, at any time prior to obtaining the Requisite Shareholder Vote, if the Board determines in good faith (after consultation with its independent financial advisor and outside counsel) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, the Board may effect a Recommendation Withdrawal; provided, however, the Board may not effect a Recommendation Withdrawal unless:

(A)  the Company shall have provided prior written notice to Parent at least three (3) Business Days in advance (the “Notice Period”), of its intention to effect such a Recommendation Withdrawal which notice shall specify the reasons therefor, including, if the basis of the Recommendation Withdrawal is a Superior Proposal, the terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal), and shall have contemporaneously provided a copy of the relevant proposed transaction Contracts with the party making such Superior Proposal; and

(B)   prior to effecting such Recommendation Withdrawal, the Company shall, and shall cause its financial advisors and outside counsel to, during the Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that there is no longer a basis for such Recommendation Withdrawal.

In the event of any material revisions to any applicable Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.5(c) with respect to such new written notice. Notwithstanding anything to the contrary herein, the Company shall not be entitled to enter into any Contract (other than an Acceptable Confidentiality Agreement) with respect to a Superior Proposal unless this Agreement has been or is concurrently terminated by its terms pursuant to Section 8.1 and the Company has concurrently paid to Parent the Company Termination Fee payable pursuant to Section 8.3.

(d)   Any violations of the restrictions set forth in this Section 6.5 by any Representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 6.5 by the Company.

(e)    The Company shall not take any action to (i) amend the Rights Agreement or redeem the Rights (as defined in the Rights Agreement), or (ii) exempt any Person from the restrictions on “business combinations” contained in Article 11 of the GBCC (or any similar provisions) or otherwise cause such restrictions not to apply.

(f)    Nothing contained in this Agreement shall prohibit the Company from (i) taking and disclosing to its shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any required disclosure to the Company’s shareholders if, in the good faith judgment of the Board, after consultation with and receipt of advice from its outside counsel, failure to disclose such information would reasonably be expected to be inconsistent with its obligations under applicable Law; provided however, that in no event shall the Company or the Board or any committee thereof take, or agree or resolve to take, any action prohibited by Section 6.2.

(g)    For purposes of this Agreement, the following terms have the meanings assigned below:

“Company Takeover Proposal” means any inquiry, proposal or offer from any Person or group of Persons other than Parent or its Affiliates relating to any direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or 15% or more of any class or series of securities of the Company or any of its Subsidiaries, any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 15% or more of any class or series of capital stock of the Company, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole); and

“Superior Proposal” means a bona fide Company Takeover Proposal (except that references to 15% will be deemed to be references to “more than 66 2/3%”) made in writing and not solicited by the Company in violation of Section 6.5 that is on terms that the Board determines in good faith (after consultation with its independent financial advisor), taking into account, among other things, all legal, financial (including the effect of any Company Termination Fee payable) and other aspects of the Company Takeover Proposal and the third party making the Company Takeover Proposal (including the financial capability of such third party to consummate the Company Takeover Proposal), is more favorable to the Company’s shareholders than the transactions contemplated by this Agreement, as amended from time to time.

Section 6.6   Further Action; Reasonable Best Efforts.

(a)    Subject to the terms and conditions of this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement. Without limiting the foregoing, (i) each of the Company, Parent and Merger Sub agrees to make any required submissions under the HSR Act that the Company or Parent determines should be made, in each case, with respect to the Merger and the transactions contemplated hereby as promptly as practicable and to make other required filings pursuant to other Antitrust Laws with respect to the transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or other Antitrust Laws and use its reasonable best efforts to take or cause to be taken all actions necessary, proper or advisable consistent with this Section 6.6 to cause the expiration or termination of the applicable waiting periods under the HSR Act or other Antitrust Laws as soon as practicable, and (ii) Parent, Merger Sub and the Company shall cooperate with one another (A) in promptly determining whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any other federal, state or foreign Law or whether any consents, approvals or waivers are required to be or should be obtained from other parties to Contracts material to the Company’s or its Subsidiaries’ business in connection with the consummation of the transactions contemplated by this Agreement and (B) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such consents, permits, authorizations, approvals or waivers. Subject to the terms and conditions set forth in this Agreement and applicable Law, Parent and the Company shall (1) promptly notify the other party of any communication to that party from any Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement or the Merger, (2) if practicable, permit the other party the opportunity to review in advance all the information relating to the Company and its Subsidiaries or Parent and its Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement and incorporate the other party’s reasonable comments; (3) not participate in any substantive meeting or discussion with any Governmental Authority in respect of any filing, investigation, or inquiry concerning this Agreement or the Merger unless it consults with the other party in advance, and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend; and (4) furnish the other party with copies of all correspondences, filings, and written communications between them and their Subsidiaries and Representatives, on the one hand, and any Governmental Authority or its respective staff, on the other hand, with respect to this Agreement and the Merger, provided, however, that any materials may be redacted before being provided to the other party (i) to remove references concerning the valuation of Parent, the Company, or any of their Subsidiaries, (ii) financing arrangements, (iii) as necessary to comply with contractual arrangements, and (iv) as necessary to address reasonable privilege or confidentiality. Each of the Company and Parent shall promptly notify the other party if such party becomes aware that any third party has any objection to the Merger on antitrust or anti-competitive grounds.

(b)   The parties shall use their reasonable best efforts to resolve any objections that may be asserted by any Person with respect to the transactions contemplated by this Agreement under Antitrust Laws or other applicable Law in order to enable the transactions contemplated by this Agreement to be consummated as promptly as practicable. In connection therewith, if any Action is pending or threatened challenging the transactions contemplated by this Agreement as inconsistent with or violative of any Antitrust Law or other applicable Law, the parties shall cooperate and use reasonable best efforts to vigorously contest and resist any such Action, and to have vacated, reversed or overturned any Governmental Order under any Antitrust Law that is in effect and that prohibits, delays or restricts the transactions contemplated by this Agreement.

(c)    Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than a Governmental Authority) with respect to the Merger, (i) without the prior written consent of Parent, none of the Company or any of its Subsidiaries shall pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such Person and (ii) neither Parent nor Merger Sub shall be required to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or to incur any liability or other obligation.

(d)   Nothing in this Agreement shall obligate the Company, Parent, Merger Sub or any of their respective Affiliates to (i) limit in any manner whatsoever or not exercise any rights of ownership of any securities (including the Shares), or divest, dispose of or hold separate any securities or all or a portion of their respective businesses, assets or properties or of the business, assets or properties of the Company or any of its Subsidiaries (or agree to do any of the foregoing), (ii) limit in any manner whatsoever the ability of such entities (A) to conduct their respective businesses or own their respective businesses, assets or properties or to conduct the businesses or own the businesses, properties or assets of the Company and its Subsidiaries or (B) to control their respective businesses or operations or the businesses or operations of the Company and its Subsidiaries (or agree to do any of the foregoing) or (iii) take or agree to take any other action or agree to any other limitation or restriction, that (in the case of clause (i), (ii) or (iii) above) could reasonably be expected to have a material adverse effect on the business, assets, financial condition or results of operations of either (1) Parent and its Affiliates, taken as a whole, or (2) any of the Company’s Printed Products, Software & Services or Scantron business segments; provided, however, that the Company shall be obligatedtotake or agree to take any such action or agree to any such limitation or restriction to the extent requested in writing by Parent, provided that the effectiveness of any such action or agreement is contingent upon the Closing.

Section 6.7   Directors’ and Officers’ Indemnification and Insurance.

(a)    From and after the Effective Time, the Surviving Corporation shall to the fullest extent permitted by Law indemnify and hold harmless (and comply with all of the Company’s and its Subsidiaries’ existing obligations to advance funds for expenses) (i) the present and former officers and directors of the Company and its Subsidiaries against any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (“Damages”), arising out of, relating to or in connection with any acts or omissions occurring or alleged to occur prior to or at the Effective Time, including the approval of this Agreement, the Merger or the other transactions contemplated by this Agreement or arising out of or pertaining to the transactions contemplated by this Agreement and (ii) any such Person against any and all Damages arising out of acts or omissions in connection with such Person serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company or any of its Subsidiaries, in each case as provided by the terms of the Company articles of incorporation or bylaws and under any Contracts as in effect on the date of this Agreement (complete and correct copies of which have been Made Available to Parent).

(b)   Parent shall cause the Surviving Corporation to obtain, at the Effective Time, a prepaid (or “tail”) directors’ and officers’ liability insurance policy in respect of acts or omissions occurring at or prior to the Effective Time for six years from the Effective Time covering each person currently covered by the Company’s directors’ and officers’ liability insurance policies, on terms with respect to such coverage and amounts no less favorable than those of such policies, taken together, as in effect on the date of this Agreement; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend more than the amount set forth in Section 6.7(b) of the Company Disclosure Letter to obtain such insurance coverage pursuant to this Section 6.7(b). It is understood and agreed that in the event such coverage cannot be obtained for up to such amount, Parent shall cause the Surviving Corporation to obtain such coverage as may be obtained for such aggregate amount.

(c)    This Section 6.7 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, present or former directors or officers of the Company or its Subsidiaries, their respective heirs and personal representatives and shall be binding on the Surviving Corporation and its successors and assigns. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any such present or former director or officer is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.7 is not prior to or in substitution for any such claims under any such policies.

Section 6.8   Public Announcements.   No public release or announcement concerning the transactions contemplated by this Agreement shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by Law or the rules or regulations of any applicable United States securities exchange or regulatory or governmental body to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party.

Section 6.9   Financing.

(a)    Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, and shall use reasonable best efforts to cause the respective officers, employees, consultants and advisors, including legal and accounting advisors, of the Company and its Subsidiaries to, provide to Parent such cooperation as may be reasonably requested by Parent in connection with the arrangement of the Debt Financing, including (i) participation in meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, (ii) assisting with the preparation of financial information and other materials for rating agency presentations, offering documents, private placement memoranda, registration statements, bank information memoranda, prospectuses, business projections and similar documents required in connection with the Debt Financing and providing all representation letters and other materials requested by its independent accountants for the preparation and use of such financial information as contemplated by this Section 6.9(a), (iii) causing its independent accountants to provide assistance and cooperation to Parent, including participating in drafting sessions and accounting due diligence sessions, assisting in the preparation of any pro forma financial statements to be included in the documents referred to in clause (ii) above, providing consent to Parent to use their audit reports relating to the Company and providing any necessary “comfort letters”, (iv) assisting in the negotiation of, and executing and delivering, definitive financing documents, including pledge and security documents, and certificates, legal opinions, management representation letters or other documents, to the extent reasonably requested by Parent (including certificates of the chief financial officer of the Company or any Subsidiary with respect to solvency matters and consents of accountants for use of their reports in materials relating to the Debt Financing) and otherwise reasonably facilitating the pledging of collateral, (v) providing reasonable access by Parent and any Debt Financing or Alternative Financing sources, and their respective officers, employees, consultants and advisors (including legal, valuation, and accounting advisors) to the books and records, properties, officers, directors, agents and Representatives of the Company and its Subsidiaries, (vi) obtaining surveys and title insurance reasonably requested by Parent, (vii) as promptly as practicable, furnishing to Parent and its Debt Financing or Alternative Financing sources with all financial and other pertinent information regarding the Company and its Subsidiaries reasonably requested by Parent to consummate the Debt Financing, including all historical and pro forma financial statements and financial data regarding the Company and its Subsidiaries, in each case of the scope, type and form (A) that is required by the Securities Act (including Regulations S-K and S-X thereunder and other accounting rules and regulations of the SEC) for inclusion in a registration statement to be filed with the SEC and (B) that is otherwise customarily included in private placement memoranda relating to private placements under Rule 144A of the Securities Act and bank information memoranda, in each case at the time during the Company’s (or such segment’s) fiscal year such offerings will be made (all such information described in this clause (vii), the “Required Financial Information”), (viii) taking all actions necessary to (A) permit the prospective lenders involved in the Debt Financing to evaluate the Company’s assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements and (B) establish bank and other accounts and blocked account Contracts and lock box arrangements in connection with the foregoing, and (ix) taking all corporate actions necessary to permit consummation of the Debt Financing; provided, that nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operation of the Company or its Subsidiaries. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing.

(b)   Parent shall use its reasonable best efforts to arrange the Debt Financing on the terms and conditions described in the Debt Commitment Letters, including using reasonable best efforts to (i) negotiate definitive Contracts with respect to the Debt Financing on the terms and conditions reflected in the Debt Commitment Letters or on other terms no less favorable to Parent, (ii) satisfy on a timely basis all conditions applicable to Parent in such definitive Contracts that are within its control and (iii) consummate the Debt Financing at or prior to the Closing. In the event any portion of the Debt Financing becomes unavailable for any reason on the terms and conditions contemplated in the Debt Commitment Letters, Parent shall use its reasonable best efforts to obtain alternative financing from alternative sources (“Alternative Financing”). Parent shall keep the Company reasonably apprised as to the status of, and any material developments relating to, the Debt Financing or Alternative Financing.

Section 6.10   Notification.   During the period commencing upon the execution and delivery of this Agreement by all of the parties and terminating upon the earlier to occur of the Effective Time and the termination of this Agreement pursuant to and in accordance with Section 8.1, the Company shall promptly notify Parent in writing of any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 7.1 or Section 7.2 impossible or unlikely, which notice shall indicate that it is being delivered in accordance with this Section 6.10. No such notification shall be deemed to supplement or amend the Company Disclosure Letter for the purpose of (a) determining the accuracy of any of the representations and warranties made by the Company in this Agreement, or (b) determining whether any of the conditions set forth in Section 7.1, Section 7.2 or Section 7.3 has been satisfied. Delivery of notification pursuant to this Section 6.10 shall not limit or otherwise affect the remedies available hereunder to any party receiving such notice.

Section 6.11   Employment and Benefits Matters.

(a)    For a period beginning at the Effective Time and ending on the 12-month anniversary of the Effective Time (such period, the “Continuation Period”), the employees of the Company and its Subsidiaries who remain in the employment of Parent, the Surviving Corporation or any of their subsidiaries following the Effective Time (the “Company Employees”) shall receive compensation and employee benefits that, in the aggregate, are substantially comparable to the employee benefits provided under the Company’s employee benefit plans to such employees in accordance with their terms in effect immediately prior to the Effective Time; provided that neither Parent nor the Surviving Corporation nor any of their Subsidiaries shall have any obligation to issue or adopt any plans or arrangements providing for the issuance of shares of capital stock, warrants, options, stock appreciation rights or other rights in respect of any shares of capital stock of any entity or any securities convertible or exchangeable into such shares pursuant to any such plans or arrangements; provided further that no plans or arrangements of the Company or any of its Subsidiaries providing for such issuance shall be taken into account in determining whether employee benefits are substantially comparable in the aggregate. Following the Continuation Period, the Company Employees shall be entitled to participate in the employee benefit plans maintained by Parent and its Subsidiaries (including equity-based and equity-related plans) to the same extent as other similarly situated employees of Parent and its Subsidiaries.

(b)   To the extent that any employee benefit plan of Parent or its Subsidiaries is made available to any Company Employee, on or following the Effective Time, Parent shall cause to be granted to such Company Employee credit for all service with the Company and its Subsidiaries prior to the Effective Time (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer is recognized by the Company or such Subsidiary) (such service, “Pre-Closing Service”) for all purposes, including determining eligibility to participate, level of benefits, vesting and benefit accruals (other than for benefit accrual purposes under any employee pension benefit plan (as defined in Section 3(2) of ERISA)); provided, however, that Pre-Closing Service need not be recognized to the extent that such recognition would result in any duplication of benefits for the same period of service. In addition, and without limiting the generality of the foregoing:  (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all employee benefit plans sponsored by Parent and its

Subsidiaries (other than the Benefit Plans and Foreign Plans) (such plans, collectively, the “New Plans”) to the extent coverage under any such New Plan replaces coverage under a comparable Benefit Plan or Foreign Plan in which such Company Employee participates immediately before the Effective Time (such plans, collectively, the “Old Plans”); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision and/or disability benefits to any Company Employee, Parent shall use commercially reasonable efforts to cause all waiting periods, pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, and Parent shall use commercially reasonable means to cause any eligible expenses incurred by such Company Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be given full credit under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c)    Without limiting the generality of Sections 6.11(a) and 6.11(b), Parent shall, or shall cause the Surviving Corporation to, maintain the severance plans of the Company and its Subsidiaries pursuant to their material terms as in effect at the Effective Time for a period of one year following the Effective Time and to provide each Company Employee who is employed primarily in the United States or Puerto Rico and whose employment is terminated by Parent, the Surviving Corporation or their Subsidiaries on or prior to the first anniversary of the Effective Time without cause (as determined by Parent or its Subsidiaries) with severance and other separation benefits that are no less favorable in the aggregate than what would be payable to such Company Employee pursuant to the severance plan or policy that was applicable to such Company Employee as of the Effective Time. For purposes of determining the severance and other separation benefits to which a Company Employee shall become entitled pursuant to the preceding sentence, such Company Employee’s service with Parent and its Subsidiaries and all Pre-Closing Service shall be recognized.

(d)   Without limiting the generality of Section 6.11(a), with respect to the annual performance period in which the Effective Time occurs, Parent shall, or shall cause the Surviving Corporation to, (i) honor and continue in all material respects the cash incentive compensation plans maintained by the Company and its Subsidiaries at the Effective Time (the “Incentive Plans”) pursuant to their respective terms (except as modified by the following clauses (ii) and (iii)) as in effect at the Effective Time with respect to the annual performance period thereunder commencing prior to and ending after the Effective Time, (ii) at the time(s) prescribed by the Incentive Plans as in effect at the Effective Time, make payments to the Company Employees in accordance with the applicable material terms of the Incentive Plans as in effect at the Effective Time (without regard to any plan provision requiring an employee to remain continuously employed until the date that payments under the applicable Incentive Plan are made) and (iii) provide any Company Employee whose employment is terminated by Parent, the Surviving Corporation or their Subsidiaries without cause (as determined by Parent or its Subsidiaries) prior to the time at which such payments are made with an amount in cash equal to such Company Employee’s target annual bonus in effect under the applicable Incentive Plan as of the Effective Time, prorated to reflect the portion of such annual performance period that elapsed prior to such termination.

(e)    Notwithstanding anything in this Agreement to the contrary, no provision of this Agreement shall be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent or the Surviving Corporation or any of their Subsidiaries to terminate, any Company Employee for any reason or (ii) subject to the limitations and requirements specifically set forth in this Section 6.11, require Parent or the Surviving Corporation or any of their Subsidiaries to continue any

Benefit Plan or New Plan or prevent the amendment, modification or termination thereof after the Closing Date.

(f)    Parent hereby agrees to take the actions set forth in Section 6.11(f) of the Company Disclosure Letter to the extent applicable.

Section 6.12   Section 16(b).   The Company shall take all steps reasonably necessary to cause the dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is a director or executive officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.13   Takeover Statutes.   The parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Law is or becomes applicable to the Merger or any of the other transactions contemplated by this Agreement and (b) if any such Takeover Law is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Law on the Merger and the other transactions contemplated by this Agreement.

Section 6.14   Retention Bonuses.   In the event that (a) the Closing occurs, on the date that is 30 days following the Closing or (b) the Agreement is terminated, on the date that is 30 days following such termination (in either case, the “Payment Date”) (or, if such date is not a Business Day, the next Business Day following such date), the Surviving Corporation or the Company, as applicable, shall pay to each employee of the Company or its Subsidiaries who is listed in Section 6.14 of the Company Disclosure Letter the amount of cash set forth therein with respect to such employee (as to each such employee, the “Retention Bonus”), provided, that such employee remains continuously employed by the Company or any of its Subsidiaries (including, if the Closing occurs, the Surviving Corporation or any of its Subsidiaries) from the date hereof through and including the applicable Payment Date; provided, further, that in the event that any such employee’s employment is terminated involuntarily without cause (as determined by the Company or the Surviving Corporation, as applicable) prior to the applicable Payment Date, such employee shall be treated for purposes of this Section 6.14 as having been employed on such Payment Date and shall be entitled to receive the Retention Bonus within 30 days following termination. In the event the Agreement is terminated and Retention Bonuses are paid by the Company, Parent shall only be obligated to reimburse the Company in the event it is required to pay the Company the Parent Termination Fee in accordance with Section 8.3(d).

ARTICLE VII

CONDITIONS PRECEDENT TO MERGER

Section 7.1   Mutual Conditions to Closing.   The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing, of each of the following conditions:

(a)    this Agreement shall have been adopted by the shareholders of the Company by the Requisite Shareholder Vote in accordance with the Company’s articles of incorporation and the GBCC;

(b)   any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired; and

(c)    no temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Authority of competent jurisdiction or other legal restraint which prohibits, restrains or renders illegal the consummation of the Merger shall be in effect.

Section 7.2   Conditions to Obligations of Parent and Merger Sub.   The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement shall be further subject to the satisfaction or waiver by Parent at or prior to the Closing, of each of the following conditions:

(a)    the representations and warranties of the Company contained in this Agreement (disregarding all qualifications and exceptions contained therein regarding materiality or a Material Adverse Effect or any similar standard or qualification), shall be true, complete and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true, complete and correct as of such specific date), except where the failure of any such representation or warranty to be so true, complete and correct would not have a Material Adverse Effect;

(b)   the Company and its Subsidiaries shall have performed in all material respects each of the obligations, and complied in all material respects with each of the agreements and covenants, required to be performed by or complied with by them under this Agreementat or prior to the Closing Date;

(c)    Parent shall have received a certificate of an executive officer of the Company, certifying that the conditions set forth in Sections 7.2(a) and (b) have been satisfied; and

(d)   no administrative or judicial Action brought by or on behalf of a Governmental Authority shall be pending or threatened challenging the Merger as inconsistent with or violative of any Antitrust Law.

Section 7.3   Conditions to Obligations of the Company.   The obligations of the Company to consummate the transactions contemplated under this Agreement shall be further subject to the satisfaction or waiver by the Company at or prior to the Closing of the following conditions:

(a)    the representations and warranties of Parent and Merger Sub contained in this Agreement (disregarding all qualifications and exceptions contained therein regarding materiality or any similar standard or qualification), shall be true, complete and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true, complete and correct as of such specific date), except where the failure of such representations and warranties to be so true, complete and correct would not prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement;

(b)   each of Parent and Merger Sub shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreementat or prior to the Closing Date; and

(c)    the Company shall have received a certificate of an executive officer of Parent, certifying that the conditions set forth in Sections 7.3(a) and (b) have been satisfied.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section   8.1   Termination.   This Agreement may be terminated and the Merger may be abandoned (notwithstanding approval thereof by the Requisite Shareholder Vote) prior to the Effective Time (with any termination by Parent also being an effective termination by Merger Sub):

(a)    by mutual written consent of the Company and Parent;

(b)   by either the Company or Parent if any preliminary or permanent injunction or other order or other legal restraint which prohibits, restrains or renders illegal the consummation of the Merger shall have become final and non appealable; provided, that the party seeking to terminate this Agreement shall have used its reasonable best efforts to contest, appeal and remove such injunction, order or other legal restraint;

(c)    by either the Company or Parent, if the Merger shall not have been consummated on or before December 31, 2007 (the “Outside Date”); provided, however, that, in the event the Completion Period has not terminated on or before the Outside Date, the Outside Date may be extended by Parent (by written notice to the Company) to the day following the last day of the Completion Period (and, if so extended, the “Outside Date” shall be deemed to refer to such later date); provided, further, however, the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to a party if the failure of the Closing to occur by such date shall be primarily due to the failure of such party to perform or observe the covenants and agreements of such party set forth in this Agreement;

(d)   by either the Company or Parent, if the Requisite Shareholder Vote shall not have been obtained at the Shareholders Meeting or at any adjournment or postponement thereof at which a vote on such adoption was taken;

(e)    by the Company if a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement shall have occurred which would cause any of the conditions set forth in Sections 7.3(a) or (b) not to be satisfied, and such breach is incapable of being cured by the Outside Date;

(f)    by Parent:

(i)    if a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement shall have occurred which would cause any of the conditions set forth in Sections 7.2(a) or (b) not to be satisfied, and such breach is incapable of being cured by the Outside Date; or

(ii)   if the Board, any committee thereof or the Company shall have (A) effected a Recommendation Withdrawal, (B) taken any of the actions described in clauses (ii), (iii), (iv) or (v) of Section 6.5(a) (whether or not permitted to do so), or (C) failed to call the Shareholders Meeting in accordance with this Agreement.

Section 8.2   Effect of Termination.   If this Agreement is terminated pursuant to Section 8.1, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of any party or their respective Subsidiaries or Affiliates, except Sections 4.25, 5.7, 6.4(c), 6.14, this Section 8.2, Section 8.3 and Article IX will survive such termination; provided, however, that nothing herein shall relieve the Company from liabilities for damages or other costs or expenses incurred or suffered by Parent or Merger Sub as a result of any willful breach by the Company of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

Section 8.3   Fees and Expenses.

(a)    Except as provided in this Section 8.3, all fees and expenses incurred in connection with the Merger and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b)   In the event that this Agreement is terminated by Parent pursuant to Section 8.1(f)(ii), then the Company shall pay to Parent the Company Termination Fee as promptly as practicable (but in any event within one (1) Business Day) following such termination.

(c)    In the event that (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(c) (but only if the Shareholders Meeting has not been held) or Section 8.1(d) (or, after the Shareholders Meeting has been held and there has been a failure by the Company to obtain the Requisite Shareholder Vote, and this Agreement becomes terminable for such reason, the Company terminates this Agreement for any other reason), (ii) at any time prior to such termination a Company Takeover Proposal has been publicly announced or publicly made known and not irrevocably withdrawn, and (iii) within 12 months after such termination, the Company or any of its Subsidiaries enters into a definitive Contract with respect to, or consummates, any Company Takeover Proposal, then the Company shall pay to Parent on the date of, and as a condition to, such execution or consummation, the Company Termination Fee. For purposes of this Section 8.3(c), the term “Company Takeover Proposal” shall have the meaning assigned to such term in Section 6.5(g), except that all references to 15% therein shall be deemed to be references to “more than 50%”.

(d)   In the event that this Agreement is terminated by the Company or Parent pursuant to Section 8.1(b) or Section 8.1(c) and at the time of any such termination all of the conditions set forth in Article VII have been satisfied or waived except for (1) any of the conditions set forth in Sections 7.1(b), 7.1(c) (in the case of Section 7.1(c), only to the extent that the condition set forth therein has not been satisfied due to a temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Authority of competent jurisdiction or other legal restraint relating to U.S. Antitrust Laws which prohibits, restrains or renders illegal the consummation of the Merger being in effect) and 7.2(d) (in the case of Section 7.2(d), only to the extent that the condition set forth therein has not been satisfied due to an administrative or judicial Action brought by or on behalf of a Governmental Authority being pending or threatened challenging the Merger as inconsistent with or violative of any U.S. Antitrust Law) and (2) such other conditions that are capable of being satisfied on the date of termination but, by their terms, cannot be satisfied until the Closing Date, then Parent shall pay to the Company as promptly as practicable, but in no event later than one (1) Business Day after such termination, the Parent Termination Fee and up to an aggregate of $12,000,000 with respect to the retention bonuses described in Section 6.14, to the extent the Company is obligated to pay such bonuses to certain employees of the Company and its Subsidiaries in accordance with Section 6.14.

(e)    In the event this Agreement is terminated under circumstances in which the Parent Termination Fee has been paid pursuant to Section 8.3(d) and, within 12 months after such termination, the Company or any of its Subsidiaries enters into a definitive Contract with respect to, or consummates, any Company Takeover Proposal that has consideration with a value that is equal to or higher than $52.75 per share of Company Common Stock (as appropriately adjusted to give effect to any stock split, reverse stock split, stock dividend, reclassification, redenomination, recapitalization, split-up, combination, exchange of shares or other similar transaction), the Company shall reimburse the Parent Termination Fee to Parent on the date of, and as a condition to, such execution or consummation. For purposes of this Section 8.3(e), the term “Company Takeover Proposal” shall have the meaning assigned to such term in Section 6.5(g), except that all references to 15% therein shall be deemed to be references to “more than 50%”.

(f)    Any amount that becomes payable pursuant to Section 8.3(b), 8.3(c) or 8.3(d) shall be paid by wire transfer of immediately available funds to an account designated by the party entitled to receive such payment. The parties agree and understand that in no event shall the Company or Parent be required to pay the Company Termination Fee or the Parent Termination Fee, respectively, on more than one occasion. The parties acknowledge and agree that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement, and that any amounts payable pursuant to this Section 8.3 do not constitute a penalty. If the Company fails to pay as directed in writing by Parent any amounts due to Parent or Merger Sub pursuant to this Section 8.3 or Parent fails to pay the Company any amounts due to the Company pursuant to this Section 8.3 within the time periods specified in this Section 8.3, the Company or Parent, as applicable, shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Parent or the Company, as applicable, in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

Section 8.4   Procedure for Termination.   A termination of this Agreement pursuant to Section 8.1 shall, in order to be effective, require action by the board of directors of the terminating party. Termination of this Agreement prior to the Effective Time shall not require the approval of the shareholders of the Company.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1   Non-Survival of Representations, Warranties and Agreements.   None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part at or after the Effective Time and then only to such extent and (b) this Article IX.

Section 9.2   Notices.   Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section 9.2 prior to 5:00 p.m. (New York time) on a Business Day, (ii) the Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Agreement later than 5:00 p.m. (New York time) on any date and earlier than 11:59 p.m. (New York time) on such date, (iii) when received, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

(a)	If to the Company:
John H. Harland Company 2939 Miller Road Decatur, Georgia 30035 Telecopy: (770) 593-5619 Attention: Philip A. Theodore, Esq.
with a copy to:
Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, NY 10019-7475 Telecopy: (212) 474-3700 Attention: Robert I. Townsend, III, Esq.

and a copy to:
King & Spalding LLP 1180 Peachtree Street, N.E. Atlanta, GA 30309-3521 Telecopy: (404) 572-5100
Attention:	Alan J. Prince, Esq.
C. William Baxley, Esq.
if to Parent or Merger Sub, to:
M & F Worldwide Corp. 35 East 62nd Street New York, NY 10021 Telecopy: (212) 572-5056 Attention: Barry F. Schwartz, Esq.
with a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP 4 Times Square New York, NY 10036 Telecopy: (212) 735-2000 Attention: Alan C. Myers, Esq.
and a copy to:
Troutman Sanders LLP Banc of America Plaza 600 Peachtree Street, NE, Suite 5200 Atlanta, GA 30308 Telecopy: (404) 885-3000 Attention: Chip Presten, Esq.

Section 9.3   Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

Section 9.4   Entire Agreement.   This Agreement, the Company Disclosure Letter and the Confidentiality Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof.

Section 9.5   Assignment.   This Agreement may not be assigned by any party by operation of Law or otherwise without the prior written consent of each of the other parties (which consent may be granted or withheld in the sole discretion of such other party), except that the Agreement may be assigned by Parent or Merger Sub to an Affiliate of such party; provided that the party making such assignment shall not be released from its obligations hereunder. Any attempted assignment in violation of this Section 9.5 shall be void.

Section 9.6   Amendment.   Subject to applicable Law, this Agreement may be amended by the parties by action taken by or on behalf of their respective boards of directors at any time prior to the Closing Date, whether before or after approval of the transactions contemplated by this Agreement by the shareholders of the Company; provided, however, that, after adoption of this Agreement by the shareholders of the Company, no amendment may be made which under applicable Law requires the further approval of the shareholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed by each of the parties.

Section 9.7   Waiver.   At any time prior to the Effective Time, any party may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained for the benefit of such party contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

Section 9.8   No Third Party Beneficiaries.   Except for Section 6.7 (which is intended to be for the benefit of the Persons referred to therein, and may be enforced by any such Persons), this Agreement shall be binding upon and inure solely to the benefit of the parties and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.9   Governing Law.   THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF EXCEPT AND ONLY TO THE EXTENT THE LAWS OF THE STATE OF GEORGIA MANDATORILY APPLY.

Section 9.10   Jurisdiction.   The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties (a) consents to submit itself to the personal jurisdiction of any state or federal court located in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a state or Federal court located in the State of Delaware.

Section 9.11   Waiver of Jury Trial.   Each party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or the transactions contemplated hereby. Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 9.11.

Section 9.12   Consents and Approvals.   For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties, such consent or approval must be in writing.

Section 9.13   Counterparts.   This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. For purposes of this Agreement, facsimile signatures shall be deemed originals.

Section 9.14   Interpretation.   When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. All references to this Agreement shall be deemed to include references to the “plan of merger” contained herein (as such term is used in the GBCC). The table of contents and headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. When a reference in this Agreement is made to a “party” or “parties,” such reference shall be to a party or parties to this Agreement unless otherwise indicated. Unless the context requires otherwise, the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words in this Agreement refer to this entire Agreement. Unless the context requires otherwise, words in this Agreement using the singular or plural number also include the plural or singular number, respectively, and the use of either gender herein shall be deemed to include the other gender. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

JOHN H. HARLAND COMPANY
By:	/s/ Timothy C. Tuff
	Name:	Timothy C. Tuff
	Title:	Chairman of the Board, President and
Chief Executive Officer
M & F WORLDWIDE CORP.
By:	/s/ Howard Gittis
	Name:	Howard Gittis
	Title:	President and Chief Executive Officer
H ACQUISITION CORP.
By:	/s/ Howard Gittis
	Name:	Howard Gittis
	Title:	President and Chief Executive Officer

ANNEX B

PERSONAL AND CONFIDENTIAL

December 19, 2006

Board of Directors
John H. Harland Company
2939 Miller Road
Decatur, Georgia 30035

Madame and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $1.00 per share (the “Shares”), of John H. Harland Company (the “Company”) of the $52.75 per Share in cash to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of December 19, 2006 (the “Agreement”), by and among M&F Worldwide Corp. (“M&F”), H Acquisition Corp., a wholly owned subsidiary of M&F, and the Company.

Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the transaction contemplated by the Agreement (the “Transaction”). We expect to receive fees for our services in connection with the Transaction, a portion of which is to be paid upon execution of a definitive agreement and the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In addition, we have provided certain investment banking services to the Company from time to time. We also have provided certain investment banking services to affiliates of M&F from time to time, including having acted as financial advisor to the special committee of the Board of Directors of Revlon, Inc. in connection with a rights offering in February 2003. We may provide investment banking services to the Company, M&F, and their respective affiliates in the future. In connection with the above-described investment banking services we have received, and may receive, compensation.

Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates may provide such services to the Company, M&F and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of the Company and M&F for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 2005; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management. We also have held discussions with members of senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the

B-1

check printing and financial processing industries specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the internal financial forecasts prepared by management of the Company have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of management of the Company. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $52.75 per Share in cash to be received by the holders of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)

B-2

ANNEX C

ARTICLE 13 OF THE GEORGIA BUSINESS CORPORATION CODE

§ 14-2-1301. Definitions

As used in this article, the term:

(1)   “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2)   “Corporate action” means the transaction or other action by the corporation that creates dissenters’ rights under Code Section 14-2-1302.

(3)   “Corporation” means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(4)   “Dissenter” means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

(5)   “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

(6)   “Interest” means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

(7)   “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(8)   “Shareholder” means the record shareholder or the beneficial shareholder.

§ 14-2-1302. Right to dissent

(a)   A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

(1)   Consummation of a plan of merger to which the corporation is a party:

(A)  If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger, unless:

(i)    The corporation is merging into a subsidiary corporation pursuant to Code Section 14-2-1104;

(ii)   Each shareholder of the corporation whose shares were outstanding immediately prior to the effective time of the merger shall receive a like number of shares of the surviving corporation, with designations, preferences, limitations, and relative rights identical to those previously held by each shareholder; and

(iii)The number and kind of shares of the surviving corporation outstanding immediately following the effective time of the merger, plus the number and kind of shares issuable as a result of the merger and by conversion of securities issued pursuant to the merger, shall not exceed the total number and kind of shares of the corporation authorized by its articles of incorporation immediately prior to the effective time of the merger; or

(B)   If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

(2)   Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(3)   Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(4)   An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

(5)   Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b)   A shareholder entitled to dissent and obtain payment for his or her shares under this article may not challenge the corporate action creating his or her entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter’s rights.

(c)   Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

(1)   In the case of a plan of merger or share exchange, any holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares:

(A)  Anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

(B)   Any shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders that are different, in type or exchange ratio per share, from the shares to be provided or offered to any other holder of shares of the same class or series of shares in exchange for such shares; or

(2)   The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

§ 14-2-1303. Dissent by nominees and beneficial owners

A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

§ 14-2-1320. Notice of dissenters’ rights

(a)   If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this article and be accompanied by a copy of this article.

(b)   If corporate action creating dissenters’ rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

§ 14-2-1321. Notice of intent to demand payment

(a)   If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, a record shareholder who wishes to assert dissenters’ rights:

(1)   Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(2)   Must not vote his shares in favor of the proposed action.

(b)   A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.

§ 14-2-1322. Dissenters’ notice

(a)   If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

(b)   The dissenters’ notice must be sent no later than ten days after the corporate action was taken and must:

(1)   State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2)   Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3)   Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

(4)   Be accompanied by a copy of this article.

§ 14-2-1323. Duty to demand payment

(a)   A record shareholder sent a dissenters’ notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

(b)   A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(c)   A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this article.

§ 14-2-1324. Share restrictions

(a)   The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

(b)   The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

§ 14-2-1325. Offer of payment

(a)   Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

(b)   The offer of payment must be accompanied by:

(1)   The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2)   A statement of the corporation’s estimate of the fair value of the shares;

(3)   An explanation of how the interest was calculated;

(4)   A statement of the dissenter’s right to demand payment under Code Section 14-2-1327; and

(5)   A copy of this article.

(c)   If the shareholder accepts the corporation’s offer by written notice to the corporation within 30 days after the corporation’s offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

§ 14-2-1326. Failure to take action

(a)   If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b)   If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under Code Section 14-2-1322 and repeat the payment demand procedure.

§ 14-2-1327. Procedure if shareholder dissatisfied with payment or offer

(a)   A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

(1)   The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

(2)   The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

(b)   A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation’s offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

(c)   If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

(1)   The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

(2)   The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.

§ 14-2-1330. Court action

(a)   If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b)   The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation’s registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c)   The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or statutory overnight delivery or by publication, or in any other manner permitted by law.

(d)   The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the “Georgia Civil Practice Act,” applies to any proceeding with respect to dissenters’ rights under this chapter.

(e)   Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

§ 14-2-1331. Court costs and counsel fees

(a)   The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

(b)   The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

(1)   Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

(2)   Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

(c)   If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

§ 14-2-1332. Limitation of actions

No action by any dissenter to enforce dissenters’ rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

This Proxy is Solicited on Behalf of the Board of Directors of
John H. Harland Company

P R

The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Shareholders and Proxy Statement, dated [              ], 2007, and does hereby appoint John C. Walters and Philip A. Theodore or either of them, with full power of substitution, as proxy or proxies of the undersigned, to represent the undersigned and to vote all shares of Common Stock of John H. Harland Company (the “Corporation”) which the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders of the Corporation to be held at 10:00 a.m., local time, on [              ], [             ], 2007, at the offices of King & Spalding LLP, 16th Floor, 1180 Peachtree Street, N.E., Atlanta, Georgia 30309, and at any adjournments or postponements thereof, hereby revoking all proxies heretofore given with respect to such stock.

O
X Y

This Proxy, when properly executed, will be voted in accordance with the directions given by the undersigned shareholder(s). If no direction is made, it will be voted in accordance with the recommendations of the Board (“FOR” the approval of the merger agreement and “FOR” the proposal to approve the adjournment or postponement of the Special Meeting, if necessary or appropriate, to permit further solicitation of proxies, and in accordance with the discretion of the persons named as proxies on any other matters properly brought before the meeting for a vote).

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?

PLEASE VOTE, DATE, AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY
IN THE ENCLOSED ENVELOPE.

JOHN H. HARLAND COMPANY OFFERS STOCKHOLDERS OF RECORD
THREE WAYS TO VOTE YOUR PROXY

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had returned your proxy card. We encourage you to use these cost effective and convenient ways of voting, 24 hours a day, 7 days a week.

TELEPHONE VOTING	INTERNET VOTING	VOTING BY MAIL

This method of voting is available for residents of the U.S. and Canada. On a touch tone telephone, call TOLL FREE 1-877-000-0000, 24 hours a day, 7 days a week. You will be asked to enter ONLY the CONTROL NUMBER shown below. Have this proxy card ready, then follow the prerecorded instructions. Your vote will be confirmed and cast as you have directed. Available 24 hours a day, 7 days a week until 5:00 p.m. Eastern Daylight Time on                , 2007.

Visit the Internet voting Web site at http://proxy.georgeson.com. Enter the COMPANY NUMBER and CONTROL NUMBER shown below and follow the instructions on your screen. You will incur only your usual Internet charges. Available 24 hours a day, 7 days a week until 5:00 p.m. Eastern Daylight Time on              , 2007.

Simply sign and date your proxy card and return it in the postage-paid envelope to Georgeson Inc., Wall Street Station, P.O. Box 1100, New York, NY 10269-0646. If you are voting by telephone or the Internet, please do not mail your proxy card.

COMPANY NUMBER	CONTROL NUMBER

▼DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED ONLY IF YOU ARE VOTING BY MAIL ▼

☒	Please mark votes as in this example.

JOHN H. HARLAND COMPANY

		FOR	AGAINST	ABSTAIN
1.	To approve the Agreement and Plan of Merger, dated as of December 19, 2006, among M & F Worldwide Corp., H Acquisition Corp. and John H. Harland Company.	☐	☐	☐

		FOR	AGAINST	ABSTAIN
2..

To approve the adjournment or postponement of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Agreement and Plan of Merger.

		☐	☐	☐

3.	In their discretion, the proxies are authorized to vote on such other business as may properly come before the Special Meeting or any adjournment(s) thereof.	Mark box at right if you intend to attend the Special Meeting of Shareholders.		☐

		Mark box at right if an address change or comment has been noted on the reverse side of this card.		☐

Please be sure to sign and date this Proxy.

Date:	, 2007

Signature:

Signature:

Please sign exactly as your name(s) appear(s) on the reverse side of this Proxy Card. Joint holders should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.